                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_]CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              FLIR Systems, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[X]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                          [FLIR SYSLTEMS LETTERHEAD]

                            16505 S.W. 72ND AVENUE
                            PORTLAND, OREGON 97224
                                (503) 684-3731

                                                              November 10, 1997

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of FLIR Systems, Inc. ("FLIR"), which will be held on Monday, December 1, 1997, at the Multnomah Athletic Club, 1849 S.W. Salmon Avenue, Portland, Oregon 97205 at 2:00 p.m., local time (the "Special Meeting").

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the issuance (the "Issuance") of a total of 4,162,000 shares of FLIR common stock in exchange for all of the outstanding shares of capital stock of AGEMA Infrared Systems AB, a corporation organized under the laws of Sweden, AGEMA Infrared Systems Limited, a corporation organized under the laws of the United Kingdom, AGEMA Infrared Systems Ltd., a corporation organized under the laws of Canada, and AGEMA Infrared Systems, Inc., a Delaware corporation (the "Combination"). If the Issuance is approved by FLIR's shareholders at the Special Meeting, and certain other conditions are satisfied, the Combination will be effected pursuant to the terms of a Combination Agreement dated October 6, 1997 by and among FLIR, Spectra-Physics AB, a corporation organized under the laws of Sweden ("Spectra"), and certain affiliates of Spectra (the "Combination Agreement"). If the Issuance is approved at the Special Meeting and the Combination is consummated, Spectra and its affiliates will own approximately 43 percent of the shares of FLIR common stock outstanding after the Combination.

  FLIR'S BOARD OF DIRECTORS BELIEVES THE ISSUANCE AND THE COMBINATION TO BE FAIR TO AND IN THE BEST INTERESTS OF FLIR AND ITS SHAREHOLDERS, HAS APPROVED THE ISSUANCE AND THE COMBINATION AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE.

  You should read carefully the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement for details of the Combination and additional related information.

  Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          /s/ Robert P. Daltry
                                          Robert P. Daltry
                                          Chairman and Chief Executive Officer

                             [FLIR SYSTEMS LOGO]

                            16505 S.W. 72ND AVENUE
                            PORTLAND, OREGON 97224
                                (503) 684-3731

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 1, 1997

                               ----------------

To the Shareholders of
FLIR Systems, Inc.:

  NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of FLIR Systems, Inc. ("FLIR") will be held on Monday, December 1, 1997, at 2:00 p.m., at the Multnomah Athletic Club, 1849 S.W. Salmon Avenue, Portland, Oregon 97205. The purposes of the Special Meeting are: (i) to consider and vote upon a proposal to approve the issuance of a total of 4,162,000 shares of FLIR common stock in exchange for all of the outstanding shares of capital stock of AGEMA Infrared Systems AB, a corporation organized under the laws of Sweden, AGEMA Infrared Systems Limited, a corporation organized under the laws of the United Kingdom, AGEMA Infrared Systems Ltd., a corporation organized under the laws of Canada, and AGEMA Infrared Systems, Inc., a Delaware corporation, and (ii) to transact such other business as may properly come before the Special Meeting or any adjournments thereof.

  The Board of Directors of FLIR has fixed the close of business on October 24, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments thereof.

                                          By Order of the Board,

                                          /s/ Robert P. Daltry
                                          Robert P. Daltry
                                          Chairman of the Board of Directors
                                           and Chief Executive Officer

Portland, Oregon
November 10, 1997


   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              FLIR SYSTEMS, INC.
                            16505 S.W. 72ND AVENUE
                              PORTLAND, OR 97224
                                (503) 684-3731

                               ----------------

                                PROXY STATEMENT
                                    FOR THE
                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 1, 1997

                               ----------------

  This Proxy Statement is being furnished to the shareholders of FLIR Systems, Inc., an Oregon corporation ("FLIR"), as part of the solicitation of proxies by the FLIR Board of Directors (the "FLIR Board") from holders of the outstanding shares of FLIR common stock, par value $0.01 per share (the "Common Stock"), for use at the Special Meeting of FLIR Shareholders to be held on December 1, 1997, and at any adjournments or postponements thereof (the "Special Meeting").

  At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to approve the issuance (the "Issuance") of a total of 4,162,000 shares of Common Stock (the "FLIR Stock") in exchange for all of the outstanding shares of capital stock of AGEMA Infrared Systems AB, a corporation organized under the laws of Sweden ("AGEMA Sweden"), AGEMA Infrared Systems Limited, a corporation organized under the laws of the United Kingdom ("AGEMA UK"), AGEMA Infrared Systems Ltd., a corporation organized under the laws of Canada ("AGEMA Canada") and AGEMA Infrared Systems, Inc., a Delaware corporation ("AGEMA USA") (AGEMA Sweden, AGEMA UK, AGEMA Canada and AGEMA USA are referred to individually as an "AGEMA Company" and collectively as "AGEMA" or the "AGEMA Companies"). If the Issuance is approved by FLIR's shareholders at the Special Meeting, and certain other conditions are satisfied, FLIR will acquire all of the outstanding capital stock of the AGEMA Companies in exchange for the FLIR Stock (the "Combination"). The Combination will be effected pursuant to the terms of a Combination Agreement dated as of October 6, 1997 (the "Combination Agreement") by and among FLIR, Spectra-Physics AB, a corporation organized under the laws of Sweden ("Spectra"), Spectra-Physics Holdings S.A., a corporation organized under the laws of France ("Spectra France"), Spectra-Physics Holdings GmbH, a corporation organized under the laws of Germany ("Spectra Germany"), Spectra-Physics Holdings Plc, a public limited company organized under the laws of the United Kingdom ("Spectra UK"), Pharos Holdings, Inc., a corporation organized under the laws of the state of Delaware ("Spectra USA") (Spectra, Spectra France, Spectra Germany, Spectra UK and Spectra USA are referred to individually as a "Spectra Company" and collectively as the "Spectra Companies").

  If the Issuance is approved at the Special Meeting and the Combination is consummated, each of the AGEMA Companies will become a wholly-owned subsidiary of FLIR, and Spectra and its affiliates will own approximately 43 percent of the shares of Common Stock issued and outstanding after the Combination. In addition, four people designated by Spectra will serve on FLIR's nine person Board of Directors.

  This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of FLIR on or about November 10, 1997.

                               TABLE OF CONTENTS

SUMMARY....................................................................   1
  General..................................................................   1
  The Companies............................................................   1
  The Special Meeting......................................................   3
  The Combination..........................................................   3
SUMMARY OF HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
 DATA......................................................................   6
  FLIR Historical Financial Data...........................................   6
  AGEMA Historical Financial Data..........................................   7
  Unaudited FLIR and AGEMA Pro Forma Condensed Combined Financial Data.....   7
COMPARATIVE PER SHARE DATA.................................................   8
COMPARATIVE PER SHARE MARKET INFORMATION...................................   9
  FLIR.....................................................................   9
  AGEMA....................................................................   9
THE SPECIAL MEETING........................................................  10
  General..................................................................  10
  Matters to be Considered at the Meeting..................................  10
  Record Date; Shares Entitled to Vote; Vote Required......................  10
  Proxies; Proxy Solicitation..............................................  10
THE COMBINATION............................................................  12
  General..................................................................  12
  Background of the Combination............................................  12
  Recommendations of the FLIR Board; Factors Considered....................  15
  Opinion of FLIR Financial Advisor........................................  16
  Business of FLIR and the AGEMA Companies Pending the Combination.........  19
  No Solicitation of Acquisition Proposals.................................  20
  Management and Operation of FLIR and AGEMA After the Combination.........  20
  Representations and Warranties...........................................  21
  Conditions; Waivers......................................................  21
  Termination; Amendment...................................................  22
  Indemnification..........................................................  23
  Amendment of FLIR Employment Agreements..................................  23
  Resale of FLIR Stock Issued in the Combination; Registration Rights......  23
  Restrictions on Purchases of FLIR Common Stock...........................  24
  Certain Federal Income Tax Considerations................................  24
  Accounting Treatment.....................................................  24
  Regulatory Requirements..................................................  24
  Expenses and Fees........................................................  25
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................  26
BUSINESS OF FLIR...........................................................  33
  Industry Background......................................................  33
  Markets for FLIR's Products..............................................  34
  Products.................................................................  37
  Customers................................................................  39
  Sales, Distribution and Customer Service.................................  39
  Manufacturing............................................................  40
  Competition..............................................................  40
  Proprietary Rights.......................................................  40

  Employees................................................................  41
  Properties...............................................................  41
  Legal Proceedings........................................................  41
FLIR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................  42
  Overview.................................................................  42
  Results of Operations....................................................  43
  Years ended December 31, 1996, 1995 and 1994.............................  43
  Six Months Ended June 30, 1997 and 1996..................................  46
  Liquidity and Capital Resources..........................................  47
  Recent Accounting Pronouncements.........................................  48
BUSINESS OF AGEMA..........................................................  49
  General..................................................................  49
  Industry Background......................................................  49
  Markets for AGEMA's Products.............................................  49
  Products.................................................................  50
  Customers................................................................  51
  Sales, Distribution and Customer Service.................................  51
  Manufacturing and Engineering............................................  51
  Competition..............................................................  51
  Employees................................................................  51
AGEMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................  52
  Overview.................................................................  52
  Results of operations AGEMA Combined.....................................  52
  Years ended December 31, 1996, 1995 and 1994.............................  52
  Six months ended June 30, 1997 and 1996..................................  53
STOCK OWNED BY FLIR MANAGEMENT AND PRINCIPAL SHAREHOLDERS..................  54
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS...............................  55
FINANCIAL STATEMENTS....................................................... F-1
Appendix A--Combination Agreement
Appendix B--Fairness Opinion of Ragen Mackenzie

                                    SUMMARY

  Certain significant matters discussed in this Proxy Statement are summarized below. This summary is not intended to be complete and is qualified in all respects by reference to the more detailed information appearing or incorporated by reference in this Proxy Statement (including the Appendices hereto).

FORWARD-LOOKING STATEMENTS

  This Proxy Statement contains certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, beliefs and assumptions of FLIR's and AGEMA's management. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this Proxy Statement include, but are not limited to, statements with respect to the financial condition, results of operations and business of each of FLIR and AGEMA on a stand-alone basis and of FLIR and AGEMA on a pro forma combined basis following the completion of the Combination, including statements relating to (a) the market presence and growth opportunities of the combined companies expected to result from the Combination; (b) the operating efficiencies and cost savings anticipated to result from the Combination; (c) earnings per share and earnings per share growth expected to result from the Combination; and (d) the impact on revenues of the Combination. See "THE COMBINATION--Background of the Combination," "--Recommendations of the FLIR Board; Factors Considered," and "Unaudited Pro Forma Combined Condensed Financial Statements." These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, the following possibilities:
(a) conditions to the completion of the Combination may not be satisfied; (b) regulatory or government authorities may make adverse determinations regarding the Combination; (c) expected cost savings from the Combination may not be fully realized or realized within the expected time frame; (d) revenues following the Combination may be lower than expected; (e) competitive pressures faced by FLIR and AGEMA may increase significantly; (f) costs or difficulties related to the integration of the businesses of FLIR and AGEMA may be greater than expected; (g) the tax treatment of the Combination and/or the purchase price allocation and pro forma adjustments presently anticipated may change;
(h) legislative or regulatory changes may adversely affect the businesses in which FLIR and AGEMA are engaged and (i) general economic or business conditions, either nationally or internationally, may be less favorable than expected.

GENERAL

  This Proxy Statement relates to a proposal to issue a total of 4,162,000 shares of FLIR common stock (the "FLIR Stock") in exchange for all of the outstanding shares of capital stock of the AGEMA Companies (the "Combination"). Subject to the approval of the Issuance by the shareholders of FLIR at the Special Meeting and the satisfaction of certain other conditions, the Combination will be effected pursuant to the terms of the Combination Agreement, a copy of which is attached hereto as Appendix A and is incorporated herein by reference.

THE COMPANIES

  FLIR Systems, Inc. FLIR, founded in 1978, designs, manufactures, and markets imaging systems worldwide for a wide variety of applications in the government and commercial markets. Thermal imaging systems detect the infrared radiation, or heat, emitted directly by all objects and materials and enable the operator to see objects in total darkness, in adverse weather conditions and through obscurants such as smoke and haze. Government applications include public safety (law enforcement and drug interdiction, search and rescue, border patrol and maritime patrol, and environmental protection) and defense (surveillance, reconnaissance and navigation assistance). Commercial applications include commercial broadcast imaging, predictive and preventive maintenance, non-destructive testing and evaluation, research and development, manufacturing process control and monitoring, and machine vision and image analysis. FLIR's principal executive offices are located at 16505 S.W. 72nd Avenue, Portland, Oregon 97224 and its telephone number is 503-684-3731.

  AGEMA. Created in 1965 as a division of the Swedish gas manufacturer AGA AB and now comprised of four subsidiaries of Spectra, AGEMA designs, manufactures, and markets thermal imaging systems worldwide for a wide variety of applications in commercial and industrial markets. Thermal imaging systems detect heat, map temperatures and conduct non-contact temperature measurement and analysis. Commercial and industrial applications include predictive and preventive maintenance, non-destructive testing and evaluation, research and development, and process control and monitoring. AGEMA is comprised of the following corporate entities:

  AGEMA Sweden. AGEMA Sweden is AGEMA's principal operating company. It maintains AGEMA's principal executive offices and owns and operates AGEMA's manufacturing facility. AGEMA Sweden is located at Rinkebyagen 19, Danderyd, Sweden and its telephone number is 46-8-753-25-00. AGEMA Sweden also has three subsidiaries that operate sales and service offices in France, Germany and Italy.

  AGEMA Canada. AGEMA Canada owns and operates AGEMA's sales and service office in Canada, which is located at 5230 South Service Road, Suite 125, Burlington, Ontario and its telephone number is905-637-5697.

  AGEMA UK. AGEMA UK owns and operates AGEMA's sales and service office in Great Britain, which is located at Arden House, West Street, Leighton Buzzard, Bedfordshire LU7 7DD and its telephone number is 44-1525-37-56-60.

  AGEMA USA. AGEMA USA owns and operates AGEMA's sales and service office in the United States, which is located at 550 County Avenue, Secaucus, New Jersey 07095 and its telephone number is201-867-5390.

THE SPECIAL MEETING

  The Special Meeting is scheduled to be held on December 1, 1997 at 2:00 p.m., local time, at the Multnomah Athletic Club, 1849 S.W. Salmon Avenue, Portland, Oregon 97205. At the Special Meeting, shareholders of FLIR will consider and vote upon a proposal to approve the issuance of a total of 4,162,000 shares of Common Stock in exchange for all of the outstanding shares of capital stock of the AGEMA Companies. Only holders of record of Common Stock at the close of business on October 24, 1997, are entitled to notice of and to vote at the Special Meeting. On that date, 5,563,591 shares of Common Stock were outstanding and entitled to vote. The affirmative vote of the holders of a majority of the votes cast on the proposal is required for approval of the Issuance. See "THE SPECIAL MEETING."

THE COMBINATION

  General. Subject to the approval of the Issuance at the Special Meeting and the terms and conditions of the Combination Agreement, FLIR will acquire: (i) all of the outstanding shares of capital stock of AGEMA Sweden from Spectra in exchange for 3,912,280 shares of Common Stock and $100.00 in cash (the "AGEMA Sweden Acquisition"); (ii) all of the outstanding shares of capital stock of AGEMA Canada from Spectra in exchange for 41,620 shares of Common Stock and $30.00 in cash (the "AGEMA Canada Acquisition"); (iii) all of the outstanding shares of capital stock of AGEMA UK from Spectra UK in exchange for 183,128 shares of Common Stock and $20.00 in cash (the "AGEMA UK Acquisition") and (iv) all of the outstanding shares of capital stock of AGEMA USA from Spectra USA in exchange for 24,972 shares of Common Stock (the "AGEMA USA Acquisition"). Each of the acquisitions will be effected simultaneously, and none of the acquisitions will be effected unless all are effected. Upon consummation of the Combination each of AGEMA Sweden, AGEMA Canada, AGEMA UK and AGEMA USA will become a separate wholly-owned subsidiary of FLIR. The Combination will be consummated and become effective (the "Effective Time") following receipt of all required approvals and satisfaction or waiver of the other conditions to the Combination. See "THE COMBINATION--Conditions; Waivers."

  If the Issuance is approved at the Special Meeting and the Combination is consummated, Spectra and its affiliates will own approximately 43 percent of the shares of Common Stock issued and outstanding after the Combination. In addition, four people designated by Spectra will serve on FLIR's nine person Board of Directors. As a result of their stock ownership position and Board representation, Spectra and its affiliates will be able to significantly influence the direction and policies of FLIR, the election of the FLIR Board and the outcome of any other matter requiring shareholder approval, including any merger, consolidation, sale of substantially all of the assets of FLIR or other change of control transaction.

  Recommendation of FLIR Board of Directors. The FLIR Board has determined the Issuance and the Combination to be fair to and in the best interests of FLIR and its shareholders and has approved the Issuance and the Combination Agreement. The FLIR Board recommends that FLIR shareholders vote FOR the Issuance. The FLIR Board's recommendations are based upon a number of factors discussed in this Proxy Statement. See "THE COMBINATION--Background of the Combination" and "--Recommendations of the FLIR Board; Factors Considered."

  Opinion of FLIR Financial Advisor. Ragen MacKenzie Incorporated ("Ragen MacKenzie") has been retained by FLIR to act as its financial advisor in connection with the Combination. Ragen MacKenzie has delivered its opinion to the FLIR Board of Directors dated September 23, 1997 (the "Ragen MacKenzie Opinion"), to the effect that, as of such date and based on the procedures followed, factors considered and assumptions made by Ragen MacKenzie as set forth therein, the consideration to be paid to holders of capital stock of the AGEMA Companies pursuant to the Combination Agreement is fair from a financial point of view to FLIR. The full text of the Ragen MacKenzie Opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B. FLIR shareholders are urged to read the opinion carefully and in its entirety. The Ragen MacKenzie Opinion is directed only to the fairness to FLIR of the consideration to be paid to the holders of capital stock of the AGEMA Companies pursuant to the

Combination Agreement from a financial point of view and should not be deemed to constitute a recommendation by Ragen MacKenzie to FLIR shareholders to vote in favor of any matter presented in this Proxy Statement. The summary of the Ragen MacKenzie Opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. See "THE COMBINATION--Opinion of FLIR Financial Advisor."

  Business of FLIR and AGEMA Pending the Combination. FLIR and the Spectra Companies have agreed that, prior to the Effective Time or earlier termination of the Combination Agreement, except as contemplated by the Combination Agreement, FLIR and the AGEMA Companies will conduct their operations according to the ordinary course of business consistent with past practice and will not engage in any of a number of actions specified in the Combination Agreement. See "THE COMBINATION--Business of FLIR and the AGEMA Companies Pending the Combination."

  No Solicitation of Acquisition Proposals. FLIR and the Spectra Companies have agreed that, prior to the Effective Time or earlier termination of the Combination Agreement, neither they nor any of their affiliates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party concerning any merger, consolidation, share exchange or similar transaction involving FLIR or AGEMA or any purchase of all or a significant portion of the assets of or equity interest in FLIR or AGEMA, or any other transaction that would involve the transfer or potential transfer of control of FLIR or AGEMA. See "THE COMBINATION--No Solicitation of Acquisition Proposals."

  Management and Operations of FLIR and AGEMA After the Combination. At the Effective Time, the FLIR Board will increase the number of directors of FLIR from six to nine members and appoint four designees of Spectra to the FLIR Board. The officers of the AGEMA Companies at the Effective Time will continue to serve in such positions until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. After the Combination, each of the AGEMA Companies will be a wholly-owned subsidiary of FLIR, and will operate as one of FLIR's business units. After the Combination, the AGEMA Companies will have access to resources generally available to FLIR's other business units, will participate in appropriate activities with other FLIR business units and will be managed by its current officers, under the direction and guidance of FLIR's senior management and the FLIR Board. See "THE COMBINATION--Management and Operations of FLIR and AGEMA After the Combination."

  Conditions of the Combination; Termination. The consummation of the Combination is conditioned upon the fulfillment or waiver of certain conditions set forth in the Combination Agreement. See "THE COMBINATION--Conditions; Waivers." The Combination Agreement may be terminated (i) by mutual consent of FLIR and Spectra, (ii) by either FLIR or Spectra if the Combination has not been consummated by March 31, 1998, and (iii) under certain other circumstances. See "THE COMBINATION--Termination; Amendment."

  Resale of FLIR Stock Issued in the Combination; Registration Rights. The FLIR Stock to be issued in the Combination will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") which may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 144 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Effective as of the Closing Date, FLIR and Spectra will enter into a Registration Rights Agreement that will grant Spectra certain registration rights. The Registration Rights Agreement will provide that if FLIR proposes to register any of its securities under the Securities Act, whether for its own account or otherwise, Spectra will be entitled to notice of the registration and inclusion of such shares therein, subject to certain limitations. In addition, at any time after twelve months from the Closing Date, such holders may require FLIR to file a registration statement covering such shares, and FLIR will be obligated to use its best efforts to effect such registration, subject to certain conditions and limitations. See "THE COMBINATION--Resale of FLIR Stock Issued in the Combination; Registration Rights."

  Restrictions on Purchases of FLIR Common Stock. During the twelve month period following the Closing Date, the Spectra Companies have agreed that none of the Spectra Companies nor any of their affiliates will acquire or agree to acquire any interest in any Common Stock, other than the acquisition of Common Stock in connection with (i) a dividend on, subdivision of or other pro rata distribution in respect of any security issued by FLIR, (ii) a merger, consolidation or other transaction, or (iii) an offering of Common Stock by FLIR to the extent necessary to allow the Spectra Companies and their affiliates to maintain the same percentage ownership in FLIR as they had immediately after the Closing Date.

  Certain Federal Income Tax Consequences. It is expected that the AGEMA USA Acquisition will constitute a tax-free reorganization for federal income tax purposes. The AGEMA Sweden Acquisition, the AGEMA UK Acquisition and the AGEMA Canada Acquisition will be taxable transactions to FLIR for federal income tax purposes to the extent of the cash consideration paid by FLIR in such acquisitions. Shareholders of FLIR will not recognize any gain or loss as a result of the Combination. See "THE COMBINATION--Certain Federal Income Tax Consequences."

  Regulatory Approvals. The parties to the Combination are required to file notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, but are not aware of any other regulatory approvals required to consummate the Combination other than compliance with the federal securities laws. See "THE COMBINATION--Regulatory Requirements."

  Accounting Treatment. It is expected that the Combination will be accounted for as a purchase. See "THE COMBINATION--Accounting Treatment."

  Dissenters' Rights. FLIR shareholders do not have the right to dissent from the proposed Combination under the Oregon Business Combination Act.

                 SUMMARY OF HISTORICAL AND UNAUDITED PRO FORMA
                       CONDENSED COMBINED FINANCIAL DATA

  The following summary historical financial data of FLIR and AGEMA and the summary unaudited pro forma condensed combined financial data have been derived from the historical consolidated financial statements of FLIR and the historical combined financial statements of AGEMA contained herein. The pro forma statement of operations condensed financial data is presented to give effect to the Combination as if it had occurred at the beginning of the periods presented. The pro forma balance sheet condensed financial data is presented to give effect to the Combination as if it had occurred at the balance sheet date presented. The summary financial data presented below should be read in conjunction with such financial statements and the Notes thereto. The historical financial data at and for the five-year period ended December 31, 1996 with respect to FLIR and AGEMA have been extracted from the financial statements of FLIR and AGEMA contained herein. The historical financial data at and for the six months ended June 30, 1996 and 1997 with respect to FLIR and AGEMA is unaudited. The pro forma condensed combined financial data is not necessarily indicative of actual or future operating results or the financial position that would have been achieved had the Combination been consummated at the beginning of the periods presented.

                         FLIR HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,             JUNE 30,
                         --------------------------------------- -----------------
                          1992    1993    1994    1995    1996     1996     1997
                         ------- ------- ------- ------- ------- -------- --------
STATEMENT OF OPERATIONS
 DATA:
Revenues................ $32,550 $40,133 $48,977 $50,125 $66,017 $ 26,365 $ 35,760
Net earnings............   1,780   3,191   5,186   3,867   5,092    1,162    1,541
Net earnings per share.. $  0.42 $  0.66 $  0.95 $  0.70 $  0.91 $   0.21 $   0.27
Weighted average number
 of common shares and
 equivalents
 outstanding............   4,233   4,828   5,436   5,523   5,624    5,559    5,795
BALANCE SHEET DATA:
Working capital......... $18,233 $31,610 $35,573 $37,884 $44,190 $ 41,791 $ 45,026
Total assets............  26,391  40,385  49,269  56,918  75,104   61,258   85,170
Long-term debt,
 excluding current
 portion................   1,099   1,167   1,209   1,175   5,173    5,047    5,501
Total shareholders'
 equity................. $19,909 $33,046 $39,162 $43,470 $49,971 $ 45,006 $ 52,454

                        AGEMA HISTORICAL FINANCIAL DATA
                             (IN THOUSANDS SEK)(1)

                                                                  SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,              JUNE 30,
                         ---------------------------------------  ------------------
                          1992    1993    1994    1995    1996      1996      1997
                         ------- ------- ------- ------- -------  --------  --------
STATEMENT OF OPERATIONS
 DATA:
Revenues................ 250,220 310,496 348,685 341,418 324,769   136,958   188,359
Net earnings (loss).....   5,557   6,313   2,850   2,824 (11,814)  (11,407)    4,860
BALANCE SHEET DATA:
Working capital......... 139,019 149,952 131,838 106,764  75,366    98,193    85,004
Total assets............ 253,786 277,367 286,580 237,013 233,372   212,069   231,300
Total shareholders'
 equity................. 123,710 140,585 129,986 107,705  74,184    75,339    82,029

--------

(1) The selected financial data for AGEMA is presented in thousand Swedish Krone consistent with the audited financial statements included on pages F-22 to F-38. As of November 7, the exchange rate from Swedish Krone to United States Dollars was 7.4580 Krone to the dollar. The following table presents historical information about the exchange rate for the five most recent years and interim periods presented:

                                                                   PERIOD PERIOD
       PERIOD ENDING                  END OF PERIOD PERIOD AVERAGE  HIGH   LOW
       -------------                  ------------- -------------- ------ ------
       June 30, 1997.................    7.7345         7.6006     7.8500 7.2430
       June 30, 1996.................    6.6275         6.7549     6.9470 6.6275
       December 31, 1996.............    6.8250         6.7099     6.9470 6.5750
       December 31, 1995.............    6.6290         7.1073     7.5015 6.5600
       December 31, 1994.............    7.4295         7.6637     7.9724 7.1935
       December 31, 1993.............    8.3309         7.8594     8.4821 7.1648
       December 31, 1992.............    7.0750         5.9193     7.0750 5.1281

The above rates are derived from the noon buying rate in New York City for cable transfers in Swedish Krone as certified for customs purposes by the Federal Reserve Bank of New York. The average rates are based upon the average of the exchange rates on the last day of each month during the periods indicated.

                                   UNAUDITED
                                 FLIR AND AGEMA
                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     YEAR ENDED    SIX MONTHS
                                                    DECEMBER 31, ENDED JUNE 30,
                                                        1996          1997
                                                    ------------ --------------
STATEMENT OF OPERATIONS DATA:
Revenues...........................................   $114,418      $60,542
Net earnings.......................................      2,120        1,906
Net earnings per share.............................   $   0.22      $  0.20
Weighted average number of common shares and
 equivalents outstanding...........................      9,786        9,957
BALANCE SHEET DATA:
Working capital....................................        --       $55,390
Total assets.......................................        --       159,853
Long-term debt, excluding current portion..........        --         5,501
Total shareholders' equity.........................        --       108,068

                           COMPARATIVE PER SHARE DATA

  The following table presents comparative per share data for FLIR (on a historical and pro forma basis) and for AGEMA on an equivalent share basis based upon the historical financial statements of FLIR and AGEMA. FLIR has not paid any cash dividends. Pro forma combined information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Combination. The information presented below should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Proxy Statement, the separate historical consolidated financial statements of FLIR and the separate historical combined financial statements of AGEMA contained herein.

                                              YEAR ENDED         SIX MONTHS
                                           DECEMBER 31, 1996 ENDED JUNE 30, 1997
                                           ----------------- -------------------
     FLIR
     Historical:
      Net income per common share........        $0.91              $0.27
      Book value per common share........         9.28               9.52
      Pro Forma (1):
      Net income.........................         0.22               0.20
      Book value.........................          --               11.18
     AGEMA
      Pro Forma (2):
      Net income.........................          --                 --
      Book value.........................          --                 --

--------

(1) The pro forma combined financial data gives effect to the Combination by combining the Financial statement data of FLIR and AGEMA at and for the year ended December 31, 1996 and the six months ended June 30, 1997 on a purchase basis of accounting.
(2) Per share information has been omitted due to the fact that financial information for Agema is presented on a combined basis for the operations of AGEMA Sweden, AGEMA UK, AGEMA Canada, and AGEMA USA all of which are wholly owned subsidiaries of Spectra. The capital structures of the AGEMA Companies varies between the subsidiaries and accordingly, per share information would not be meaningful for comparative purposes.

                    COMPARATIVE PER SHARE MARKET INFORMATION

FLIR

  The Common Stock is quoted on the Nasdaq National Market. The table below sets forth for the fiscal periods indicated the high and low sales prices per share of Common Stock on the Nasdaq National Market as reported in published financial sources.

                                                             PRICE PER SHARE OF
                                                                COMMON STOCK
                                                             -------------------
                                                               HIGH       LOW
                                                             --------- ---------
     Fiscal 1995
       First Quarter........................................    $16.75    $12.50
       Second Quarter.......................................     15.25     12.44
       Third Quarter........................................     14.50     12.25
       Fourth Quarter.......................................     13.50     12.25
     Fiscal 1996
       First Quarter........................................    $14.38    $10.00
       Second Quarter.......................................     16.25     10.50
       Third Quarter........................................     15.25     11.75
       Fourth Quarter.......................................     14.50     12.75
     Fiscal 1997
       First Quarter........................................    $17.75    $13.25
       Second Quarter.......................................     17.75     14.75
       Third Quarter........................................     22.00     15.75
       Fourth Quarter (through November 7, 1997)............     21.63     17.50

  On August 1, 1997, the last full trading day prior to announcement of the proposed Combination, the reported Nasdaq National Market closing price per share of Common Stock was $21.25. On November 7, 1997, the most recent available date prior to printing this Proxy Statement, the reported Nasdaq National Market closing price per share of Common Stock was $19.00. On that date, there were 207 holders of record. FLIR shareholders are urged to obtain current market quotations.

  FLIR has never paid cash dividends on shares of Common Stock. It is not anticipated that any cash dividends will be paid on Common Stock in the foreseeable future.

AGEMA

  There is no public market for shares of the AGEMA Companies stock. There were 5 holders of record of the AGEMA Companies stock as of November 7, 1997. It is not anticipated that any cash dividends will be paid on the AGEMA Companies stock in the foreseeable future.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement is being furnished to holders of FLIR Common Stock in connection with the solicitation of proxies by the FLIR Board for use at the Special Meeting to be held on Monday, December 1, 1997, at the Multnomah Athletic Club, 1849 S.W. Salmon Avenue, Portland, Oregon 97205 at 2:00 p.m., local time, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of FLIR on or about November 10, 1997.

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Special Meeting, shareholders of record of FLIR as of the close of business on October 24, 1997, will consider and vote upon the issuance of 4,162,000 shares of Common Stock in exchange for all of the outstanding shares of capital stock of the AGEMA Companies. As of the date of this Proxy Statement, the FLIR Board does not know of any other matters to be presented for action by the shareholders at the Special Meeting. If any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the FLIR Board.

  THE FLIR BOARD HAS APPROVED THE ISSUANCE AND THE COMBINATION AGREEMENT AND RECOMMENDS THAT FLIR SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

  The close of business on October 24, 1997 (the "Record Date") has been fixed as the record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were approximately 3,500 beneficial holders of the 5,563,591 shares of Common Stock then outstanding and entitled to vote. The holders of record on the Record Date of Common Stock are entitled to one vote per share of Common Stock. The presence in person or by proxy of the holders of shares representing a majority of the voting power of the Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under Rule 4460(i) of the Rules of the Nasdaq Stock Market, the affirmative vote of a majority of the total votes cast on the proposal is required for approval of the Issuance. Abstentions from voting and broker nonvotes will be counted for purposes of determining whether a quorum exists at the Special Meeting but will not be counted and will have no effect on the determination of the outcome of the proposal. Holders of Common Stock will not be entitled to dissenters' rights as a result of the Issuance.

PROXIES; PROXY SOLICITATION

  Shares of Common Stock represented by properly executed proxies received at or prior to the Special Meeting that have not been revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of Common Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" approval of the Issuance. FLIR shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy by submitting at any time prior to the vote on the Issuance a later-dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of FLIR at any time prior to such vote or by attending the Special Meeting and voting in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.

  If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

  FLIR will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of FLIR may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of FLIR Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. Also, W.F. Doring & Co. may solicit proxies at an approximate cost of $2,500 plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger.

                                THE COMBINATION

  The discussion in this Proxy Statement of the Combination and the description of the principal terms of the Combination Agreement set forth below are subject to and qualified in their entirety by reference to the Combination Agreement, a copy of which is attached as Appendix A to this Proxy Statement.

GENERAL

  The Combination. Subject to the terms and conditions of the Combination Agreement, FLIR will: (i) acquire all of the outstanding shares of capital stock of AGEMA Sweden from Spectra in exchange for 3,912,280 shares of Common Stock and $100.00 in cash; (ii) acquire all of the outstanding shares of capital stock of AGEMA Canada from Spectra in exchange for 41,620 shares of Common Stock and $30.00 in cash; (iii) acquire all of the outstanding shares of capital stock of AGEMA UK from Spectra UK in exchange for 183,128 shares of Common Stock and $20.00 in cash and (iv) acquire all of the outstanding shares of capital stock of AGEMA USA from Spectra USA in exchange for 24,972 shares of Common Stock. Each of the acquisitions will be effected simultaneously, and none of the acquisitions will be effected unless all are effected. Upon consummation of the Combination each of AGEMA Sweden, AGEMA Canada, AGEMA UK and AGEMA USA will become a separate wholly-owned subsidiary of FLIR. The Combination will be consummated and become effective promptly following receipt of all required governmental approvals and satisfaction or waiver of the other conditions to the Combination. See "THE COMBINATION--Conditions; Waivers."

  If the Issuance is approved at the Special Meeting and the Combination is consummated, Spectra and its affiliates will own approximately 43 percent of the shares of Common Stock issued and outstanding after the Combination. In addition, four people designated by Spectra will serve on FLIR's nine person Board of Directors. As a result of their stock ownership position and Board representation, Spectra and its affiliates will be able to significantly influence the direction and policies of FLIR, the election of the FLIR Board and the outcome of any other matter requiring shareholder approval, including any merger, consolidation, sale of substantially all of the assets of FLIR or other change of control transactions.

BACKGROUND OF THE COMBINATION

  Prior to 1991, FLIR specialized in the design, manufacture and marketing of stabilized airborne thermal imaging systems for the domestic and international government market, which included military, paramilitary, law enforcement, and other international, national, state and local governmental agencies. Although FLIR's revenues from sales of its systems to the governmental market were increasing, and the size of the government market for thermal imaging technology was growing, FLIR recognized that the growth of that market was dependent upon continued annual government funding. Further, the majority of orders were typically received and shipped in the later part of the year, causing uneven revenue growth on a quarter to quarter basis.

  By contrast, FLIR recognized that the commercial marketplace for industrial applications of thermal imaging technology was potentially a much larger market that had shorter sales cycles, was not subject to the uncertainties of public budgeting and did not evidence as significantly the uneven quarter to quarter revenue pattern. Consequently, FLIR developed a strategic plan to continue to develop the government market while expanding its technology into the commercial infrared imaging market. Pursuant to this strategy, in August of 1990, FLIR acquired substantially all of the assets of Carlsbad Infrared Systems, Inc., the industrial imaging subsidiary of Hughes Aircraft Company, and initiated the development of a new line of industrial infrared products.

  Since 1991, FLIR has continued to grow its commercial division and revenues from the sales of its commercial products have continued to comprise a steadily increasing percentage of FLIR's total revenue. During that time, FLIR has sought to accelerate its growth in the commercial market by continuing to develop and market its own family of commercial thermal imaging products and by identifying other companies that design, manufacture and market commercial thermal imaging systems as potential merger or acquisition candidates.

  One such potential candidate was AGEMA, which FLIR had competed against from its initial entry into the commercial thermal imaging market in 1990 and had become quite familiar with. On May 1, 1997, Robert P. Daltry, Chairman and Chief Executive Officer of FLIR, and J. Kenneth Stringer III, President and Chief Operating Officer of FLIR, discussed the merits of combining businesses with AGEMA and decided that Mr. Stringer should meet with AGEMA in Sweden to initiate discussions. On May 9, 1997, Mr. Stringer and William N. Martin, Vice President of Sales for FLIR, met with Mr. Leif Bergstrom, President of the Industrial Measurement Business Group of Spectra, the parent company of AGEMA, and Mr. Arne Almefors, President of AGEMA, at AGEMA's offices in Stockholm, Sweden, to explore the possibility of a combination of FLIR and AGEMA. Management of FLIR and AGEMA discussed the background of their respective companies and the potential strategic advantages of a combination, including increased revenues, the diversification of product lines, the consolidation of sales forces and distribution channels, the elimination of duplicative expenditures, and the proper allocation of production activities between the two companies. While the parties did not discuss valuation ranges or any particular structure for such a combination, they did agree to move forward with discussions regarding a possible combination and to exchange additional information about their respective companies to facilitate those discussions. After this initial meeting, management of AGEMA began discussing this matter with the management of its parent company, Spectra, and both AGEMA and FLIR began exchanging basic financial information and continued to discuss various issues related to a possible combination.

  On June 12, 1997, after discussions with senior management of FLIR, Mr. Stringer met with Mr. Bergstrom, Mr. Lars Spongberg, President of Spectra and Mr. Lennart Rappe, Senior Vice President and Chief Financial Officer of Spectra, at Spectra's offices in Stockholm, Sweden to continue discussions about the merits of combining operations and about general approaches to structuring a transaction. The parties discussed the strategic advantages of a combined entity, including creating a larger and financially stronger manufacturer of thermal imaging systems for both the commercial and government markets, consolidating sales forces and enabling the establishment of a direct sales staff in Asia, properly allocating engineering resources, and having manufacturing capacity in both Europe and the United States. The parties also discussed the potential financial benefits of a combination, including increased liquidity for Spectra's investment, increased market capitalization, improved analyst coverage, expected improvements to the price/earnings ratio of the FLIR Common Stock, and that the transaction would likely be accretive to earnings on a fully diluted basis beginning in 1998 if structured properly. The parties agreed to meet within two weeks to discuss specific valuation proposals.

  On June 23-24, 1997, Messrs. Spongberg, Almefors and Bergstrom met with Mr. Stringer and Mr. Daltry at FLIR's offices in Portland to discuss specific valuation proposals and how best to allocate operational responsibilities between the two companies. During these more detailed discussions, Messrs. Daltry and Stringer proposed that the number of shares of FLIR Common Stock to be issued to Spectra in the proposed transaction and resulting ownership structure of the combined entity be based on each company's proportionate contribution to average combined total revenue and operating earnings of both companies for 1997. Based on AGEMA's expected contribution of approximately 38 percent to the average total revenue and operating earnings of the combined entity in 1997, Messrs. Stringer and Daltry indicated that FLIR was prepared to offer up to a maximum of 3,800,000 shares of FLIR Common Stock (approximately 41% of the outstanding shares of FLIR Common Stock after giving effect to shares issued in the Combination) in exchange for all of the outstanding shares of capital stock of the AGEMA Companies. Mr. Spongberg expressed the view that the valuation of AGEMA should also reflect the increased future revenues to be derived by FLIR from the synergies generated by the acquisition. Mr. Spongberg proposed that the number of shares be increased to an amount that would represent 45 percent of the outstanding shares of FLIR Common Stock after giving effect to the shares issued in the Combination. After further discussions, Messrs. Daltry and Stringer proposed to increase the number of shares of FLIR Common Stock to be issued in the Combination to 3,950,000 (approximately 42% of the outstanding shares of FLIR Common Stock after giving effect to shares issued in the Combination). The parties came to a tentative agreement on this valuation and agreed to begin drafting a letter of intent with respect to the proposed transaction. The parties also agreed to meet in Stockholm during the week of July 1, 1997 to discuss these matters further.

  On July 3 and 4, 1997, Messrs. Daltry and Stringer met with Messrs. Spongberg, Rappe, Bergstrom and Mr. Gunnar Bark, Chairman of the Board of Directors of Spectra, to discuss further the transaction, including the purchase price, Spectra's representation on the FLIR Board of Directors, and the operational structure of the combined entity. Messrs. Spongberg and Bark indicated that the number of shares to be issued by FLIR in the proposed transaction would have to be increased in order for the transaction to be approved by Spectra's Board of Directors. The parties agreed to continue negotiating the terms of a letter of intent, including the number of shares of FLIR Common Stock to be issued. The parties also agreed that public disclosure of the discussions between the parties would be premature prior to an agreement on the material terms of the proposed transaction, as evidenced by the execution of a letter of intent.

  Between July 6, 1997 and July 14, 1997, several telephone conversations took place between Messrs. Spongberg and Rappe and Messrs. Daltry and Stringer regarding the terms of the proposed transaction. During one of those telephone conversations, Mr. Spongberg noted that the total number of shares of FLIR Common Stock outstanding did not also reflect the total number of shares that were reserved for stock options, which upon exercise would dilute Spectra's percentage of ownership. Consequently, Spectra suggested that the number of shares of FLIR Common Stock be increased to ensure approval by the Spectra Board and to reflect this dilution, and that Spectra be entitled to nominate four designees on the FLIR Board of Directors. Messrs. Daltry and Stringer agreed to increase the total number of shares to 4,162,000 (approximately 42% of the outstanding shares of FLIR Common Stock after giving effect to the shares issued in the Combination and the exercise of all FLIR stock options outstanding as of March 31, 1997). It was also agreed that the number of seats on the FLIR Board available for nomination by Spectra would be four.

  On July 14, 1997, a special meeting of the FLIR Board was held to consider the proposed transaction. At that meeting, the Board reviewed and discussed information about the proposed transaction, including financial and other information regarding Spectra and AGEMA, a listing of the benefits of a combination, pro-forma financial statements and a description of the basic structure of the proposed transaction. The FLIR Board also discussed whether to obtain a fairness opinion on the transaction by an investment banking firm for inclusion in the proxy statement and also discussed the possible risks to FLIR if the proposed transaction did not close. Finally, the Board reviewed the proposed changes in the management structure of FLIR and the proposed changes in the composition of the Board. Following extensive discussion of Spectra's and AGEMA's background and the basic terms of the proposed transaction, the FLIR Board authorized management to execute a letter of intent with respect to the proposed transaction, to begin negotiating the definitive acquisition agreement, and to engage the services of an investment banking firm to provide a fairness opinion.

  On August 1, 1997, a meeting of the Spectra Board of Directors was held to discuss and consider the proposed transaction. At that meeting, the Board reviewed the terms of the proposed transaction as set forth in a draft letter of intent and considered the financial and operational background of FLIR. Having determined that the major terms and conditions of the proposed transaction, as contained in the letter of intent, were in the best interest of AGEMA, Spectra and its shareholders, the board authorized Spectra management to execute a letter of intent and proceed to negotiate a definitive acquisition agreement and to take all actions necessary to finalize the transaction. In reaching its conclusion, the Spectra board considered, among other things, the following factors: (1) the development of new technology for the design and manufacture of thermal imaging systems that will attract new competitors in both the thermography and surveillance markets. The combination of AGEMA and FLIR will result in a new entity better able to respond to this new competition by having a stronger presence in both markets, enhanced engineering resources and greater manufacturing capability; and (2) the global nature of the thermal imaging market. The combination of AGEMA and FLIR will result in a strengthened sales and marketing staff, the substantial expansion of market coverage and improvement of customer service, and the ability to aggressively pursue fast growing markets in Asia.

  The meetings and negotiations described above culminated in the execution of a nonbinding letter of intent dated August 1, 1997 with respect to the acquisition by FLIR of all of the outstanding shares of AGEMA in exchange for 4,162,000 shares of FLIR Common Stock. The letter of intent reflected the general terms of the proposed combination that were negotiated and acceptable to FLIR and Spectra. The execution of the letter of intent was publicly announced by a joint press release on August 4, 1997. Thereafter, management of FLIR and

Spectra, assisted by legal counsel and outside auditors, engaged in extensive financial and legal due diligence regarding each other.

  At various times after August 1, 1997, Messrs. Spongberg and Rappe, and Spectra's outside legal counsel engaged in extensive negotiations with Messrs. Daltry, Stringer and Mr. James A. Fitzhenry, Vice President and General Counsel of FLIR, and FLIR's outside legal counsel, regarding the terms of the Combination Agreement. Included in the negotiations were discussions regarding the appropriate structure of the transaction from a legal and tax standpoint, the representations and warranties to be made by both FLIR and Spectra particularly with regard to the contents of the financial statements, the period of time after the closing that such representations and warranties would remain in effect, the nature and extent of the liabilities of AGEMA to be assumed by FLIR, the nature and extent of the indemnification obligations of the parties, the responsibility for payment of taxes during certain time periods, filings pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976, conditions precedent to closing, disclosure schedules, a registration rights agreement and the forms of opinion of counsel.

  On September 23, 1997, a special meeting of the FLIR Board of Directors was held to review and consider the proposed Combination Agreement. Messrs. Daltry, Stringer and Fitzhenry summarized the terms of the definitive Combination Agreement and the FLIR Board engaged in extensive discussions of the proposed Combination Agreement. The Board discussed again the strategic financial benefits to be derived from such a combination, including faster access to uncooled thermal imaging technology, the integration AGEMA's well established direct sales force throughout Europe, the access to other thermal imaging technologies, and the overall increased presence in the global thermal imaging marketplace at a time when competition is increasing. At the meeting, a representative of the investment banking firm of Ragen MacKenzie delivered and discussed its opinion that the terms of the Combination Agreement were fair from a financial point of view to the shareholders of FLIR. The representative presented material supporting Ragen MacKenzie's opinion to the Board, including: (1) an overview of the current financial status of AGEMA and FLIR, (2) an analysis of the value of AGEMA utilizing several methodologies,
(3) historical and projected financial and market data on FLIR and AGEMA, (4) a listing of the proposed operating synergies expected to arise from the Combination, (5) an analysis of the Combination of the two companies, and (6) the Ragen MacKenzie's fairness opinion. After review and discussion of the fairness opinion and supporting materials as provided by Ragen MacKenzie and the draft of the Combination Agreement, the FLIR Board authorized management of FLIR to complete negotiations of the Combination Agreement, to make such changes to the agreement as FLIR management deemed necessary, to execute the Combination Agreement, to call a special meeting of FLIR shareholders for November 24, 1997 or such other date as determined by FLIR management to consider and vote on the proposal to approve the issuance of the FLIR Common Stock pursuant to the terms of the Combination Agreement, and to take all other actions as FLIR management deemed appropriate to finalize the transaction.

  Subsequent to September 23, 1997, the parties and their legal counsel engaged in additional discussions and negotiations in the course of finalizing the terms of the Combination Agreement and ancillary documents. The Combination Agreement was executed by the parties effective as of October 6, 1997.

RECOMMENDATIONS OF THE FLIR BOARD; FACTORS CONSIDERED

  At the September 23, 1997 meeting, the FLIR Board approved the Combination and the Combination Agreement. The FLIR Board determined that the Issuance and the Combination are fair to and in the best interests of FLIR and its shareholders and recommends that FLIR shareholders vote FOR the Issuance. In reaching its conclusion, the FLIR Board considered, among other things, the following factors:

    (1) The potential long-term benefits that could result from the combination of businesses of FLIR and AGEMA and their complementary strengths. The FLIR Board believes that the combination represents an opportunity for shareholders of FLIR to participate in the value of the improved technology, expertise and competitive posture of the combined FLIR and AGEMA and the complementary fit between products, production capability, engineering expertise, sales and distribution channels, management experience and resources.

    (2) FLIR's accelerated growth of the Commercial Division. The FLIR Board believes that the Company's strategic plan to accelerate penetration of the commercial market and to generate a greater percentage of total revenue from sales of its products to that market can be best achieved by combining operations with AGEMA, a company with established expertise in the design, manufacturing and marketing of industrial thermal imaging systems for the global commercial thermal imaging market.

    (3) The fairness opinion of Ragen MacKenzie. The FLIR Board took into account the opinion of Ragen MacKenzie that the Combination is fair from a financial point of view to FLIR's shareholders.

OPINION OF FLIR FINANCIAL ADVISOR

  Opinion of Ragen MacKenzie. Ragen MacKenzie has acted as financial advisor to FLIR in connection with the Combination. Pursuant to an engagement letter dated August 22, 1997 (the "Ragen MacKenzie Engagement Letter"), FLIR retained Ragen MacKenzie to furnish financial advisory and investment banking services with respect to a possible merger between FLIR and AGEMA and to render an opinion as to the fairness, from a financial point of view, to FLIR of the consideration to be paid in any proposed merger. The amount of consideration to be paid to AGEMA shareholders in the Combination was determined through negotiations between FLIR management and AGEMA management and not by Ragen MacKenzie.

  Ragen MacKenzie rendered its opinion on September 23, 1997 to the Board of Directors of FLIR to the effect that, as of such date and based upon and subject to the assumptions, limitations, procedures followed and qualifications set forth in such opinion, the consideration to be paid to Spectra pursuant to the Combination Agreement is fair, from a financial point of view to the shareholders of FLIR. FLIR shareholders should note that the opinion expressed by Ragen MacKenzie was provided for use by the Board of Directors of FLIR in its evaluation of the Combination.

  THE FULL TEXT OF THE RAGEN MACKENZIE OPINION IS SET FORTH IN APPENDIX B TO THIS PROXY STATEMENT AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY, INCLUDING WITHOUT LIMITATIONS THE DESCRIPTIONS OF THE PROCEDURES FOLLOWED ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN ARRIVING AT SUCH OPINION. THE RAGEN MACKENZIE OPINION DOES NOT CONSTITUTE AN OPINION AS TO THE PRICE AT WHICH FLIR COMMON STOCK WILL ACTUALLY TRADE AT ANY TIME. THE RAGEN MACKENZIE OPINION ADDRESSES ONLY THE FAIRNESS TO THE SHAREHOLDERS OF FLIR OF THE CONSIDERATION BEING PAID TO THE AGEMA SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

  No restrictions or limitations were imposed on Ragen MacKenzie with respect to the investigations made or procedures followed by Ragen MacKenzie in rendering its opinion. In arriving at its opinion Ragen MacKenzie, among other things, (i) reviewed the most current draft of the Combination Agreement; (ii) reviewed certain other documents including the draft Proxy Statement relating to the Special Meeting of Shareholders of FLIR to be held in connection with the Combination Agreement to approve the Combination; (iii) reviewed the Annual Reports to Shareholders and the Annual Reports on Form 10-K for the years 1993 through 1996 and certain interim reports to shareholders and Quarterly Reports on Form 10-Q of FLIR; (iv) reviewed with the Management of FLIR its operations, historical financial performance, financial condition and future prospects; (v) reviewed certain financial results provided by AGEMA and the management of AGEMA and FLIR and certain other relevant financial and operating data of AGEMA and FLIR made available from the internal records of AGEMA and FLIR; (vi) reviewed certain financial analyses and forecasts for FLIR and AGEMA prepared by their respective managements; (vii) reviewed share price and trading volume for FLIR's shares from June 22, 1993 to September 12, 1997; (viii) reviewed and discussed with FLIR and AGEMA management analyses and forecasts of certain operating efficiencies and financial synergies (the "Synergies") expected to be achieved as a result of the Combination; (ix) compared certain publicly available financial data of companies whose securities are publicly traded, which Ragen MacKenzie deemed generally comparable to the business of AGEMA, to similar data for AGEMA; (x) reviewed the financial terms, to the extent publicly available, of certain other business combinations that Ragen MacKenzie deemed generally relevant; and (xi) performed and/or considered such other information, financial studies, analyses, inquiries, investigations, market and economic criteria as Ragen MacKenzie deemed appropriate.

  In arriving at the Ragen MacKenzie Opinion, Ragen MacKenzie did not independently verify any of the information reviewed by it and assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by it. Ragen MacKenzie did not conduct a physical inspection of the properties or facilities, nor did it make or obtain an independent evaluation or appraisal of the properties or assets and liabilities of FLIR or AGEMA. Ragen MacKenzie relied upon the estimates of the respective management teams of FLIR and AGEMA of the operating savings and other benefits and cost reductions and synergies achievable as a result of the Combination. Ragen MacKenzie also assumed that the financial forecasts relating to the prospects of FLIR and AGEMA were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of FLIR and AGEMA as to the likely future financial performance of FLIR and AGEMA, respectively. Ragen MacKenzie expressed no opinion with respect to such forecasts or the assumptions on which they were based. Ragen MacKenzie also assumed that the Combination would be accounted for as a purchase under generally accepted accounting principals.

  The following is a brief summary of the analyses performed by Ragen MacKenzie in connection with the Ragen MacKenzie Opinion and included in its presentations to the FLIR Board. All analyses discussed below, unless otherwise indicated, exclude Synergies resulting from the Combination estimated by the managements of FLIR and AGEMA.

  Discounted Cash Flow Analysis. Using discounted cash flow analysis, Ragen MacKenzie estimated the present value of the future streams of after-tax cash flows that AGEMA could produce over the years 1998-2003 on a stand-alone basis, under various circumstances. The analysis assumed that AGEMA performed in accordance with the earnings forecasts of AGEMA's management for the full year 1997 and for the projected years 1998 and 1999. Assumptions for the outlying years were developed by Ragen MacKenzie based on discussions held with FLIR and AGEMA management. The AGEMA terminal values were calculated using the perpetuity method projecting a perpetual stream of AGEMA's after-tax cash flows (following the planning period) at real growth rates ranging from 0.0% to 2.0%. The cash flow streams and terminal values were then discounted to present values using different discount rates from 12% to 16%. Based on this discounted cash flow analysis, Ragen MacKenzie developed a reference range of between $93.0 million and $152.3 million and a midpoint (based on a 14.0% discount rate and a 1.0% real growth rate) of $115.9 million.

  Comparable Company Analysis. Using publicly available information, Ragen MacKenzie compared selected financial information for AGEMA with similar information for selected publicly-traded companies that Ragen MacKenzie deemed comparable for the purposes of its analysis to AGEMA. Such comparable companies included Cognex Corporation, FLIR Systems, Inc., Key Technology, Inc., Metrika Systems Corporation, Perceptron, Inc., Robotic Vision Systems, ThermoSpectra Corporation and Zygo Corporation. Excluding high and low data points, this analysis showed acquisition prices paid that resulted in an average (i) 2.2 multiple of LTM Sales; (ii) 15.4 multiple of LTM EBITDA; (iii)
21.0 multiple of LTM EBIT; (iv) 31.7 multiple of LTM Net Income; (v) 28.9 multiple of 1997 Net Income; (vi) 16.8 multiple of 1998 Net Income; and (vii)
6.2 multiple of Tangible Book Value. Ragen MacKenzie developed a reference range of between $79.0 million and $101.0 million for the aggregate value and $72.0 million and $94.0 million for the equity value of AGEMA. The reference range established based on this analysis does not factor in the control premium associated with an acquisition. The AGEMA equity value of $77.8 million (or aggregate valuation of $84.8 million) represents a premium of 8.1% to a discount of 17.2% to this range.

  Comparable Transaction Analysis. Ragen MacKenzie analyzed recent merger and acquisition transactions it deemed relevant to the analysis of the proposed transaction. In the absence of directly comparable transactions, Ragen MacKenzie emphasized transactions in comparable industries, comparable transaction dynamics and comparable strategic direction. For this analysis, Ragen MacKenzie reviewed five transactions or pending transactions including:
Congnex Corp./Acumen, Inc.; Cognex Corp./ISYS, Inc.; Protocol Systems, Inc./Pryon Corp.; FEI Company/Phillips Electro Optics Business; and Zygo Corp/Digital Instruments, Inc. Excluding high and low data points, this analysis showed acquisition prices paid that resulted in an average (i) 2.7 multiple of Sales; (ii) 17.2 multiple of LTM EBITDA; (iii) 29.5 multiple of LTM EBIT; (iv) 27.6 multiple of historic Net Income; and a (v) 5.8 multiple of Book Value. Based on this analysis, Ragen MacKenzie developed a reference range of between $76.5 million and $106.0 million for AGEMA common stock.

  Contribution Analysis. Ragen MacKenzie looked at the relative contribution to the combined entity of both companies to Sales, EBITDA, EBIT, Net Income and Book Value for the calendar year 1996; the six months ended June 30th and projected results for calendar years 1997 and 1998. Ragen Mackenzie discounted the analysis of the 1996 results because, after discussions with managements of both FLIR and AGEMA, it concluded that the uncooled product introduction delay that occurred in 1996 led to a significant loss at AGEMA and benefited FLIR who had released a competitive product, the Prism. Based on the closing price of FLIR common stock one week before the announcement of the Proposed Transaction of $18.69 and a likely maximum of $7.0 million of net debt being assumed by FLIR, AGEMA shareholders will be receiving a maximum of 39.8% of the aggregate value of the combined company and 41.5% of the equity value. Excluding the impact of Synergies, AGEMA is contributing: (i) 15.7% of combined shareholders' equity; (ii) 23.8% of combined total assets; 36.8% and 37.5% of 1997 and 1998 proforma combined sales; and (iii) 25.2% and 38.0% of 1997 and 1998 combined proforma pre-tax income.

  Proforma Merger Analysis. Ragen MacKenzie analyzed the proforma financial projections for 1997 and 1998 prepared by FLIR management. The analysis concluded that the acquisition would add $0.06 (4.1%) per share to FLIR's EPS for 1998 and $0.29 (14.9%) to FLIR's EPS in 1999. These estimates include FLIR Management's assessment of the likely time scale of the realization of Synergies as evidenced in projections prepared by FLIR Management. Ragen MacKenzie noted that, as the transaction will be accounted for under the purchase method and as it is expected to close in late 1997, the impact of the transaction on FLIR's reported earnings for 1997 will be insignificant with the exception of the proposed write-off of goodwill, in-process R&D and merger-related costs.

  Operating Synergies. Ragen MacKenzie also analyzed a number of projected synergies that could be derived by a combination of FLIR and AGEMA. These synergies constitute a very important aspect of this transaction. The realization of the financial benefits of these synergies will depend upon among other things: the implementation of the post-merger business plan and continuation of prevailing trends and conditions in the company's end-markets.

  The summary set forth above does not purport to be a complete description of the analyses performed by Ragen MacKenzie, but describes, in summary form, the principle elements of the analyses made by Ragen MacKenzie in arriving at the Ragen MacKenzie Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily summarized. Each of the analyses was performed by Ragen MacKenzie to provide a different perspective on the transaction and contribute to the total mix of information available to the FLIR Board. Ragen MacKenzie did not form a conclusion as to whether any one of the analyses, considered in isolation, supported or failed to support an opinion as to the fairness from a financial point of view of the Combination. Instead, Ragen MacKenzie, in reaching its conclusion, considered the results of the analyses taken as a whole. Ragen MacKenzie's conclusion involved significant elements of judgment and qualitative analyses as well as financial and quantitative analyses. Ragen MacKenzie did not place particular emphasis or weighting on any individual factor, but instead concluded that its analysis taken as a whole supported its opinion. Accordingly, notwithstanding the separate factors summarized above, Ragen MacKenzie believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors it considered, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, Ragen MacKenzie made numerous assumptions with respect to industry performance, general business, financial economic, foreign currency and market conditions and other matters, many of which are beyond the control of FLIR or AGEMA management. Furthermore, events occurring after the date of the Ragen MacKenzie Opinion may materially affect the assumptions used in preparing the Ragen MacKenzie Opinion and accordingly the

Ragen MacKenzie Opinion is necessarily based upon market, economic, and other conditions that exist and can be evaluated as of the date of the opinion, and on information available to Ragen MacKenzie as of such date. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals, or to reflect the prices at which such businesses or securities can actually be sold. Analyses based on future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

  Ragen MacKenzie, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations. Ragen MacKenzie makes a market in the securities of FLIR and provides research coverage on FLIR. In the ordinary course of business, Ragen MacKenzie may actively trade the securities of FLIR for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to the Ragen MacKenzie Engagement Letter, FLIR has agreed to pay Ragen MacKenzie, upon consummation of the Combination, as defined in the Ragen MacKenzie Engagement Letter a transaction fee (the "Transaction Fee") of $175,000. FLIR has also agreed to reimburse Ragen MacKenzie for its reasonable out-of-pocket expenses and to indemnify Ragen MacKenzie against certain liabilities relating to or arising out of services performed by Ragen MacKenzie as financial advisor to FLIR. The terms of the Ragen MacKenzie Engagement Letter, which are customary in transactions of this nature, were negotiated at arm's length between FLIR and Ragen MacKenzie, and the FLIR Board of Directors was aware of such arrangement at the time of its approval of the Combination Agreement.

BUSINESS OF FLIR AND THE AGEMA COMPANIES PENDING THE COMBINATION

  Pursuant to the Combination Agreement, the parties have agreed that, prior to the Effective Time or earlier termination of the Combination Agreement, except as contemplated by the Combination Agreement, FLIR and the AGEMA Companies will conduct their operations in compliance with applicable laws and according to its ordinary course of business consistent with past practice, not enter into any material transaction other than in the ordinary course of its business consistent with past practice, seek to preserve intact its assets and current business organization, keep available the services of its current officers and employees and preserve its relationship with customers, suppliers and others. The parties have also agreed that prior to the Effective Time, unless the other party agrees in writing or as otherwise permitted by the Combination Agreement, neither FLIR nor AGEMA will:

    (i) issue, deliver, sell, dispose or, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition, pledge or other encumbrance of, any additional shares of its capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any other securities in respect of, in lieu of or in substitution for any shares of its capital stock, provided that FLIR shall not be prohibited from issuing shares of Common Stock upon the exercise of outstanding stock options nor from granting additional stock options under existing stock option plans in amounts consistent with past practice;

    (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

    (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or otherwise make any payments to shareholders in their capacity as such;

    (iv) (a) grant any increases in the compensation of any of its directors, officers or key employees, (b) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements to any such director, officer or key employee, whether past or present, (c) enter into any new or amend any existing employment agreement or severance agreement with any such director, officer or key employee, or (d) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, employee plan or benefit arrangement;

    (v) dispose of, or grant liens on, any of its assets outside the ordinary course of its business consistent with past practice, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

    (vi) make any acquisition, by means of merger, consolidation or otherwise, (a) of any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (b) except in the ordinary course of business and consistent with past practice, of any other assets;

    (vii) adopt any amendments to the articles of incorporation, bylaws or any other organizational documents;

    (viii) other than borrowings under existing credit facilities, renewals thereof or other borrowings in the ordinary course, incur any indebtedness for borrowed money or guarantee any such indebtedness, or, except in the ordinary course of business and consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person;

    (ix) engage in the conduct of any business the nature of which is different from the business such entity is currently engaged in;

    (x) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control;

    (xi) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months, except in the ordinary course of business for the distribution of products or the production of inventory; or

    (xii) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement, to do any of the foregoing.

NO SOLICITATION OF ACQUISITION PROPOSALS

  Under the Combination Agreement, FLIR, the Spectra Companies and the AGEMA Companies have agreed that, prior to the Closing or earlier termination of the Combination Agreement, neither FLIR, the Spectra Companies nor the AGEMA Companies nor any of their respective officers, employees, representatives, agents or affiliates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party concerning any merger, consolidation, share exchange or similar transaction involving FLIR or any of the AGEMA Companies or any purchase of all or a significant portion of the assets of or equity interest in FLIR or any of the AGEMA Companies, or any other transaction that would involve the transfer or potential transfer of control of FLIR or any of the AGEMA Companies.

MANAGEMENT AND OPERATIONS OF FLIR AND AGEMA AFTER THE COMBINATION

  At the Effective Time, the FLIR Board will increase the size of the Board from six to nine members and appoint four designees of Spectra to the FLIR Board to serve until the next Annual Meeting of FLIR shareholders. Thereafter, FLIR has agreed to use its reasonable best efforts to cause the number of designees of Spectra who are serving on the FLIR Board to be maintained at the number described below: (i) three (3) designees if on the date of mailing of the notice for the annual shareholder meeting where such directors shall be up for election and on the date the election is held, the Spectra Companies hold of record and beneficially thirty percent (30%) or more of the then issued and outstanding shares of Common Stock, (ii) two (2) designees if on the date of mailing of the notice for the annual shareholder meeting where such directors shall be up for election and on the date the election is held, the Spectra Companies hold of record and beneficially less than thirty percent (30%) but more than or equal to twenty percent (20%) of the then issued and outstanding shares of Common Stock, and (iii) one (1) designee if on the date of mailing of the notice for the annual shareholder meeting where such directors shall be up for election and on the date the election is held, the Spectra Companies hold of record and beneficially less than twenty percent
(20)%) but more than or equal to ten (10%) percent of the then issued and outstanding shares of FLIR Common Stock. If at some point in the future the Spectra Companies hold of record and beneficially less than ten percent (10%) of the then issued and outstanding shares of Common Stock, the Spectra Companies shall no longer be entitled to the rights described above. While he remains employed by FLIR as Vice Chairman, FLIR will use its reasonable best efforts to cause Leif Bergstrom to be elected to the FLIR Board.

  The officers of the AGEMA Companies at the Effective Time will continue to serve in such positions until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. After the Combination, AGEMA will be a wholly owned subsidiary of FLIR. AGEMA will operate as one of FLIR's business units, and FLIR currently intends to maintain AGEMA's corporate headquarters in Sweden. After the Combination, AGEMA will have access to resources generally available to FLIR's other business units, will participate in appropriate activities with other FLIR business units and will operate under the direction and guidance of FLIR's senior management and the FLIR and AGEMA Boards.

REPRESENTATIONS AND WARRANTIES

  The Combination Agreement contains certain customary representations and warranties of the parties thereto, relating, among other things, to (1) corporate organization and qualification, (2) capital structure, (3) ownership of subsidiaries, (4) authorization, execution, delivery, performance and enforceability of the Combination Agreement and the Combination Agreement's noncontravention of agreements, laws and charter documents and required consents and approvals, (5) the accuracy of financial statements, (6) the absence of certain changes and events, (7) litigation, (8) the accuracy of information supplied for inclusion in this Proxy Statement, (9) employee benefit plans, (10) brokers and financial advisors, (11) compliance with permits, applicable laws and agreements, (12) the absence of undisclosed liabilities, (13) tax matters, (14) the absence of defaults on agreements,
(15) intellectual property, (16) the absence of other negotiations, (17) title to assets, (18) environmental matters, (19) the absence of illegal payments and (20) AGEMA's business and corporate records.

CONDITIONS; WAIVERS

  Conditions to Each Party's Obligations to Effect the Combination. The respective obligations of FLIR and the Spectra Companies to effect the Combination are subject to the satisfaction or waiver of certain conditions, including the following: (a) the representations and warranties of the other party contained in the Combination Agreement shall be true in all material respects when made and on and as of the Effective Time as if made on and as of such date, (b) the other party shall have performed or complied in all material respects with all agreements and conditions contained in the Combination Agreement required to be performed or complied with on or prior to the Effective Time, (c) there shall have been no changes since the date of the Combination Agreement in the business, operations, prospects, condition (financial or otherwise), properties, assets or liabilities of the other party, except changes contemplated by the Combination Agreement and changes in the ordinary course of business which would not be considered to have, either individually or in the aggregate, a material adverse effect (d) all action necessary under applicable law and regulations and the organizational documents of the respective parties to approve the Combination, including the approval of the Issuance by FLIR's shareholders, shall have been taken by FLIR, the Spectra Companies and the AGEMA Companies, (e) no judgment, order, injunction, ruling or decree shall be outstanding and no claim, action, proceeding or government investigation shall be pending or threatened which would restrain, prohibit, invalidate or attempt to restrain or enjoin or materially adversely affect the Combination and (f) all permits, consents, authorizations, approvals, registrations, qualifications, designations and declarations necessary for the consummation of the Combination shall have been obtained and, to the extent required to be submitted prior to the Effective Time, all filings and notices required to be submitted shall have been submitted.

  Conditions to the Obligations of FLIR. The obligations of FLIR to effect the Combination are subject to the satisfaction or waiver of the following additional conditions: (a) except for certain agreements identified in the Combination Agreement, all agreements between or among any of the Spectra Companies or any of their affiliates (other than the AGEMA Companies), on the one hand, and the AGEMA Companies, on the other hand, including, but not limited to, all tax sharing or tax allocation agreements, all cash pooling agreements and all forward rate agreements, shall have been terminated, and there will be no liability to any party under any such terminated agreements following the Effective Time, (b) except for certain liabilities, indebtedness and liens described in the Combination Agreement, all liens on the assets of the AGEMA Companies shall be terminated prior to Closing, and at Closing none of the AGEMA Companies shall have any other indebtedness and (c) FLIR shall have received evidence satisfactory to FLIR that the minimum registered share capital of AGEMA has been increased to SEK100,000 in satisfaction of the requirements under Swedish law.

  Conditions to the Obligations of the Spectra Companies. The obligations of the Spectra Companies to effect the Combination are subject to the satisfaction or waiver of the following additional conditions: (a) the FLIR Employment Agreements (as defined below) shall have been amended in a form satisfactory to the Spectra Companies so that the Combination does not constitute a Change of Control (as defined therein), provided, however, that if the Spectra Companies and their Affiliates' ownership of Common Stock exceeds forty-five percent (45%) of the total issued and outstanding Common Stock at any time as a result of purchases of Common Stock by the Spectra Companies or their Affiliates, such amendment by its terms shall become immediately and automatically null and void, (b) the Board of Directors of FLIR shall have adopted resolutions increasing the size of such Board from six
(6) to nine (9) members and electing to fill vacancies created thereby with the nominees of Spectra previously provided to the Board, such actions to be effective upon the Closing.

TERMINATION; AMENDMENT

  The Combination Agreement may be terminated at any time prior to the Closing Date by mutual consent of the Board of Directors of FLIR and the Board of Directors of Spectra. The Combination Agreement also may be terminated: (i) by either FLIR or Spectra if the Combination has not been consummated on or before March 31, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties, covenants or agreements under the Combination Agreement); (ii) by Spectra if any of the conditions to Spectra's obligations described above have not been met or waived by Spectra at such time as the condition is no longer capable of satisfaction (provided that Spectra is not otherwise in material breach of its representations, warranties, covenants or agreements under the Combination Agreement, which breach is a direct and proximate cause of the failed condition); (iii) by FLIR if any of the conditions to its obligations described above have not been met or waived by FLIR at such time as the condition is no longer capable of satisfaction, including the failure to obtain any required approval of its shareholders at a duly held meeting of shareholders or at an adjournment thereof (provided FLIR is not otherwise in material breach of its representations, warranties, covenants or agreements under the Combination Agreement, which breach is the direct and proximate cause of the failed condition); (iv) by either of FLIR or Spectra if there has been a material breach on the part of the other party of any representation, warranty, covenant or agreement set forth in the Combination Agreement, which breach has not been cured within fifteen business days following receipt by the breaching party of written notice of such breach; (v) by either of FLIR or Spectra upon written notice to the other party if any governmental authority of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Combination Agreement and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted. In the event of termination of the Combination Agreement by either FLIR or Spectra as provided in the preceding sentence for any reason other than a material breach of any representation, warranty, covenant or agreement by the other party, the Combination Agreement shall become void and there shall be no liability on the part of either FLIR or Spectra.

  The Combination Agreement may be amended at any time, but only by written instrument signed on behalf of each of the parties to the Combination Agreement. At any time prior to the Closing Date, the parties to the Combination Agreement may: (i) extend the time for performance of any of the obligations of the parties;

(ii) waive any inaccuracies in the representations and warranties of any other party contained in the Combination Agreement or in any document delivered pursuant thereto by any other party; and (iii) waive compliance with any of the agreements or conditions contained in the Combination Agreement. Any agreement on the part of any party to the Combination Agreement of any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

INDEMNIFICATION

  FLIR has agreed to indemnify and hold harmless the Spectra Companies, and the Spectra Companies have agreed to indemnify and hold harmless FLIR and the AGEMA Companies, from and against all losses, damages, liabilities, costs, and expenses (including reasonable attorney fees) ("Indemnifiable Damages") incurred by one party by reason of or arising out of or in connection with the breach or inaccuracy of any representation or warranty of the other party contained in the Combination Agreement or the failure of the other party to perform any agreement or covenant required by the Combination Agreement to be performed by it. In addition, FLIR and the Spectra Companies have each agreed to indemnify and hold the other harmless for any Indemnifiable Damages incurred by FLIR or the AGEMA Companies in an amount in excess of $90,000 in connection with certain litigation.

AMENDMENT OF FLIR EMPLOYMENT AGREEMENTS

  On May 5, 1997, FLIR entered into employment agreements (the "FLIR Employment Agreements") with certain of its executive officers, including Robert P. Daltry, J. Kenneth Stringer III, James A. Fitzhenry, William N. Martin, Steven R. Palmquist and J. Mark Samper. Among other things, the FLIR Employment Agreements provide the employees with certain benefits in the event of a "change of control" of FLIR. The consummation of the Combination would constitute a "change of control" of FLIR pursuant to the existing terms of the FLIR Employment Agreements. However, under the terms of the Combination Agreement, FLIR and those certain executive officers have agreed to amend the FLIR Employment Agreements prior to the Closing Date to provide that the consummation of the Combination will not constitute a "change of control" of FLIR for purposes of the FLIR Employment Agreements. This amendment to the FLIR Employment Agreements will terminate and become null and void upon the acquisition by Spectra and/or its affiliates of any shares of Common Stock (other than the FLIR Stock acquired in the Combination) if at the time of such acquisition Spectra and its affiliates would beneficially own more than 45 percent of the issued and outstanding shares of FLIR's Common Stock.

RESALE OF FLIR STOCK ISSUED IN THE COMBINATION; REGISTRATION RIGHTS

  The FLIR Stock to be issued in the Combination will not be registered under the Securities Act. Accordingly, the FLIR Stock to be issued in the Combination will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act which may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 144 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year would generally be entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of Common Stock, or (ii) the average weekly trading volume of the then-outstanding shares of Common Stock during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least three years (including any period of ownership of preceding nonaffiliated holders) would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

  Effective as of the Closing Date, FLIR and Spectra will enter into a Registration Rights Agreement that will grant Spectra certain registration rights. The Registration Rights Agreement will provide that if FLIR proposes to register any of its securities under the Securities Act, whether for its own account of otherwise, Spectra will be entitled to notice of the registration and inclusion of such shares therein, subject to certain limitations. In addition, at any time after twelve months from the Closing Date, such holders may require FLIR to file a registration statement covering such shares, and FLIR will be obligated to use its best efforts to effect such registration, subject to certain conditions and limitations. FLIR will be obligated to effect only two such demand registrations within any twelve month period. All expenses, other than underwriting discounts and commissions, incurred in connection with a company registration and with respect to the first demand registration within any twelve month period, including all registration, filing, qualification, printing and accounting fees, and the reasonable fees and disbursements of counsel for the selling stockholders and counsel for FLIR are required to be paid by FLIR. All such fees and expenses incurred in connection with a second demand registration within any twelve month period are required to be paid by the shareholders making such request. With respect to any registration effected pursuant to the registration rights of such holders, FLIR is required to indemnify such holders against certain liabilities, including liabilities under the Act.

RESTRICTIONS ON PURCHASES OF FLIR COMMON STOCK

  During the twelve month period following the Closing Date, the Spectra Companies have agreed that none of the Spectra Companies nor any of their affiliates will acquire or agree to acquire any interest in any Common Stock, other than the acquisition of Common Stock in connection with (i) a dividend on, subdivision of or other pro rata distribution in respect of, any security issued by FLIR, (ii) a merger, consolidation or other transaction, or (iii) an offering of Common Stock by FLIR to the extent necessary to allow the Spectra Companies and their affiliates to maintain the same percentage ownership in FLIR as they had immediately after the Closing Date.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  It is expected that the AGEMA USA Acquisition will constitute a tax-free reorganization for federal income tax purposes. The AGEMA Sweden Acquisition, the AGEMA UK Acquisition and the AGEMA Canada Acquisition will be taxable transactions to FLIR for federal income tax purposes to the extent of the cash consideration paid by FLIR in such acquisitions. Shareholders of FLIR will not recognize any gain or loss as a result of the Combination.

ACCOUNTING TREATMENT

  It is expected that the Combination will be treated as a purchase for accounting and financial reporting purposes.

REGULATORY REQUIREMENTS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Combination may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Department of Justice") and specified waiting period requirements have been satisfied. FLIR and Spectra each filed its respective notification and report forms under the HSR Act on October 9, 1997. The parties were subsequently notified that the Combination had been assigned to the Department of Justice for review. On October 24, 1997, the parties received an informal request for additional information from the Department of Justice. The parties responded to the request promptly thereafter. On November 7, 1997, the parties received a formal request from the Department of Justice for additional information and documents. The effect of this request is to extend the waiting period during which the Combination may not be consummated for 20 days from the date of receipt by the Justice Department of all materials requested by it. The parties have submitted additional information and documents in response to the request of the Department of Justice and intend to continue to cooperate fully with the Department of Justice's review of the Combination.

  Federal and state antitrust enforcement authorities review the legality of transactions such as the Combination. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any such agency could take any action under antitrust laws that it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Combination or seeking divestiture of businesses of FLIR or Spectra acquired as a result of the Combination. Under certain circumstances, private parties may also bring legal actions under the antitrust laws.

  Based on information available to them, FLIR and Spectra believe that the Combination will be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Combination on antitrust grounds will not be made or that, if such a challenge were made, FLIR and Spectra would prevail or would not be required to accept certain conditions (possibly including certain divestitures) in order to consummate the Combination. Under the Combination Agreement, a condition to consummation of the Combination for each of FLIR and Spectra is that all consents and approvals, including the expiration or termination of any applicable waiting period requirement, legally required for consummation of the Combination shall have been obtained and no temporary restraining order, preliminary or permanent injunction, or other order or decree which prevents the consummation of the Combination shall have been issued and remain in effect.

EXPENSES AND FEES

  FLIR will pay all expenses incurred by it in connection with the Combination. AGEMA will pay all expenses incurred by the AGEMA Companies and the Spectra Companies in connection with the Combination, except for any fees, commissions and expenses of any broker, finder or investment banker engaged by AGEMA or the Spectra Companies, which shall be paid by Spectra.

                    UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Condensed Combined Financial Statements of Operations and Balance Sheet give effect to the Combination on a purchase basis of accounting. These Unaudited Pro Forma Condensed Combined Financial Statements have been prepared from the historical consolidated financial statements of FLIR and the historical combined financial statements of AGEMA and should be read in conjunction therewith. The historical consolidated financial statements of FLIR and the historical combined financial statements of AGEMA are contained in this Proxy Statement. See "FINANCIAL STATEMENTS."

  The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1997 gives effect to the Combination as if it occurred on that date. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996 and the six months ended June 30, 1997, gives effect to the Combination as if it occurred at the beginning of the periods presented by combining the financial statements of FLIR and AGEMA and giving effect for applying the purchase method of accounting for the Combination. Under purchase accounting the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values. The adjustments included in the unaudited pro forma condensed combined financial statements represent a preliminary determination of these adjustments based upon available information. There is no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma information. This pro forma condensed information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon the consummation of the Combination.

  The Unaudited Pro Forma Condensed Combined Statement of Operations included herein does not reflect (1) expected operating savings which management believes are achievable by the end of 1998 and (2) a charge of approximately $40.0 million representing the write-off of acquired in process research and development, costs related to the potential restructuring of FLIR's post-Combination operations and write-off of inventory related to duplicate FLIR's commercial products.

  The AGEMA Balance Sheet at June 30, 1997 has been translated from Swedish Krone at an exchange rate of 7.7345 Swedish Krone to the U.S. Dollar which represents the noon buying rate in New York City for cable transfers in Swedish Krone as certified for customs purposes by the Federal Reserve Bank of New York as of June 30, 1997. The AGEMA Statements of Operations have been translated based upon an average rate for the periods presented. The average rates are based upon the average of the exchange rates on the last day of each month during the periods indicated. The average based upon the above for the six months ended June 30, 1997 and the year ended December 31, 1996 was 7.6006 and 6.7099, respectively.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1997
                                 (IN THOUSANDS)

                                     HISTORICAL           PRO FORMA
                                   ----------------  ----------------------
                                    FLIR     AGEMA   ADJUSTMENTS   COMBINED
                                   -------  -------  -----------   --------
ASSETS:
Current assets:
 Cash and cash equivalents........ $ 1,428  $ 3,210    $    --     $  4,638
 Accounts receivable..............  35,641   11,321       (298)(g)   46,664
 Account receivable from related
  parties.........................      --      161         --          161
 Inventories......................  33,854    9,757         --       43,611
 Prepaid expenses.................   1,318    1,117         --        2,435
                                   -------  -------    -------     --------
  Total current assets............  72,241   25,566       (298)      97,509
Property and equipment............   8,904    3,747         --       12,651
Trademarks........................      --       --      2,655 (a)    2,655
Intangible assets.................      --       --     (2,655)(a)
                                                       (30,162)(b)
                                                        (1,000)(c)
                                                        55,771 (d)
                                                       (10,606)(e)
                                                           850 (f)   12,198 (h)
In-process research and
 development......................      --       --     30,162 (b)   30,162
Software development costs........   1,008       --         --        1,008
Deferred income taxes.............   2,200      478         61 (g)    2,739
Other assets......................     817      114         --          931
                                   -------  -------    -------     --------
                                   $85,170  $29,905    $44,778     $159,853
                                   =======  =======    =======     ========
LIABILITIES AND SHAREHOLDERS'
 EQUITY:
Current Liabilities:
 Notes payable.................... $13,143  $   730    $    --     $ 13,873
 Accounts payable.................   7,652    2,434         --       10,086
 Accounts payable to related
  parties.........................     703    6,379     (1,000)(c)    6,082
 Accrued payroll and other
  liabilities.....................   2,936    5,370        850 (f)    9,156
 Accrued income taxes.............   1,383      141         --        1,524
 Current portion of long-term
  debt............................   1,398       --         --        1,398
                                   -------  -------    -------     --------
  Total current liabilities.......  27,215   15,054       (150)      42,119
Long-term debt....................   5,501                  --        5,501
Accrued pension liability.........      --    4,074        (80)(g)    3,994
Deferred income taxes.............      --      171         --          171
Commitments and contingencies.....      --       --         --           --
Shareholders' equity:
 Preferred stock..................      --       --         --           --
 Common stock.....................      55    1,026         42 (d)
                                                        (1,026)(e)       97
 Additional paid-in capital.......  42,646    8,922     55,729 (d)
                                                        (8,922)(e)   98,375
 Retained earnings (accumulated
  deficit)........................   9,798     (428)       428 (e)
                                                          (157)(g)    9,641
 Cumulative foreign translation
  adjustments.....................     (45)   1,086     (1,086)(e)      (45)
                                   -------  -------    -------     --------
  Total shareholders' equity......  52,454   10,606     45,008      108,068
                                   -------  -------    -------     --------
                                   $85,170  $29,905    $44,778     $159,853
                                   =======  =======    =======     ========

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1997

(a) Represents the recognition of AGEMA's existing trademarks at fair market value. The life assigned to such trademarks is twenty years.

(b) Represents the amount of purchase price allocated to in-process research and development based on its estimated fair value. The amount primarily represents the value of various projects which are in process, but which have not reached technological feasibility. Such projects are expected to generate future revenues if such projects reach technological feasibility. The value assigned is based primarily on the discounted cash flow of expected future revenues. No amortization of the balance is recorded, as the amount will be written off immediately following the consummation of the Combination.

(c) Represents the amount of AGEMA Net Intercompany Indebtedness to be retained by Spectra as specified in section 7.16 of Combination Agreement (See Appendix A).

(d) Represents the issuance of 4,162,000 shares of FLIR Common Stock, at an estimated fair value of $13.40 per share as consideration in the Combination. The determined market value is based upon an estimated $20.00 share closing price less a 33% discount from the value of such share. The discount is based upon the lack of liquidity resulting from the unregistered status of the shares issued.

(e) Represents the elimination of AGEMA's historical equity.

(f) Represents the payment of merger costs and fees. These fees are summarized as follows (in thousands):

     Investment banking fees.............................................. $175
     Accounting fees......................................................  125
     Legal fees...........................................................  350
     Other direct Combination costs.......................................  200
                                                                           ----
                                                                           $850
                                                                           ====

(g) Represents adjustment required to conform the Balance Sheet as of June 30, 1997 from Swedish GAAP to U.S. GAAP. See Note 12 to the December 31, 1996 AGEMA Combined Financial Statements and Note 3 to the June 30, 1997 AGEMA Combined Financial Statements.
(h) The purchase price and preliminary calculation of the excess of cost over the fair value of net assets acquired is as follows (in thousands, except share information):

     Purchase Price:
      4,162,000 shares issued at a discounted market value of $13.40 per share...................................................... $55,771
      Fees and expenses...............................................     850
                                                                       -------
      Total purchase price............................................  56,621
                                                                       -------
      Fair value of assets acquired...................................  62,722
      Fair value of liabilities assumed............................... (18,299)
                                                                       -------
                                                                        44,423
                                                                       -------
      Excess of purchase price over fair value of net assets acquired resulting from the Combination................................. $12,198
                                                                       =======

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            HISTORICAL          PRO FORMA
                                          ---------------  ---------------------
                                           FLIR    AGEMA   ADJUSTMENTS  COMBINED
                                          -------  ------  -----------  --------
REVENUES:
Government..............................  $19,379  $  --      $ --      $19,379
Commercial..............................   16,381  24,782       --       41,163
                                          -------  ------     -----     -------
  Total revenues........................   35,760  24,782       --       60,542
Cost of goods sold......................   16,524  12,561       --       29,085
                                          -------  ------     -----     -------
Gross profit............................   19,236  12,221       --       31,457
OPERATING EXPENSES:
Research and development................    5,345   2,384       --        7,729
Selling and other operating costs.......   10,959   8,942       (36)(a)  19,865
Amortization of intangibles.............      --      --        371 (b)     371
                                          -------  ------     -----     -------
  Total operating costs.................   16,304  11,326       335      27,985
Earnings from operations................    2,932     895      (335)      3,492
Interest income.........................       20      41       --           61
Interest expense and other..............     (872)   (327)      (83)(a)  (1,282)
                                          -------  ------     -----     -------
Earnings before income taxes and group
 contribution...........................    2,080     609      (418)      2,271
Group contribution......................      --       19       (19)(a)     --
                                          -------  ------     -----     -------
Earnings before income taxes............    2,080     590      (399)      2,271
Provision for income taxes..............      539     (49)     (112)(c)     365
                                                                (13)(a)
                                          -------  ------     -----     -------
Net earnings............................  $ 1,541  $  639      (274)    $ 1,906
                                          =======  ======     =====     =======
Net earnings per share..................  $  0.27                       $  0.20
                                          =======                       =======
Weighted average number of common shares
 and equivalents outstanding............    5,795             4,162       9,957
                                          =======             =====     =======

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED JUNE 30, 1997

(a) Represents adjustment required to conform net earnings as of June 30, 1997 from Swedish GAAP to U.S. GAAP. See Note 12 to the December 31, 1996 AGEMA Combined Financial Statements and Note 3 to the June 30, 1997 AGEMA Combined Financial Statements.

(b) Represents amortization of intangible assets for the six months ended June 30, 1997. The amortization is summarized as follows (in thousands):

       Trademarks..........................................................   66
       Intangible assets...................................................  305
                                                                            ----
                                                                            $371
                                                                            ====

  Trademarks are amortized on a straight-line basis over an estimated useful life of twenty years. Intangible assets are amortized on a straight-line basis over an estimated useful life of twenty years.

(c) The pro forma adjustment to the provision for income taxes is based upon the statutory tax rate of 28% applied to pro forma adjustments discussed above.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        HISTORICAL           PRO FORMA
                                      ----------------  -----------------------
                                       FLIR     AGEMA   ADJUSTMENTS    COMBINED
                                      -------  -------  -----------    --------
REVENUES:
Government........................... $42,958  $   --     $   --       $42,958
Commercial...........................  23,059   48,401        --        71,460
                                      -------  -------    -------      -------
  Total revenues.....................  66,017   48,401        --       114,418
Cost of goods sold...................  30,415   25,356        --        55,771
                                      -------  -------    -------      -------
Gross profit.........................  35,602   23,045        --        58,647
OPERATING EXPENSES:
Research and development.............   9,485    4,954        --        14,439
Selling and other operating costs....  17,739   20,532        (15) (a)  38,256
Allowance for doubtful accounts......   1,260      --         --         1,260
Amortization of intangibles..........     --       --         743 (b)      743
                                      -------  -------    -------      -------
  Total operating costs..............  28,484   25,486        728       54,698
Earnings from operations.............   7,118   (2,441)      (728)       3,949
Interest income......................      44      252        --           296
Interest expense and other...........    (819)    (463)      (204) (a)  (1,486)
                                      -------  -------    -------      -------
Earnings (loss) before income taxes
 and group contribution..............   6,343   (2,652)      (932)       2,759
Group contribution...................     --      (824)       824 (a)      --
                                      -------  -------    -------      -------
Earnings (loss) before income taxes..   6,343   (1,828)    (1,756)       2,759
Provision for income taxes...........   1,251      (67)       (53)(a)
                                                             (492)(c)      639
                                      -------  -------    -------      -------
Net earnings (loss).................. $ 5,092  $(1,761)   $(1,211)     $ 2,120
                                      =======  =======    =======      =======
Net earnings per share............... $  0.91                          $  0.22
                                      =======                          =======
Weighted average number of common
 shares and equivalents outstanding..   5,624               4,162        9,786
                                      =======             =======      =======

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1996

(a) Represents adjustment required to conform net loss as of December 31, 1996 from Swedish GAAP to U.S. GAAP. See Note 12 to the December 31, 1996 AGEMA Combined Financial Statements and Note 3 to the June 30, 1997 AGEMA Combined Financial Statements.

(b) Represents amortization of intangible assets for the year ended December 31, 1996. The amortization is summarized as follows (in thousands):

       Trademarks..........................................................  133
       Intangible assets...................................................  610
                                                                            ----
                                                                            $743
                                                                            ====

  Trademarks are amortized on a straight-line basis over an estimated useful life of ten years. Intangible assets are amortized on a straight-line basis over and estimated useful life of twenty years.

(c) The pro forma adjustment to the provision for income taxes is based upon the statutory tax rate of 28% applied to pro forma adjustments discussed above.

                               BUSINESS OF FLIR

  FLIR, founded in 1978, designs, manufactures and markets imaging systems, image analysis software and broadcast quality surveillance systems worldwide for a wide variety of applications in the government and commercial markets. Thermal imaging systems detect infrared radiation or heat, which is emitted directly by all objects and materials, enabling the user to see objects in total darkness, adverse weather, and through obscurants such as smoke and haze. FLIR's night vision products for the government market are used in such diverse applications as public safety (law enforcement and drug interdiction support, search and rescue, border and maritime patrol, and environmental protection) and defense (surveillance, reconnaissance and navigational assistance).

  Thermal imaging systems can also detect and measure temperature differences, which is important in a variety of industrial and commercial applications including predictive and preventative maintenance, manufacturing process control and monitoring, non-destructive testing and evaluation, and research and development. FLIR's business has also expanded into the larger imaging and machine vision markets. Two FLIR subsidiaries, Broadcast and Surveillance Systems, Ltd. ("BSS"), located just outside London, England, and Optimas Corporation ("Optimas"), located in the Seattle, Washington area, play an important part in that expansion. BSS designs, manufactures and markets day and night imaging systems designed for the non-military and commercial broadcast markets. Optimas specializes in the development of computer software products that enable image analysis across a full range of applications for the industrial, biomedical and research markets.

  In April 1996, FLIR entered into the commercial broadcast market with the introduction of two products, the ULTRA 4000 and the UltraMedia. The ULTRA 4000 is a fully stabilized airborne camera system that couples a high-resolution infrared camera with an industry-standard broadcast camera for 24-hour-a-day news coverage. The UltraMedia is a broadcast-quality imaging system that delivers clear, crisp and jitter-free daylight images.

  FLIR's Government customers include local law enforcement agencies, instrumentalities of the U.S. Government, foreign governments and various aircraft manufacturers and resellers. Customers for FLIR's Commercial products include various manufacturers, resellers, research and development facilities, universities, biomedical research facilities, utility companies, motion picture and entertainment companies and various commercial enterprises.

INDUSTRY BACKGROUND

  Infrared radiation is essentially light that is not visible because its wavelength is too long to be detected by the human eye. Unlike visible light, infrared radiation is emitted directly by all objects and materials. Thermal imaging systems are used to detect infrared radiation and convert it into an electronic signal, which is then formatted into a video scene and displayed on a monitor. Thermal imaging systems enable the operator to see objects in total darkness and through obscurants such as smoke, haze and many forms of fog. Unlike other night vision devices, such as night vision goggles, a thermal imaging system does not require any visible light to operate. Thermal imaging systems can also detect and measure temperature differences, which is important in a variety of industrial applications.

  Early applications of thermal imaging primarily involved the use of very expensive high-resolution systems in military combat applications such as weapons targeting, where performance factors were far more important in the procurement decision than the system acquisition cost. A basic form of the technology was also employed in limited industrial applications such as detection of heat loss from buildings, where system price was more important than sophisticated performance. Consequently, a large group of potential users in both the public safety sector and commercial markets did not use thermal imagers, since available systems either failed to meet their performance requirements or were too expensive. FLIR was among the first to bridge the gap between high-cost, high-performance and low-cost, low-performance systems by developing thermal imaging products with a combination of price and performance suited to the needs of a broad range of customers in the government market. In addition, commercial applications and markets began to expand as thermal imaging companies developed products with enhanced performance characteristics.

  FLIR expects continued growth in the government and commercial markets due primarily to the general improvements in the price and performance characteristics of imaging systems for these government and commercial markets. FLIR believes the primary factors that will contribute to the growth in the government market are the increasing use of thermal imaging in public safety applications worldwide, the increasing emphasis of governments on public safety roles and the transition of defense procurement policies worldwide to favor cost-effective commercially developed technology. FLIR believes that the use of thermal imaging and broadcast systems in commercial applications will increase, and the commercial imaging market will expand significantly, as high-performance industrial systems become more affordable and industrial customers better understand the improvements in quality and productivity that can be gained by the use of these systems and the related image analysis software. FLIR's commercial products and image analysis software capabilities are designed to take advantage of these opportunities.

MARKETS FOR FLIR'S PRODUCTS

  Government Products. The worldwide government market consists of two segments: public safety and defense. FLIR is a leader in the public safety segment, which is rapidly expanding but represents a small percentage of the total government market. FLIR also sells its products for selected applications in the defense segment.

  Public Safety. FLIR is a worldwide leader in the emerging public safety market, which consists of products sold for a variety of uses in law enforcement and drug interdiction, search and rescue, border and maritime patrol, and environmental protection. FLIR has been instrumental in the development of this market worldwide, with systems operating in over 47 countries. During the last three years, FLIR has sold into this market over 400 systems with a dollar value in excess of $112 million. While no consistent data is available as to the size of this market, FLIR believes this represents only a small percentage of the existing and potential global market.

  Customers in the public safety market demand systems that are both affordable and capable of performing a variety of tasks requiring high resolution and image quality. FLIR's products are well positioned to meet these customers' requirements for performance and affordability. Additionally, FLIR's broad product range is well suited to the principal customer groups in the public safety market, each of which require different product configurations. FLIR's products meet customer needs for systems that can be mounted on a variety of aircraft and ships, operate in different climatic conditions and accommodate changes in methods of operations. Installations for FLIR's systems have been certified by the Federal Aviation Administration and equivalent authorities in foreign countries for most of the aircraft used in the market.

  Law Enforcement and Drug Interdiction: Thermal imaging systems enable law enforcement agencies to expand their capabilities in activities ranging from routine patrol and surveillance to suspect apprehension and drug interdiction. There is a trend in law enforcement toward the use of aircraft, which have advantages over traditional ground operations in these activities. Airborne enforcement has historically been limited by an inability to perform effectively at night or under conditions of limited visibility -- precisely the conditions under which significant criminal activity occurs. By providing night vision capability, thermal imaging systems significantly enhance the performance capabilities of airborne law enforcement.

  FLIR believes that law enforcement is an emerging market for its systems and that a relatively small percentage of law enforcement aircraft worldwide are presently equipped with thermal imaging systems. As various law enforcement agencies have gained familiarity with the uses and capabilities of these systems, FLIR has expanded the applications for its products to meet the needs of a broader customer base. Over the past three years, demand for FLIR's products has continued to be strong as a result of their effective use by customers in law enforcement and drug interdiction activities worldwide.

  Law enforcement agencies are also beginning to recognize the utility of thermal imaging systems in ground operations, an application in which cost, portability and image quality are key customer requirements. FLIR has addressed these requirements with its Prism Camera. See "Products."

  Search and Rescue: Search and rescue operations include the traditional mission of rescuing boats and vehicles in distress, offshore oil platform safety and emergency response support for missing persons or accident victims. These operations are routinely conducted in most nations by military, governmental, or local entities in both coastal waters and inland areas. The range of FLIR's customers in this market has expanded from initial coast guard sales to include military agencies, private contractors, oil companies and emergency response teams. FLIR believes that this market will continue to grow, primarily due to the evolving need to maintain search and rescue capability on a 24-hour basis and under adverse weather conditions.

  Border and Maritime Patrol: As the frequency of regional disputes throughout the world increases and concern over the effects of illegal immigration grows in most countries, the importance of border surveillance, particularly night time surveillance, has increased. FLIR was among the first to demonstrate the effectiveness of thermal imaging systems for airborne operations in this market. Maritime patrol activities are performed by military or governmental agencies charged with maintaining the territorial integrity of coastal waters, monitoring national fishing boundaries and preventing smuggling.

  Environmental Protection: With the growing worldwide emphasis on protection of natural resources, FLIR expects the market for its systems in environmental protection activities to expand. FLIR's thermal imaging systems have been effectively used in forest fire detection and extinguishment, oil spill detection and monitoring, and wildlife management. Potential additional applications include monitoring toxic waste sites, identifying sources of environmental contamination, and gas leak detection. In many cases, proper detection cannot be accomplished without thermal imaging. For example, heavy smoke inhibits the application of flame retardant while fighting forest fires; thermal imaging systems see through smoke and allow accurate airdrops of both retardant and water. FLIR has successfully begun to market its systems for environmental protection applications in the United States and Canada, but this market is in its infancy and is expected to grow as users become increasingly aware of the applications and utility of thermal imaging systems.

  Defense. The defense market for thermal imagers, which consists primarily of sophisticated weapon systems, has historically constituted the largest segment of the market for night vision products. While FLIR has purposely limited its participation in this market segment, due to the changing nature of defense priorities, FLIR has begun to develop relationships with prime defense contractors that require cost-effective thermal sensors for inclusion in their systems.

  In addition to the traditional weapons systems applications, thermal imaging systems are increasingly being employed by the military for surveillance, reconnaissance, and navigation assistance as part of a larger trend toward expansion of night operations capability. As a result, night vision systems have been identified as a critical component of a more technology-based military. FLIR believes that these trends will provide selected ongoing growth opportunities for FLIR in the defense market.

  Commercial Products. The ability of thermal imaging systems to detect heat and measure temperature differences make them useful in a broad range of industrial applications. For example, thermal imaging systems can be used to observe the performance of heating and cooling devices, monitor the performance of electronic components or the movement of electrical current, detect water or moisture, identify leaks, locate bonding defects, detect cracks and voids in an object and determine surface uniformity. FLIR believes that the increasing emphasis on improving manufacturing productivity and product quality, underscored by the growing importance of programs such as International Standards Organization (ISO) 9000 certification and the increasing complexity of high technology products and processes, creates an opportunity for a significant expansion of the commercial market. This market typically requires very high performance systems with extensive analytical software. FLIR believes that growth of the commercial market will be further enhanced as thermal imaging systems achieve higher performance, the capabilities and benefits of thermal imaging are understood by a growing number of potential customers, the image analysis software capabilities continue to improve and systems become more affordable and easy to use.

  FLIR believes that its commercial imaging systems and related software products will enable it to continue to capture market share and significantly expand applications in six principal areas: predictive and preventive maintenance, non-destructive testing and evaluation, research and development, manufacturing process control and monitoring as well as expand into the much larger machine vision market, commercial broadcast and image analysis.

  Predictive and Preventive Maintenance ("PPM"): Thermal imaging systems improve productivity by allowing the location and detection of equipment faults so they can be corrected before they lead to catastrophic failure or major equipment damage. This allows companies to significantly reduce operating expenses by lowering repair costs and reducing downtime. PPM is currently the largest segment of the industrial market.

  Specific PPM applications are numerous. Utility companies utilize FLIR's thermal imaging products to locate and repair defective power transmission components thereby significantly improving service reliability by reducing annual power outages per customer. The bearings of rotating machinery will operate at an increasingly warmer temperature as the end of their useful life approaches; thermal imaging surveys can predict the bearing's end of life, allowing planned maintenance to be performed before experiencing a plant shut-down or severe machinery damage. Thermal imaging is used to evaluate the integrity and amount of insulation in a building or container, providing substantial energy cost savings. Thermal imaging allows roof leaks and associated specific damaged areas to be located and repaired, avoiding the major expense of replacing the entire roof.

  Non-Destructive Testing and Evaluation ("NDT"): Non-destructive testing and evaluation is a market classification adopted by a broad group of users of various technologies for specialized testing. NDT in a broad sense applies to all testing and evaluation that is non-destructive in nature and is utilized in all industrial thermal imaging market segments. More specifically, the designation applies to a segment that focuses on the testing of composite materials or of products using composite materials. This is a relatively new thermal imaging market and has experienced strong growth. Many different types of products must be inspected to ensure they are properly constructed, meet acceptable quality standards, or have not been damaged. For many applications, technologies such as ultrasound and x-ray have not proven to be effective. Thermal imaging has proven to be non-destructive, effective, quick and affordable and is increasingly being used for this type of inspection.

  Thermal imaging can be used to evaluate, monitor and test composite material in this process. For example, when two composite materials are bonded together, thermal imaging, unlike visual inspection, can be used to determine the quality of the bond. A similar inspection technique is used to inspect composite materials for damage after sustaining an impact. Additionally, during the production of solar cells, thermal imaging is used to verify the integrity of the bond between the various composition layers -- a factor critical to the cell's performance. Due to pressure and temperature differences experienced by an aircraft, water will collect in the internal honeycomb structure or insulation if there is a leak in the aircraft's outer skin; such leaks can be located through the use of thermal imaging.

  Research and Development: Thermal imaging, due to its non-destructive analysis capability, is a new tool for use in research from automobiles to electronics. This market typically requires very high performance systems with extensive capabilities and tools to analyze the thermal image. FLIR believes that this segment of the commercial market will grow as system resolution and image analysis capabilities increase.

  Because many component and product designs involve the use or control of heat, thermal imaging can be effectively used in the research and design of the component or product. For example, thermal imaging is used in laser design to determine the power distribution of the beam. Once the laser is in production, thermal imaging is used as a process and product specification monitoring system. In addition, thermal imaging is used in development of diesel engines using ceramic coated pistons to determine proper adhesion of the ceramic to the metal piston. During the design of a rubber tire, uniform heat distribution can be evaluated using thermal imaging.

  Manufacturing Process Control and Monitoring: The ability to determine that a manufacturing process will produce unacceptable results at the earliest point in the production cycle is critical to quality improvement and cost reduction. Thermal imaging and image analysis allows for the monitoring and control of heat, which is used in most industrial processes. Depending on the process, too much, too little, or uneven heat can result in a defective product. FLIR believes that, as all phases of the manufacturing process become increasingly competitive and quality standards increase, the use of thermal imaging and image analysis software in these applications will grow.

  Potential thermal imaging applications for process monitoring are varied and extensive. For example, the quality of metal, plastic and glass cast parts is highly dependent upon the temperature distribution in the mold. The quality of paper is dependent upon proper and even moisture distribution during the drying process. Thermal imaging is used to monitor temperature and moisture distribution in these manufacturing processes. In addition, many products, such as rubber gloves, can be thermally examined to locate abnormally warm or cool spots, indicating non-uniform thickness which may result in a quality defect.

  Commercial Broadcast: The use of stabilized broadcast and thermal imaging systems is becoming a standard feature in today's electronic news gathering markets. This market typically requires very high performance systems with extensive capabilities including state-of-the-art stabilization, the ability to provide jitter-free images from great distances and the ability to downlink the information on a real-time basis. FLIR believes that this segment of the market will grow as more and more TV stations acquire helicopters to provide real-time reporting of news events and as system size and weight continue to decline which enable the use of such systems on small and weight restricted helicopters.

  Image Analysis: The acquisition of Optimas, in early 1996, has enabled FLIR to greatly expand its image analysis capabilities. Image analysis is the extraction of specific quantitative information in an objective, repeatable fashion in order that such data can be more meaningfully employed or understood and used to make informed and better decisions. Image analysis incorporates image processing (improving or otherwise modifying of the visual appearance of an image), but goes further to incorporate the identification of features of interest, extracting the desired measurements of those features and then making such measurements available for productive use.

  Uses of image analysis software may include monitoring and controlling industrial processes, improving product quality, enhancing medical analysis or otherwise enabling or enhancing critical decision-making processes. For example, in the manufacture of laser and ink jet printers, the precise alignment of thousands of tiny dots of ink and a minimization of scatter or excess ink spots in printing are critical quality concerns. Printer manufacturers examine a test sheet from each printer using FLIR's image analysis software. The software can rapidly examine a digital scan of those pages and provide analysis of whether the printer is functioning within tolerances.

PRODUCTS

The following is a listing of FLIR's main products and a brief description of such products:

  Series 2000. The Series 2000(TM), first introduced in 1983, is a real-time analog TV-compatible thermal imaging system for use in applications such as military surveillance, narcotics interdiction, crime fighting, search and rescue and environmental protection.

  SAFIRE. The SAFIRE(TM), first introduced in the second quarter of 1992, is a high-resolution digital thermal imaging system featuring gyro stabilization and image processing. SAFIRE systems are currently fielded by all branches of the U.S. military and are manufactured to meet the rigors of diverse missions from airborne and naval surveillance to search and rescue.

  ULTRA 3000. The ULTRA 3000(TM), first introduced in the fourth quarter of 1994, is one of the smallest and lightest airborne thermal imaging systems available on the market today. A variety of system features and options make the ULTRA 3000 a truly versatile thermal imaging system for use in day and night surveillance, search and rescue, and environmental protection.

  Prism SP. The Prism SP(TM), first introduced in the second quarter of 1994, is a high resolution, battery powered, handheld infrared camera. The Prism SP combines compact size, high quality imaging and temperature measurement capabilities which make it ideal for a broad range of industrial applications, including predictive and preventative maintenance, research and development, process control, and other types of non-destructive evaluation.

  Prism DS. The Prism DS(TM), which was introduced in the first quarter of 1995, is a high resolution, battery powered, handheld infrared camera with the added capabilities of digital storage and image processing. The Prism DS features an on-board 486 microprocessor which enables digital capture of images onto Windows based PC cards. The Prism DS is ideally suited for industrial applications where post analysis in the area of predictive and preventative maintenance, research and development, process control, and other types of non-destructive evaluation are crucial.

  Tracer. The Tracer(TM), introduced in the first quarter of 1997, is the first industrial imaging system capable of recording and analyzing long thermal event sequences at real-time frame rates on a Windows based PC. Tracer combines a high-resolution thermal imaging camera with a Pentium PC, digital recording system, and Windows-based analysis software.

  SeekIR. The SeekIR(TM), introduced in the third quarter of 1996, is a handheld infrared camera system that uses "uncooled" detector technology. Silent operation, "instant on" imaging, compact size, portability and a long-life battery make the SeekIR a strong tool for gathering evidence and conducting "night vision" surveillance or monitoring.

  ULTRA 4000. The ULTRA 4000(TM), introduced in the third quarter of 1994, is a fully stabilized aerial camera system that couples a high-resolution infrared camera for low light or no light situations with an industry-standard broadcast camera for daylight coverage. The ULTRA 4000 provides the capability for long range airborne surveillance and broadcast video transmission in law enforcement, news gathering, and similar applications.

  UltraMedia. The UltraMedia(TM), introduced in the first quarter of 1996, is a compact daylight broadcast system that delivers a maximum of 72:1 magnification in a lightweight, low-profile package which is ideally suited for airborne broadcast teams. The UltraMedia breaks new ground by giving airborne broadcast teams hardware that delivers high-resolution images without high payload concerns.

  UltraMedia-RS. The UltraMedia-RS(TM), introduced in the first quarter of 1997, combines many of the features of the larger UltraMedia system in a compact 35 pound configuration. The UltraMedia RS provides small and weight restricted aircraft the ability to gather high quality video footage from long distances.

  AnalyzIR. AnalyzIR(TM) Software, introduced in the second quarter of 1995, allows for review, analysis and processing of captured images and data. AnalyzIR software is a Windows based program which provides for an ease of use and affordability that is unmatched in the industry. AnalyzIR software is typically packaged with the Prism systems, though it is capable of operating with data gathered from other imaging modalities as well.

  OPTIMAS. OPTIMAS(TM) software, introduced in the first quarter of 1989, is a Windows based application designed to meet the needs of the advanced scientific and engineering markets. The OPTIMAS software package includes custom user interface tools which enable both novice and highly skilled users to efficiently and effectively solve their image analysis problems.

  Xcaliper. Xcaliper(TM) software, introduced in the second quarter of 1995, is a high precision software product addressing certain industrial machine vision tasks such as gauging, part-presence or absence, edge detection and part alignment. Xcaliper software combines high speed with easy development using Visual Basic programming.

  Sentinel. Sentinel(TM) software, introduced in the fourth quarter of 1995, is an image pattern and industrial OCR software application using neural network-based technology to perform fast pattern recognition on personal computers. Applications include form reading, package label identification, part orientation and inspection. Sentinel software employs a simple drag and drop interface to train patterns and build applications.

  Library. Library(TM) software, introduced in the fourth quarter of 1995, is a flexible, multi-user image database with internal image management capabilities. Library software provides support for network and removable media and seamless links to OPTIMAS for one step archiving of images from OPTIMAS. Images can be retrieved and batch-analyzed using internal search features and automated field updates of analysis results. Library software utilizes a drag and drop interface to enable custom database and report development.

CUSTOMERS

  The primary customers for FLIR's products include instrumentalities of domestic and foreign governments, original equipment manufacturers, commercial manufacturers, research and development facilities, universities, utility companies, news gathering agencies and various commercial enterprises.

  A substantial portion of FLIR's revenues is derived from sales to agencies and instrumentalities of the U.S. Government, which aggregated more than 10% of FLIR's revenues in each of the last three years. For the year ended December 31, 1996, such sales represented 40.1% of FLIR's total revenue. Of this amount approximately $22.8 million, or 34.5% of FLIR's 1996 revenues, consisted of sales to the U.S. Marine Corps of additional SAFIRE systems for their fleet of UH-1N "Huey" helicopters. With the exception of the continuing sales to agencies and instrumentalities of the U.S. Government, FLIR does not typically have continuing customers whose purchases constitute more than 10% of revenues on a year to year basis. At any given time, however, FLIR may have purchase commitments from customers which, if completed, would constitute more than 10% of revenues in any given year. The failure of any such customer to complete such purchases or the loss of the agencies and instrumentalities of the U.S. Government as a customer could have a material adverse effect on FLIR's business, financial position and results of operations.

SALES, DISTRIBUTION AND CUSTOMER SERVICE

  FLIR markets its night vision products for the government market in the United States directly through a 17-person direct sales staff, and internationally through 12 independent representatives covering all major markets worldwide.

  FLIR sells its commercial products worldwide through a 24-person direct sales staff and a network of 35 distributors and representatives, each with an exclusive right to sell FLIR's products in a defined geographic area. All distributors and representatives report to one of five regional sales managers employed by FLIR. FLIR sells its software products primarily through 56 authorized dealers, 30 of whom are located within the U.S. and Canada. Many of these dealers, particularly internationally, maintain their own network of subsidiary agents.

  In support of both direct and distribution sales activities, FLIR has a technical support group that provides installation, technical training and repair services. FLIR maintains service facilities at its factory in Portland, Oregon and at its subsidiaries in the United Kingdom and Seattle, Washington. FLIR also maintains limited service capability in three foreign locations under the direction of its independent representatives.

MANUFACTURING

  FLIR manufactures most critical components of its products, including detectors, optics and high speed motors. This allows FLIR to minimize lead times, facilitate prompt delivery of its products, control costs and ensure that these components satisfy its quality standards. FLIR purchases other parts pre-assembled, including coolers, circuit boards, FPA detectors, cables and wiring harnesses. The interruption of certain sources of supply or the failure of suppliers of key components to adapt their products to FLIR's changing technological requirements could disrupt FLIR's ability to manufacture products or cause FLIR to incur costs associated with the development of alternative sources, either of which could have an adverse effect on FLIR's business, financial position, and financial results of operations. FLIR has experienced delays in production due to its inability to timely obtain a necessary component from third-party supplier. No assurance can be given that similar delays will not be experienced in the future.

  Certain critical components, such as detectors and optical systems, are made with special minerals, compounds or materials. FLIR believes that all such materials are readily available and will continue to be available in the foreseeable future at costs that are not prohibitive or that would materially affect FLIR's ability to manufacture such components.

  FLIR's manufacturing operations have been audited by its OEM customers, which include several major aircraft manufacturers, and were certified as meeting their quality standards. In addition, FLIR has been certified for inclusion of its products in government systems after government audits of its manufacturing facilities.

COMPETITION

  FLIR's competitors are different in each market segment. In the public safety and law enforcement market, FLIR faces a variety of competitors, including Raytheon, AGEMA, Inframetrics, GEC and Wescam. In the commercial thermographic market, major competitors are Raytheon, Inframetrics, GEC, Avio, I.S.I., Land Instruments, AGEMA, Mitsubishi and NEC. In the commercial broadcast market, FLIR's principal competitor is Wescam. In the technical image analysis software market, FLIR competes with Media Cybernectics and Noesis Vision, and to a lesser extent Data Translation, Jandel Scientific and Matrox Electronics Systems. In the industrial machine vision imaging markets, FLIR competes with Adept, Allen-Bradley Company, Cognex and Robotic Vision Systems. Competition in the defense market is intense, and includes companies such as Lockheed Martin, Boeing, Thomson, GEC, and Thorn EMI. As the markets for FLIR's products expand, FLIR expects that additional competition will emerge and that existing competitors may commit more resources to the markets addressed by FLIR. Most of FLIR's competitors have substantially greater financial, technical and marketing resources than FLIR. In addition, FLIR's products compete indirectly with numerous other products, such as image intensifiers and low-light cameras, for limited military and governmental funds.

  FLIR believes that the principal competitive factors in its market are performance, cost, customer service, product reputation, and effectiveness of marketing and sales efforts. In addition, FLIR believes that the speed with which companies can identify applications for thermal imaging, develop products to meet those needs and supply commercial quantities to the market are important competitive factors. FLIR believes that it competes favorably with respect to each of these factors.

PROPRIETARY RIGHTS

  FLIR relies on intellectual property rights to protect its proprietary technology. FLIR enters into confidentiality agreements with its employees and consultants and limits access to and distribution of its documentation and other proprietary information. There can be no assurance that the steps taken by FLIR in this regard will be adequate to deter misappropriation of its technology or independent third-party development of competing technologies.

EMPLOYEES

  As of September 30, 1997, FLIR had 434 employees of whom 56 were in administration, 133 were in engineering, 5 were in quality assurance, 159 were in manufacturing, assembly and testing and 81 were in marketing and sales. FLIR has been successful in attracting and retaining highly skilled technical, marketing and management personnel to date. None of FLIR's employees are represented by a union or other bargaining group. FLIR believes its relationship with its employees is good.

PROPERTIES

  FLIR leases approximately 85,000 square feet of office, manufacturing, and laboratory space in Portland, Oregon, under a lease which expires in 2000. The lease calls for fixed monthly payments over its term. FLIR also leases approximately 12,500 square feet of office and manufacturing space in the United Kingdom, under a lease that expires in 2000 and leases approximately 9600 square feet of office and manufacturing space in Bothell, Washington, under a lease that expires in 2000.

LEGAL PROCEEDINGS

  In the normal course of business, FLIR is and has been involved in certain litigation, however, FLIR is not the subject of or a party to any material legal proceedings.

            FLIR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  FLIR, founded in 1978, designs, manufactures, and markets imaging systems worldwide for a wide variety of applications in the government and commercial markets. Thermal imaging systems detect the infrared radiation, or heat, emitted directly by all objects and materials and enable the operator to see objects in total darkness, in adverse weather conditions and through obscurants such as smoke and haze. Government applications include public safety (law enforcement and drug interdiction, search and rescue, border patrol and maritime patrol, and environmental protection) and defense (surveillance, reconnaissance and navigation assistance). Commercial applications include commercial broadcast imaging, predictive and preventive maintenance, non-destructive testing and evaluation, research and development, manufacturing process control and monitoring, and machine vision and image analysis.

  FLIR was profitable in the year ended December 31, 1988 and has reported profitable results for each succeeding year. In June 1993, FLIR completed an initial public offering of its stock, which is traded on the Nasdaq National Market System.

  In January 1996, FLIR continued to expand the market potential for the growing commercial product line as well as government products by acquiring Optimas Corporation ("Optimas") in Seattle, Washington. Optimas specializes in the development of image analysis software for a wide range of applications for the industrial, biomedical, research and machine vision markets.

  In April 1996, FLIR entered into the commercial broadcast market with the introduction of two products, the ULTRA 4000 and the UltraMedia. The ULTRA 4000 is a fully stabilized airborne camera system that couples a high-resolution infrared camera with an industry-standard broadcast camera for 24-hour-a-day news coverage. The UltraMedia is a broadcast-quality imaging system that delivers clear, crisp and jitter-free daylight images.

  During 1996, FLIR continued the significant investment in the infrastructure of FLIR. This included significant investments in expanding the operations of both of FLIR's subsidiaries, Broadcast and Surveillance Systems, Ltd. ("BSS") and Optimas; continued emphasis on corrective action related to production issues with the Prism product line; restructuring the marketing channels to a more direct sales force from a predominately representative-based network; and the continued investment in research and development related to new products and enhancement of existing products. FLIR is now beginning to benefit from this investment as evidenced by the introduction of the two new aerial broadcast products in 1996, profitable operations of BSS, the continued enhancement to existing products, and in early 1997, the introduction of the extremely lightweight UltraMedia-RS and the Tracer, the first industrial imager capable of recording and analyzing long sequences of thermal activity on a real-time basis.

RESULTS OF OPERATIONS

  The following table sets forth for the indicated periods certain items as a percentage of revenue:

                                        SIX MONTHS ENDED       YEAR ENDED
                                            JUNE 30,          DECEMBER 31,
                                        ------------------  -------------------
                                          1997      1996    1996   1995   1994
                                        --------  --------  -----  -----  -----
REVENUES:
 Government............................     54.2%     62.5%  65.1%  67.0%  73.1%
 Commercial............................     45.8      37.5   34.9   33.0   26.9
                                        --------  --------  -----  -----  -----
  Total revenues.......................    100.0     100.0  100.0  100.0  100.0
Cost of goods sold.....................     46.2      47.9   46.1   45.3   48.6
                                        --------  --------  -----  -----  -----
 Gross profit..........................     53.8      52.1   53.9   54.7   51.4
OPERATING EXPENSES:
 Research and development..............     14.9      16.2   14.4   15.5   15.5
 Selling and other operating costs.....     30.7      29.5   26.9   29.2   24.3
 Allowance for doubtful accounts.......       --        --    1.9    0.1    0.9
                                        --------  --------  -----  -----  -----
  Total operating expenses.............     45.6      45.7   43.2   44.8   40.7
   Earnings from operations............      8.2       6.4   10.7    9.9   10.7
Interest income........................       --       0.1    0.1    0.5    1.4
Interest expense and other.............     (2.4)     (0.9)  (1.2)  (1.6)  (0.3)
                                        --------  --------  -----  -----  -----
   Earnings before income taxes........      5.8       5.6    9.6    8.8   11.8
Provision for income taxes.............      1.5       1.2    1.9    1.0    1.2
                                        --------  --------  -----  -----  -----
Net earnings...........................      4.3%      4.4%   7.7%   7.8%  10.6%
                                        ========  ========  =====  =====  =====

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  Overall. FLIR's revenues increased 31.7%, from $50.1 million in 1995 to $66.0 million in 1996. Net earnings increased 31.7%, from $3.9 million (or $0.70 per share) in 1995 to $5.1 million (or $0.91 per share) in 1996. The increase in overall revenue and net income was primarily due to the inclusion of revenue from the sale of FLIR's two aerial broadcast products, the ULTRA 4000 and the UltraMedia, for the broadcast market, as well as to increased deliveries of SAFIRE night vision system to the Federal Government, particularly to the U.S. Marine Corps and the U.S. Air Force. Further, the increase in revenue and net income was due to the fact that 1995 government revenues were constrained due to delays in the finalization of several international and domestic contracts and the inclusion, in 1995, of the significant one-time transaction costs associated with the Optimas acquisition. These increases were sufficient to offset several items that had a dilutive impact on 1996 net earnings including the $1.2 million fourth quarter increase in the allowance for doubtful accounts related to one long-outstanding international receivable, the increase in interest expense related to increased short and long-term borrowings and the increase in the effective tax rate.

  During 1995, FLIR's overall revenues increased 2.3%, from $49.0 million in 1994 to $50.1 million in 1995. Net earnings decreased 25.4%, from $5.2 million (or $0.95 per share) in 1994 to $3.9 million (or $0.70 per share) in 1995. The slight increase in overall revenues, despite the decline in revenues experienced by FLIR's government division, was primarily due to increased sales of the Prism family of products, principally the Prism DS and increased sales at BSS. The decline in net earnings was primarily due to the significant one-time costs associated with the Optimas acquisition, and the reduction in interest income earned on cash balances.

  Revenues. Revenues from the sale of government systems increased 27.9%, from $33.6 million in 1995 to $43.0 million in 1996. This increase was primarily attributable to increased sales of the SAFIRE night vision system from $23.9 million in 1995 to $29.9 million in 1996, principally to the U.S. Government, particularly the U.S. Marine Corps and the U.S. Air Force. Additionally, revenues from the sale of BSS products increased during 1996. Commercial imaging systems revenues increased 39.3%, from $16.6 million in 1995 to $23.1 million in 1996. This improvement was principally attributable to the inclusion of revenues from sales of FLIR's two aerial broadcast products, the UltraMedia and the ULTRA 4000, which were introduced in the first quarter of 1996 and aggregated $10.4 million in 1996. This increase was partially offset by reduced sales of the Prism family of products due to supplier-related production constraints experienced in 1996. FLIR continues to make improvements in its production capacity for the Prism products by working with existing suppliers to improve performance and also by identifying alternative sources of detector components that utilize a different electronic design. FLIR is now producing Prism cameras that utilize these new components and FLIR is now is the process of ramping up production utilizing both existing and new supplier components. While the results of this effort have been positive, the Prism revenues for 1996 reflect that full production had not been achieved.

  Revenues in 1995 from the sale of government systems decreased 6.2%, from $35.8 million in 1994 to $33.6 million in 1995. This slight decrease was primarily due to delays in the finalization of several international and domestic contracts, which resulted in revenues from these contracts being postponed from the latter half of 1995 into 1996 and 1997. Revenues from the sale of commercial imaging systems increased 25.6%, from $13.2 million in 1994 to $16.6 million in 1995. This improvement was principally attributable to increased sales of the Prism family of products, particularly the Prism DS, which was introduced in the first quarter of 1995. Sales of the Prism family of products aggregated $7.8 million in 1995 compared with $5.2 million in 1994.

  FLIR has continued to benefit from its significant investment to develop worldwide sales and distribution channels. The majority of FLIR's revenue outside the United States was from Europe. However, during 1996, international revenues decreased slightly from $23.1 million in 1995 to $21.2 million in 1996. Sales outside the United States accounted for approximately 32.0% of FLIR's revenue in 1996. This represents a decrease from the 46.0% experienced in 1995 and the 42.3% experienced in 1994. The decrease, in 1996, in absolute dollars and as a percentage of revenue was primarily due to increased shipments under the terms of existing domestic contracts, primarily to the U.S. Marine Corps. FLIR anticipates that revenues from international sales as a percentage of total revenue will continue to comprise a significant percentage of revenues but may vary modestly from year to year.

  Gross profit. As a percentage of revenue, gross profit decreased slightly from 54.7% in 1995 to 53.9% in 1996. This decrease was primarily due to the decrease in higher margin international sales and the increase in sales to the U.S. Government which aggregated $26.5 million in 1996 compared to $15.7 million in 1995. The decrease was mitigated by the increased sales of FLIR's commercial broadcast products, which typically have a slightly higher margin than other commercial products, and to higher margin software sales from Optimas.

  Gross profit increased as a percentage of revenue from 51.4% in 1994 to 54.7% in 1995, primarily due to the higher percentage of higher margin international sales in 1995.

  Gross profit percentages are affected by a variety of factors, including the mix of domestic and international government and commercial imaging sales, the more competitive nature of the commercial imaging market, and the impact of competitive bids for significant government contracts.

  Research and development. Research and development expense increased 21.8%, from $7.8 million in 1995 to $9.5 million in 1996, and increased 2.6%, from $7.6 million in 1994 to $7.8 million in 1995. As a percentage of revenue, research and development expense decreased from 15.5% in 1995 to 14.4% in 1996 and remained consistent at 15.5% for 1995 and 1994. The increase in research and development expense, in absolute dollar terms, was attributable to increased research and development activities related to introduction of the UltraMedia, ULTRA 4000, UltraMedia-RS and the Tracer, as well as to on-going product enhancements. Research and development expense was also impacted by the classification of development costs directly associated with engineering revenues as cost of goods sold rather than research and development expenses. Such costs amounted to $200,000, $425,000 and $306,000 in 1996, 1995 and 1994,
respectively. Without these reclassifications, research and development expense as a percentage of revenue would have been 14.7%, 16.4% and 16.1% in 1996, 1995 and 1994 respectively, reflecting the fact that a large percentage of research and development expense is fixed in nature.

  The general trend in research and development expense reflects FLIR's continuing emphasis on product development and new product introductions. FLIR expects that research and development expenses will continue to increase in absolute dollars but, as FLIR's revenues increase and given the large percentage of research and development expense that is fixed in nature, such expenses should continue to decline as a percentage of revenue.

  Selling and other operating costs. Selling and other operating costs increased 21.5%, from $14.6 million in 1995 to $17.7 million in 1996 and increased 22.7%, from $11.9 million in 1994 to $14.6 million in 1995, primarily due to costs associated with increased revenues, expenses related to the expanded operations of BSS and Optimas, and to increased personnel. Further, FLIR has continued to expand and strengthen the direct sales and marketing staffs at both FLIR and Optimas. Selling and other operating costs decreased as a percentage of revenue from 29.2% in 1995 to 26.9% in 1996, and increased from 24.3% in 1994 to 29.2% in 1995. FLIR expects that selling and other operating costs will continue to grow in absolute terms in 1997 as a result of further planned increases in sales and marketing personnel and anticipated increased marketing efforts and related expenses.

  Allowance for doubtful accounts. In 1996, FLIR increased the reserve for doubtful accounts by $1.3 million, primarily related to the possible uncollectibility of a receivable from an international customer located in Genoa, Italy. FLIR had previously established a partial reserve for the possible uncollectibility of this receivable but determined that the continued delays in the restructuring of the company by the Italian Government necessitated a one-hundred-percent reserve.

  Interest income and Interest expense and other. Interest income consists of amounts earned on cash balances and short-term investments. The decrease from $705,000 in 1994 to $226,000 in 1995 and to $44,000 in 1996 reflects the decline in cash balances during 1995 and 1996 due to increased working capital needs, primarily inventories and accounts receivable as well as expanded operations of BSS and Optimas. Additionally, 1994 interest income reflects the inclusion of interest on certain long-term receivables.

  Interest expense and other includes costs related to short-term and long-term debt, capital lease obligations and miscellaneous bank charges and expenses. The increase from $795,000 in 1995 ($195,000 exclusive of the one-time costs associated with the acquisition of Optimas) to $819,000 in 1996 was primarily due to increased short-term and long-term debt as a result of increased working capital needs discussed above. The increase from $172,000 in 1994 to $795,000 in 1995 was due to the one-time costs associated with the acquisition of Optimas, which aggregated approximately $600,000.

  Income taxes. FLIR's effective income tax rates for 1996, 1995 and 1994 were 19.7%, 11.9% and 9.9%, respectively. The effective tax rates were substantially below the statutory rate as FLIR was able to realize the benefits of a portion of its net operating loss carryforwards and existing tax credits. FLIR recognized a net deferred tax benefit of $400,000, $950,000 and $850,000 in 1996, 1995 and 1994, respectively, under the recognition criteria of Statement of Financial Accounting Standard No. 109 (SFAS 109), "Accounting for Income Taxes." The current portion of income tax expense consists of state and federal income taxes, as the utilization of net operating loss carryforwards and existing tax credits was limited. As a result of FLIR's initial public offering in 1993, FLIR experienced a cumulative change in ownership of more than 50% within a three-year period, which resulted in the imposition of a limitation on the utilization of net operating losses and existing tax credits of $2.6 million per year.

  At December 31, 1996, FLIR had utilized all its net operating loss carryforwards, however, in connection with the acquisition of Optimas, FLIR acquired net operating loss carryforwards aggregating $5.5 million which expire in the years 1997 through 2010. Utilization of these carryforwards is limited to future earnings of Optimas and further limited to approximately $350,000 per year, as Optimas experienced a cumulative change in ownership of more than 50% within a three-year period. Additionally, FLIR has various tax credits available aggregating $771,000 which expire in the years 1999 through 2011.

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

  Overall. For the six months ended June 30, 1997, net earnings increased 32.6%, from $1.2 million, or $0.21 per share, in the first half of 1996 to $1.5 million, or $0.27 per share, in the first half of 1997. Earnings from operations for the six months ended June 30, 1997 increased 74.8%, from $1.7 million in the first half of 1996 to $2.9 million in the first half on 1997. The increase in net earnings did not increase at the same rate as earnings from operations primarily due to an increase in interest expense and an increase in the effective tax rate for the first six months of 1997.

  Revenues. Revenues for the six months ended June 30, 1997, increased 35.6%, from $26.4 million in the first half of 1996 to $35.8 million in the first half of 1997. Revenues from the sale of FLIR's commercial imaging systems for the six months ended June 30, 1997, increased 65.5% from the comparable period in 1996, from $9.9 million in 1996 to $16.4 million in 1997. The improvement was principally attributable to the inclusion of a full six months of revenues from sales of FLIR's aerial broadcast systems for the broadcast and entertainment markets which were introduced in the second quarter of 1996 and the increased deliveries of the Prism DS as a result of production improvements. Revenues from the sale of systems to governmental customers for the six months ended June 30, 1997, totaled $19.4 million, an increase of 17.7% from the $16.5 million in revenues generated in the first half of 1996. This growth is primarily due to the increased sales of the SAFIRE thermal imaging system including increased international sales which typically have a higher selling price.

  As a percentage of total revenue, revenues from the sale of commercial imaging systems for the six months ended June 30, 1997, increased to 45.8%, as compared to 37.5% for the first six months of 1996. This increase indicates that sales of FLIR's commercial imaging systems continue to comprise a larger percentage of FLIR's total revenue.

  Revenue from sales outside the United States increased significantly as a percentage of total revenue from approximately 43.3% of total revenue in the first half of 1997 from 34.5% for the first half of 1996. The increase in the percentage of international sales was primarily due to increased deliveries on existing international contracts and increased market penetration of FLIR's commercial products in Europe. While the percentage of revenue from international sales will continue to fluctuate from quarter to quarter due to the timing of shipments under existing international and domestic government contracts, management anticipates that revenues from international sales as a percentage of total revenues will continue to comprise a significant percentage of revenues.

  Gross profit. As a percentage of revenue, gross profit increased from 52.1% to 53.8% for the six month periods ended June 30, 1996 and 1997, respectively. This increase in gross profit as a percentage of revenue was principally attributable to the increased proportion of higher margin international sales and decreased shipments to instrumentalities of the U.S. Government which typically have lower margins than those of other customers in the government market and aggregated $8.3 million in the first half of 1997 compared to $10.2 in the first half of 1996. Gross profit percentages are affected by a variety of factors, including the mix of domestic and international sales, the more competitive nature of the commercial imaging market, and the impact of competitive bids for significant government contracts.

  Research and development. Research and development expense increased 24.8% for the six months ended June 30, 1997, from $4.3 million in the first half of 1996 to $5.3 million in the first half of 1997. As a percentage of revenue, research and development expense decreased from 16.2% to 14.9% for the six months ended June 30, 1996 and 1997, respectively. The overall level of research and development expense reflects FLIR's continuing emphasis on product development and new product introduction. The overall decrease as a percentage of revenue reflects the fact that a relatively large percentage of research and development expense is fixed in nature. While FLIR expects the absolute dollar amount of research and development expense to increase as the year progresses, research and development expense as a percentage of total revenue should decline as revenues increase.

  Selling and other operating costs. Selling and other operating costs increased 41.0% for the six months ended June 30, 1997, from $7.8 million in the first half of 1996 to $11.0 million in the first half of 1997. As a percentage of revenue, selling and other operating costs increased from 29.5% to 30.6% for the six months ended June 30, 1996 and 1997, respectively. The increases in absolute dollar terms were primarily due to costs associated with the increase in international revenues, particularly commissions, for the quarter and to increased sales and marketing personnel as FLIR continues to expand and strengthen the direct sales and marketing staff at both FLIR and Optimas. These efforts have directly resulted in increased sales of commercial products.

  Income taxes. The provision for income taxes for the six months ended June 30, 1997 resulted in an effective tax rate of 25.9% compared to 21.5% for the first half of 1996. The increase in the effective tax rate is primarily due to the fact that FLIR has utilized all of its internally generated net operating loss carryforwards. The effective tax rate remains substantially below statutory rates due to utilization of a portion of FLIR's acquired net operating loss carryforwards, utilization of various tax credits, and benefits from the favorable tax treatment of international revenue.

LIQUIDITY AND CAPITAL RESOURCES

  At June 30, 1997, FLIR had short term borrowings net of cash on hand of $11.7 million compared to $11.1 million at March 31, 1997 and with $5.6 million at December 31, 1996. The increased use of cash during the six months ended June 30, 1997, was principally attributable to increased working capital needs, primarily increased accounts receivable levels.

  At June 30, 1997, FLIR had inventory on hand of $33.9 million compared to $33.5 million at December 31,1996. Consistent with the prior quarter, the efforts to reduce inventory levels for existing product lines were partially offset by the increase in inventory needed to support deliveries of FLIR's new product lines, including the SeekIR, the Tracer, the UltraMedia and the UltraMedia RS. Further, because of the extremely long lead times for many of the most expensive components, it is necessary to have inventory on hand to meet the required delivery schedule.

  At June 30, 1997, FLIR had accounts receivable in the amount of $35.6 million compared to $28.3 million at December 31, 1996. The increase in the level of accounts receivable is primarily due to the significant level of shipments in the last month of the quarter primarily to international customers and domestic governmental customers.

  FLIR has available a $14.0 million line of credit which bears interest at the prime rate. At June 30, 1997, FLIR had a $13.1 million balance outstanding on this line.

  The increased use of cash by operating activities is consistent with prior years and is primarily due to the increase in accounts receivable discussed above. FLIR has completed negotiations to increase the available line of credit from $14.0 million to $25.0 million. While use of the credit facility will vary significantly and is heavily dependent upon the timing of collections of significant receivables, FLIR believes that its existing cash and available credit facilities will be sufficient to meet its cash requirements for the foreseeable future.

RECENT ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS 128) which requires disclosure of basic earnings per share and diluted earnings per share and is effective for periods ending subsequent to December 15, 1997. The pro forma effect of adoption of SFAS 128 is included in the following table below.

                                           SIX MONTHS
                                              ENDED
                                            JUNE 30,    YEAR ENDED DECEMBER 31,
                                          ------------- -----------------------
                                           1997   1996   1996    1995    1994
                                          ------ ------ ------- ------- -------
As Reported:
  Net earnings per share................. $ 0.27 $ 0.21 $  0.91 $  0.70 $  0.95
  Weighted average number of common
   shares and equivalents outstanding....  5,795  5,559   5,624   5,523   5,436
Pro Forma:
  Basic net earnings per share........... $ 0.28 $ 0.22 $  0.95 $  0.74 $  1.01
  Weighted average number of common
   shares outstanding....................  5,456  5,312   5,361   5,246   5,149
  Diluted net earnings per share......... $ 0.27 $ 0.21 $  0.91 $  0.70 $  0.95
  Weighted average number of common
   shares and equivalents outstanding....  5,795  5,559   5,624   5,523   5,436

                               BUSINESS OF AGEMA

GENERAL

  AGEMA was originally created in 1965 as a division of AGA AB, a Swedish gas manufacturer located in Stockholm. Following a restructuring of AGA during the early 1970's, the division was separately incorporated as AGEMA Infrared Systems, AB, and became the subsidiary of the Swedish company Pharos AB, which later changed its name to Spectra-Physics AB. AGEMA is comprised of four separate corporate entities: AGEMA Sweden, AGEMA Canada, AGEMA UK and AGEMA USA.

  AGEMA designs, manufactures, and markets thermal imaging systems worldwide for a wide variety of applications in commercial and industrial markets. Thermal imaging systems detect heat, map temperatures and conduct non-conduct temperature measurement and analysis. Commercial and industrial applications include predictive and preventive maintenance, non-destructive testing and evaluation, research and development, and process control and monitoring. AGEMA's principal executive offices and manufacturing facility are owned and operated by AGEMA Sweden and are located just outside Stockholm, Sweden. AGEMA Sweden also has three subsidiaries which operate sales and service offices in France, Germany and Italy. AGEMA Canada, AGEMA UK and AGEMA USA own and operate sales and service offices in Canada, Great Britain, and the United States, respectively.

  From its inception, AGEMA has been recognized as a world leader in the design, manufacture and marketing of high quality infrared cameras for detecting and mapping temperature differences and for non-contact temperature measurement for a wide variety of industrial and research applications. AGEMA has built a global sales and service network through its subsidiaries and distributors in over 30 countries. Headquartered in Stockholm, Sweden, AGEMA exports approximately 98 percent of its production to other countries in Europe, the United States, Asia, South America, the Middle East and Africa.

INDUSTRY BACKGROUND

  Infrared, or heat radiation, is emitted by all objects and materials. Systems that detect and measure infrared radiation are used in a growing number of applications where the spectral properties of the radiation offer unique opportunities for detection, measurement and analysis such as nighttime surveillance, missile guidance, hot spot detection (predictive and preventative maintenance), and non-contact temperature measurement (non-destructive testing and evaluation). Approximately 80 percent of AGEMA's products are used for predictive and preventive maintenance and non-destructive testing and evaluation applications. During the past four years, AGEMA has sold systems for surveillance applications primarily through original equipment manufacturers. AGEMA does not currently market its products or technology for missile guidance, tank sights or other military sighting applications.

  The infrared imaging industry is undergoing an evolution in technology as uncooled focal plane array detectors are developed to replace conventional cooled scanning array detectors. This new technology offers excellent image resolution, greater portability of systems, longer battery operating time, less maintenance and ultimately reduced cost. AGEMA was one of the first companies to unveil a radiometric (temperature measuring) infrared camera based on the uncooled focal plane array detector technology developed by Honeywell and licensed to Lockheed-Martin.

MARKETS FOR THE AGEMA'S PRODUCTS

  Condition Monitoring. Virtually every industrial process utilizes equipment that generates heat. Detecting and monitoring heat distribution and the temperature of components is useful in a variety of applications, including electrical power generation facilities, the production of circuit boards, even the operation of a boiler or furnace. This imaging information can be used to prevent catastrophic failures or to make more effective decisions about preventive maintenance actions.

  Research and Development. Thermal mapping and temperature analysis in various R&D applications can shorten development times and prevent future quality problems in finished products. The ability to measure temperature at several different points without actually coming into contact with the object is an important, and in some cases the only, method to evaluate the nature of dynamic processes and heat propagation in complex systems.

  Process Monitoring & Control. Many industrial processes such as those being used in the paper industry, in the steel industry and for metal refining require accurate temperature information in real time at different stages of the process. This information is fed to the process computer and serves as input for the control of the process parameters. AGEMA offers both its range of infrared cameras and specially developed line scanners along with process dedicated software products.

  Search & Rescue and Ground Security. AGEMA introduced in 1992 its Thermovision 1000 infrared camera. This is a sensor that can be integrated in airborne stabilized gimbals and in area surveillance systems. AGEMA believes that these are areas with significant growth potential during the years to come. AGEMA's leadership in applying the uncooled and other focal plane array technologies will be of significant importance to the successful development of these markets.

PRODUCTS

  Themovision(TM)900. The 900 series was introduced in 1992 as a general system for advanced R&D. The camera is available in short and long wave versions, with open or closed cooling facilities and in the case of 900 S/W with thermo-electric cooling. There is a choice of a wide range of lenses, filters and other accessories. The 900 scanner is connected to a special control unit that also can be used in dual mode i.e. to drive one L/W and one S/W scanner simultaneously.

  ERICA Thermal Analysis Software. The ERICA software was developed by AGEMA solely for The Thermovision 900. The functionality for thermal image analysis is vast since AGEMA has continued to add features based on new customer requirements over the past five years.

  Thermovision(TM)550. The Thermovision 550 is a handheld infrared camera developed for the condition monitoring market. It was introduced in December 1995 and full production rate was established in the fall of 1996. The 550 series uses a stirling cooled 320 x 240 PtSi focal plane array and is, in its standard version, calibrated for temperature measurement up to 1500(degrees)
C. The camera has built-in digital recording and an easy-to-use control panel. Lenses for different fields of view are available as well as filters and other accessories.

  Thermovision(TM)570. The 570 is the latest addition to AGEMA's product range. It is the first radiometric infrared imager using the new uncooled microbolometer technology that has been introduced in limited quantities as the technology is developed for production. . The Thermovision 570 is a light weight low power consumption unit that opens new opportunities for condition monitoring applications through its ease of use and ruggedness.

  IRWin software. IRWin is a software package that has been developed to fit the needs of the condition monitoring market segment. IRWin runs in a Windows format and has extensive capabilities for thermal image analysis and reporting.

  Thermovision(TM) 510. The 510 is an affordable hand held thermal imager with no analysis or measurement capabilities. It is used for hot spot detection where temperature information is not needed and as a night vision aid in police surveillance operations and the like.

  Thermovision(TM)1000. In following a diversification strategy AGEMA introduced its 1000 series of infrared cameras in 1992. Originally the camera was engineered to be a sensor for airborne surveillance using the GEC SPRITE detector and a dual field of view lens system. Further development has extended the 1000 series of products to cover other applications such as i.e. ground surveillance and security.

  Thermoprofile(TM)6. For process monitoring and control it is often a requirement to record a temperature profile across a moving object. The movement of the object creates in itself a scan in one direction. The AGEMA Thermoprofile was designed to monitor the temperature on the surface of a rotating cement kiln. Later AGEMA has applied the line scanner technology to hot and cold rolling steel mills, float glass manufacturing, metal refining and the like. In addition to the sensor AGEMA provides soft-ware and engineering to its line scanner customers.

CUSTOMERS

  AGEMA's primary customers are electric power utilities, the manufacturing industry, research establishment and consultants in condition monitoring. Sales to government agencies amount to less than 10% of the total revenue. No single customer in 1994, 1995 or 1996 accounted for more than 5% of AGEMA's total revenue.

SALES, DISTRIBUTION AND CUSTOMER SERVICE

  AGEMA markets its products through six wholly owned sales subsidiaries in the USA, Canada, UK, Germany, France and Italy. Sales to the Nordic countries and the rest of the world are handled by AGEMA Direct Sales which is a department in the parent company in Sweden. There is an extensive network of distributors and agents covering Asia, South America, and the Middle East. All AGEMA sales units provide after sales service including customer training, repair and calibration.

  For back-up of the sales organization there is a technical support group in Sweden that gives application support and that responds to special customer inquiries for product modifications.

MANUFACTURING AND ENGINEERING

  All products with one exception, are developed and manufactured at AGEMA's main facility in Danderyd, Sweden. The exception is Thermovision(TM)510 which is bought from an outside vendor.

  The Danderyd operations is ISO 9001 certified since 1995. The facility is modern and well laid out for its purpose. AGEMA has made considerable investments in capital equipment both for the support of the engineering team and for the rational manufacturing of critical components. AGEMA has a long term lease agreement on the building with options for renewal.

COMPETITION

  AGEMA's competitors in the commercial thermographic market are primarily US, European and Japanese companies offering products with similar specifications to the Thermovision(TM) product line. The major competitors are FLIR, Inframetrics, Raytheon, I.S.I., Land, GEC, Mitsubishi, AVIO, JEOL and NEC. Following the technology shift from mechanical scanning to Focal Plane Arrays AGEMA expects an increasing number of competitors will enter the market. Texas Instruments has recently announced that it will introduce an uncooled radiometric thermal imager in late 1997 and several Japanese companies are on the move to the international market. In the defense and law enforcement areas, AGEMA's competitors in the US include Lockhead Martin, Raytheon and other defense contractors. In Europe and Asia, competitors include Thomson, GEC, Wescam and Inframetrics.

  AGEMA believes that it has a competitive advantage in its long application experience, its world wide sales and service network and its reputation for high quality products.

EMPLOYEES

  As of September 30, 1997 AGEMA had 190 employees of whom 45 were in engineering, 110 were in marketing, sales, service and sales administration, 30 were in manufacturing and logistics and 5 were in administration. AGEMA has been fortunate to attract a skilled and dedicated work force.

            AGEMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  AGEMA has a track record of profitable operations since its incorporation in 1975. In the later part of the 1980's and during selected years in the 1990's AGEMA generated operating profits in the range of 12 to 17% of revenues. In these years, return on capital employed was approximately 30 to 50%. In 1996 AGEMA showed a loss for the first time in the company's history. The reason was that AGEMA was late in adapting to the technology shift from mechanical scanning to focal plane arrays. This caused lost market share, in particular in the US. As a consequence AGEMA launched an aggressive cost saving program that was implemented and paid for in 1996. AGEMA also accelerated its development program on the uncooled technology.

  During 1997, AGEMA's results have improved significantly, cost savings implemented in 1996 have had a favorable impact. New orders have increased for the six months ended June 30, 1997 as compared to the prior year and revenues have increased during the same period by 37.5%.

RESULTS OF AGEMA'S COMBINED OPERATIONS

                                    SIX MONTHS ENDED
                                         JUNE 30       YEAR ENDED DECEMBER 31
                                    -----------------  ------------------------
                                      1997     1996     1996     1995    1994
                                    -------- --------  -------  ------- -------
      Sales.......................    100.0%   100.0%   100.0%   100.0%  100.0%
      Cost of goods sold..........     50.7%    50.3%    52.4%    46.3%   44.5%
                                    -------- --------  -------  ------- -------
      Gross margin................     49.3%    49.7%    47.6%    53.7%   55.5%
      Operating expenses
       Product Development........      9.6%    12.2%    10.2%    10.8%    8.9%
       Selling & other oper. exp..     36.1%    47.4%    42.4%    37.2%   34.8%
       Non-recurring items........      0.0%     0.0%     0.0%     0.0%   (2.0%)
                                    -------- --------  -------  ------- -------
      Total operating expenses....     45.7%    59.6%    52.6%    48.0%   41.7%
                                    -------- --------  -------  ------- -------
      Operating income............      3.6%    (9.9%)   (5.0%)    5.7%   13.8%
                                    ======== ========  =======  ======= =======

YEARS ENDED DECEMBER 31 1996, 1995 AND 1994

  Overall. AGEMA's revenues decreased from 349 million Swedish Krone in 1994 to 341 million Swedish Krone in 1995 and to 325 million Swedish Krone in 1996 as a result of the previously mentioned late introduction of a focal plane array thermal imager. The competition had such products available already in 1994. Hence AGEMA was at a disadvantage in competitive situations for more than two years. In spite of this, operating profits for 1995 and in particular for 1994 were 20 million Swedish Krone and 48 million Swedish Krone, respectively.

  In 1996 AGEMA launched a cost saving program which took the number of employees from 216 to below 200. Other measures were also taken such as re-negotiation of vendor contracts, investment in new machines for in house production of lenses and general reduction of operating expenses. The cost of the program, including extra capital expenditures of approximately 6 million Swedish Krone, was recorded entirely in 1996.

  Gross profit. As a percentage of revenues the gross margin decreased substantially from 55.5% in 1994 to 53.7% in 1995 and to 47.6% in 1996. During this period AGEMA was forced to cut prices in order to prevent further loss of market share. Secondly, the drop in production volumes of almost 10% between 1994 and 1996 caused higher production overhead costs.

  Research and Development. For the period 1994-1996, AGEMA has spent approximately 34 million Swedish Krone annually on R&D. As result of the decline in revenues, R&D expenses as a percentage of sales have increased from 8.9% in 1994 to 10.2% in 1996.

  Selling and other operating expenses. Selling and other operating expenses have increased from 121.4 million Swedish Krone in 1994 to 137.8 million Swedish Krone in 1996. Included in selling and other operating expenses are commissions which comprise approximately 7% of gross revenue.

  Operating income. During 1994 and 1995, the Company generated operating income of 48.0 million Swedish Krone and 19.6 million Swedish Krone. In 1996, the Company had an operating loss of 16.4 million Swedish Krone.

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

  Revenues and bookings. Bookings for AGEMA during the first half of 1997 were
202.9 million Swedish Krone, an increase of 58.4% over the 128.1 million Swedish Krone for the first half of 1996. For the same period revenues increased 37.5%, from 137.0 million Swedish Krone to 188.4 million Swedish Krone. This recovery was primarily the result of the introduction in 1996 of the AGEMA Thermovision(TM)550 focal plane array thermal imager.

  Gross profit. For the first half of 1997 the gross margin was 49.3% compared to 47.6% for the full year of 1996. The improvement is due to a combination of increased production volumes and improvement in operating costs.

  Operating Income. Operating income for the first six months of 1997 was 6.8 million Swedish Krone compared to a loss of 13.7 million Swedish Krone in the first half of 1996.

                        STOCK OWNED BY FLIR MANAGEMENT
                          AND PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1997, and such beneficial ownership as adjusted to reflect the issuance of 4,162,000 shares of Common Stock to the Spectra Companies in the Combination by: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Company's named executive officers, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

                            SHARES OF
                           COMMON STOCK   PERCENT OF     SHARES OF     PERCENT OF
                           BENEFICIALLY  COMMON STOCK  COMMON STOCK   COMMON STOCK
                           OWNED BEFORE  OUTSTANDING   BENEFICIALLY   OUTSTANDING
NAME AND ADDRESS OF            THE        BEFORE THE  OWNED AFTER THE  AFTER THE
BENEFICIAL OWNER          COMBINATION(1) COMBINATION  COMBINATION(1)  COMBINATION
-------------------       -------------- ------------ --------------- ------------
The Spectra Companies...         --           --         4,162,000        42.8%
 Sturgaten 32
 Box 5226, S-102 45
 Stockholm, Sweden
Hughes Aircraft
 Company(2).............     760,500         13.7%         760,500         7.8%
 7200 Hughes Terrace
 Bldg.
 Los Angeles, CA 90045
Fidelity Investments(3).     541,200          9.7%         541,200         5.6%
 82 Devonshire Street
 Boston, MA 02109
Heartland Advisors,
 Inc.(4)................     437,000          7.9%         437,000         4.5%
 790 North Milwaukee
 Street
 Milwaukee, WI 53202
Robert P. Daltry........     208,128          3.7%         208,128         2.1%
John C. Hart............      27,000            *           27,000           *
George Porter...........      32,000            *           32,000           *
W. Allen Reed(5)........      27,000            *           27,000           *
J. Kenneth Stringer III.     111,877          2.0%         111,877         1.1%
Ronald L. Turner........      27,000            *           27,000           *
J. Richard Kerr.........      19,528            *           19,528           *
James A. Fitzhenry......       3,533            *            3,533           *
William N. Martin.......       9,167            *            9,167           *
Directors and Executive
 Officers as a group
 (13 persons)...........     491,566          8.3%         491,566         4.9%

--------
 *Less than one percent (1%).
(1) Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from September 30, 1997 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1997 is as follows: Mr. Daltry - 116,800; Mr. Hart - 27,000; Mr. Porter - 27,000; Mr. Reed - 27,000; Mr. Stringer - 64,517; Mr. Turner - 27,000; Mr.
    Martin - 5,834; Dr. Kerr-- 13,333; Mr. Fitzhenry - 0; and all officers and directors as a group - 332,984.
(2) This information as to beneficial ownership is based on a Schedule 13G filed by General Motors Corporation ("GM"), GM Hughes Electronics Corporation ("GMHE") and Hughes Aircraft Company ("Hughes") with the Securities and Exchange Commission on February 7, 1994. Hughes is a wholly-owned subsidiary of GMHE, which is a wholly-owned subsidiary of GM. Each of GM and GMHE has its principal executive offices located at 3044 West Grand Blvd., Detroit, Michigan 48202-3091. The
   Schedule 13G states that as of December 31, 1993 Hughes was the beneficial owner of 760,500 shares of Common Stock as to which it had sole voting and dispositive power and that GM and GMHE had shared voting and dispositive power with respect to such shares.
(3) This information as to beneficial ownership is based on a Schedule 13G filed by Fidelity Investments with the Securities and Exchange Commission on February 7, 1997. The Schedule 13G states that as of December 31, 1996, Fidelity Investments was the beneficial owner of 541,200 shares of Common Stock as to which it had sole voting and dispositive power.
(4) This information as to beneficial ownership is based on a Schedule 13G filed by Heartland Advisors, Inc., with the Securities and Exchange Commission on February 12, 1997. The Schedule 13G states that as of December 31, 1996, Heartland Advisors, Inc., was the beneficial owner of 437,000 shares of Common Stock as to which it had sole voting and dispositive power.
(5) Mr. Reed is President of General Motors Investment Management Corporation. Mr. Reed disclaims beneficial ownership of the 760,500 shares of Common Stock beneficially owned by Hughes Aircraft Company.

                 DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

  Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to FLIR's 1998 annual meeting of shareholders must be received by FLIR not later than December 1, 1997, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). In addition, FLIR's Bylaws require that notice of shareholder proposals and nominations for director be delivered to the Secretary of FLIR not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require FLIR to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

                             AVAILABLE INFORMATION

  FLIR is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain regional offices of the Commission located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

  This item includes the following financial information:

                               FLIR SYSTEMS, INC.

   STATEMENT                                                                PAGE
   ---------                                                                ----
   Report of Price Waterhouse LLP, Independent Accountants................   F-2
   Consolidated Statement of Operations for the Years Ended December 31,
    1996,
    1995 and 1994.........................................................   F-3
   Consolidated Balance Sheet as of December 31, 1996 and 1995............   F-4
   Consolidated Statement of Shareholders' Equity for the Years Ended
    December 31, 1996,
    1995 and 1994.........................................................   F-5
   Consolidated Statement of Cash Flows for the Years Ended December 31,
    1996,
    1995 and 1994.........................................................   F-6
   Notes to the Consolidated Financial Statements for the Year Ended
    December 31, 1996, 1995 and 1994......................................   F-7
   Consolidated Statement of Operations for the Three and Six Months Ended
    June 30, 1997 and 1996 (unaudited)....................................  F-17
   Consolidated Balance Sheet as of June 30, 1997 (unaudited) and December
    31, 1996..............................................................  F-18
   Consolidated Statement of Cash Flows for the Six Months Ended June 30,
    1997 and 1996 (unaudited).............................................  F-19
   Notes to the Consolidated Financial Statements for the Six Months Ended
    June 30, 1997 and 1996 (unaudited)....................................  F-20

                                     AGEMA

   STATEMENT                                                                PAGE
   ---------                                                                ----
   Report of Ohrlings Coopers & Lybrand AB, Independent Accountants.......  F-22
   Combined Statement of Operations for the Years Ended December 31, 1996,
    1995 and 1994.........................................................  F-23
   Combined Balance Sheet as of December 31, 1996 and 1995................  F-24
   Combined Statement of Shareholders' Equity for the Years Ended December
    31, 1996,
    1995 and 1994.........................................................  F-25
   Combined Statement of Cash Flows for the Years Ended December 31, 1996,
    1995 and 1994.........................................................  F-26
   Notes to the Combined Financial Statements for the Year Ended December
    31, 1996,
    1995 and 1994.........................................................  F-27
   Combined Statement of Operations for the Six Months Ended June 30, 1997
    and 1996 (unaudited)..................................................  F-39
   Combined Balance Sheet as of June 30, 1997 (unaudited) and December 31,
    1996..................................................................  F-40
   Combined Statement of Cash Flows for the Six Months Ended June 30, 1997
    and 1996 (unaudited)..................................................  F-41
   Notes to the Combined Financial Statements for the Six Months Ended
    June 30, 1997 and 1996 (unaudited)....................................  F-42

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of FLIR Systems, Inc.

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity, and of cash flows present fairly, in all material respects, the financial position of FLIR Systems, Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ Price Waterhouse LLP

                                          PRICE WATERHOUSE LLP

Portland, Oregon
February 25, 1997

                               FLIR SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
Revenues:
  Government........................................ $42,958  $33,575  $35,805
  Commercial........................................  23,059   16,550   13,172
                                                     -------  -------  -------
                                                      66,017   50,125   48,977
Cost of goods sold..................................  30,415   22,724   23,813
Research and development............................   9,485    7,786    7,588
Selling and other operating costs...................  17,739   14,601   11,903
Allowance for doubtful accounts.....................   1,260       55      450
                                                     -------  -------  -------
                                                      58,899   45,166   43,754
    Earnings from operations........................   7,118    4,959    5,223
Interest income.....................................      44      226      705
Interest expense and other..........................    (819)    (795)    (172)
                                                     -------  -------  -------
    Earnings before income taxes....................   6,343    4,390    5,756
Provision for income taxes..........................   1,251      523      570
                                                     -------  -------  -------
Net earnings........................................ $ 5,092  $ 3,867  $ 5,186
                                                     =======  =======  =======
Net earnings per share.............................. $  0.91  $  0.70  $  0.95
                                                     =======  =======  =======
Weighted average number of common shares and
equivalents outstanding.............................   5,624    5,523    5,436
                                                     =======  =======  =======


   The accompanying notes are an integral part of these financial statements.

                               FLIR SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET

                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                 DECEMBER 31
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
ASSETS
Current assets:
  Cash and cash equivalents................................... $   775  $ 1,154
  Accounts receivable.........................................  28,311   24,898
  Inventories.................................................  33,513   23,666
  Prepaid expenses............................................   1,551      439
                                                               -------  -------
    Total current assets......................................  64,150   50,157
Property and equipment........................................   7,137    4,003
Software development costs....................................     799      469
Deferred income taxes.........................................   2,200    1,800
Other assets..................................................     818      489
                                                               -------  -------
                                                               $75,104  $56,918
                                                               =======  =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable............................................... $ 6,365  $ 2,056
  Accounts payable............................................   7,628    5,477
  Accounts payable to related parties.........................     128      273
  Accrued payroll and other liabilities.......................   1,907    1,631
  Accrued warranty reserve....................................     936      893
  Accrued commissions.........................................     546      923
  Accrued income taxes........................................   1,073      585
  Current portion of long-term debt...........................   1,377      435
                                                               -------  -------
    Total current liabilities.................................  19,960   12,273
Long-term debt................................................   5,173    1,175
Commitments and contingencies.................................     --       --
Shareholders' equity:
  Preferred stock, $0.01 par value, 10,000,000 shares
   authorized; no shares issued at December 31, 1996 or 1995..     --       --
  Common stock, $0.01 par value, 30,000,000 shares authorized,
   5,387,483 and 5,283,365 shares issued at December 31, 1996
   and 1995, respectively.....................................      54       53
Additional paid-in capital....................................  41,833   40,252
Retained earnings.............................................   8,257    3,165
Cumulative foreign translation adjustment.....................    (173)     --
                                                               -------  -------
    Total shareholders' equity................................  49,971   43,470
                                                               -------  -------
                                                               $75,104  $56,918
                                                               =======  =======

   The accompanying notes are an integral part of these financial statements.

                               FLIR SYSTEMS, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                        CUMULATIVE
                           PREFERRED STOCK        COMMON STOCK     ADDITIONAL RETAINED    FOREIGN
                         -------------------- --------------------  PAID-IN   EARNINGS  TRANSLATION
                           SHARES    AMOUNT     SHARES    AMOUNT    CAPITAL   (DEFICIT) ADJUSTMENT   TOTAL
                         ---------- --------- ---------- --------- ---------- --------- ----------- -------
                                      $0.01                $0.01
Authorized.............. 10,000,000 par value 30,000,000 par value
                         ========== ========= ========== =========
Balance December 31,
 1993...................        --  $     --   4,964,668 $      50  $38,884    $(5,888)    $ --     $33,046
 Net earnings for the
  year..................        --        --         --        --       --       5,186                5,186
 Common stock options
  exercised.............        --        --     176,152         2      491        --        --         493
 Common shares issued...        --        --      46,984       --       437        --        --         437
                         ---------- --------- ---------- ---------  -------    -------     -----    -------
Balance December 31,
 1994...................        --        --   5,187,804        52   39,812       (702)      --      39,162
 Net earnings for the
  year..................        --        --         --        --       --       3,867       --       3,867
 Common stock options
  exercised.............        --        --      79,275         1      363        --        --         364
 Common shares issued...        --        --      16,286       --        77        --        --          77
                         ---------- --------- ---------- ---------  -------    -------     -----    -------
Balance December 31,
 1995...................        --        --   5,283,365        53   40,252      3,165       --      43,470
 Net earnings for the
  year..................        --        --         --        --       --       5,092       --       5,092
 Common stock options
  exercised.............        --        --      70,788         1      587        --        --         588
 Common shares issued
  pursuant to stock
  option plans..........        --        --      33,330       --       398        --        --         398
 Income tax benefit from
  stock options
  exercised.............        --        --         --        --       596        --        --         596
 Foreign translation
  adjustment............        --        --         --        --       --         --       (173)      (173)
                         ---------- --------- ---------- ---------  -------    -------     -----    -------
Balance December 31,
 1996...................        --  $     --   5,387,483 $      54  $41,833    $ 8,257     $(173)   $49,971
                         ========== ========= ========== =========  =======    =======     =====    =======


   The accompanying notes are an integral part of these financial statements.

                               FLIR SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                      YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
Cash (used) provided by operations:
  Net earnings...................................... $ 5,092  $ 3,867  $ 5,186
  Income charges not affecting cash:
    Depreciation....................................   1,972    1,854    1,532
    Amortization....................................     481      506      198
    Disposal and write-offs of property and
     equipment......................................     239      104      110
    Deferred income taxes...........................    (400)    (950)    (850)
  Changes in certain working capital components:
    Increase in accounts receivable.................  (3,413)  (3,847) (12,573)
    Increase in inventories.........................  (9,847)  (6,762)  (2,353)
    (Increase) decrease in prepaid expenses.........  (1,112)    (106)      53
    (Increase) decrease in other assets.............    (329)     109     (514)
    Increase in accounts payable....................   2,151    1,843    1,147
    (Decrease) increase in accounts payable to
     related parties................................    (145)     (51)     119
    Increase (decrease) in accrued payroll and other
     liabilities....................................     276     (647)     371
    Increase in accrued warranty reserve............      43       73      191
    (Decrease) increase in accrued commissions......    (377)     (30)     346
    Increase in accrued income taxes................     488      133      452
                                                     -------  -------  -------
Cash (used) by operations...........................  (4,881)  (3,904)  (6,585)
                                                     -------  -------  -------
Cash used by investing activities:
  Additions to property and equipment...............  (5,526)  (2,987)  (2,367)
  Software development costs........................    (630)    (599)    (304)
                                                     -------  -------  -------
Cash used by investing activities...................  (6,156)  (3,586)  (2,671)
                                                     -------  -------  -------
Cash provided by financing activities:
  Net increase in notes payable.....................   4,309    2,056      --
  Proceeds from long-term debt......................   5,817      572      572
  Repayments of long-term debt including current
   portion..........................................    (877)    (608)    (430)
  Common stock issued...............................     --        77      437
  Proceeds from exercise of stock options and shares
   issued pursuant to incentive stock option plans,
   including tax benefit............................   1,582      364      493
                                                     -------  -------  -------
Cash provided by financing activities...............  10,831    2,461    1,072
                                                     -------  -------  -------
Effect of exchange rate changes on cash.............    (173)     --       --
                                                     -------  -------  -------
Net decrease in cash................................    (379)  (5,029)  (8,184)
Cash and cash equivalents, beginning of year........   1,154    6,183   14,367
                                                     -------  -------  -------
Cash and cash equivalents, end of year.............. $   775  $ 1,154  $ 6,183
                                                     =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

                              FLIR SYSTEMS, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  The Company designs, manufactures, and markets imaging systems worldwide for a wide variety of applications in the government and commercial markets. Thermal imaging systems detect the infrared radiation, or heat, emitted directly by all objects and materials and enable the operator to see objects in total darkness, in adverse weather conditions and through obscurants such as smoke and haze. Government applications include public safety (law enforcement and drug interdiction, search and rescue, border patrol and maritime patrol, and environmental protection) and defense (surveillance, reconnaissance and navigation assistance). Commercial applications include commercial broadcast imaging, predictive and preventive maintenance, non-destructive testing and evaluation, research and development, manufacturing process control and monitoring, and machine vision and image analysis.

PRINCIPLES OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

RECOGNITION OF REVENUES

  Revenue is recognized when products are shipped or when services are performed, except for certain long-term contracts, which are recorded on the percentage-of-completion method. The percentage-of-completion method is used for research and development contracts and for production contracts that require significant amounts of initial engineering and development costs. The percentage-of-completion is determined by relating the actual costs incurred to date to the total costs to complete the respective contract.

CASH AND CASH EQUIVALENTS

  The Company considers short term investments which are highly liquid, readily convertible into cash and having original maturities of less than three months to be cash equivalents for purposes of the statement of cash flows. The Company generally invests its excess cash in investment grade, short-term commercial paper which is held to maturity. In 1994, the Company adopted Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The adoption did not have a material effect on the financial statements. At December 31, 1996, the Company did not hold any short term investments.

INVENTORIES

  Inventories are stated at the lower of cost or market. The Company uses the first-in, first-out (FIFO) method to determine cost.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost and are depreciated using a straight-line methodology over their estimated useful lives. Such lives range from two to five years.

  Repairs and maintenance are charged to operations as incurred.

SOFTWARE DEVELOPMENT COSTS

  The Company capitalizes software development costs when a project reaches technological feasibility and ceases when the related product is ready for release. Research and development costs related to software

                              FLIR SYSTEMS, INC.

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

development that has not reached technological feasibility are expensed as incurred. Software development costs are amortized at the greater of (a) the ratio of number of units shipped to the current and anticipated future units to be shipped or (b) the straight-line method over the remaining estimated economic life of the product. Generally, the estimated economic life is three years.

INCOME TAXES

  The Company utilizes the liability method as set forth in Statement of Financial Accounting Standard No. 109 (SFAS 109), "Accounting for Income Taxes" (see Note 3).

EARNINGS PER SHARE

  Earnings per share are based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods, computed using the treasury stock method for stock options.

RECLASSIFICATIONS

  Certain reclassifications have been made to prior years' data to conform with the current year's presentation. These reclassifications had no impact on previously reported results of operations or shareholders' equity.

STATEMENT OF CASH FLOWS

  Cash paid for interest and income taxes amounted to the following (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1996     1995     1994
                                                       ------- --------- ------
      Cash paid for:
        Interest......................................  $782    $  133    $ 90
        Taxes.........................................  $763    $1,340    $604

FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

  The Company estimates the fair value of its monetary assets and liabilities based upon the existing interest rates related to such assets and liabilities compared to the current market rates of interest for instruments of a similar nature and degree of risk. The Company estimates that the recorded value of all of its monetary assets and liabilities approximate fair value as of December 31, 1996, except for the patent note described in Note 9. Interest has been imputed on the patent note at 14% which exceeds the current market rate for this type of note. Therefore, the fair value of this note is estimated to be approximately $30,000 in excess of its recorded value at December 31, 1996.

STOCK-BASED COMPENSATION

  The Company adopted the disclosure only provisions of Statement of Financial Accounting Standards Number 123 (SFAS 123) "Accounting for Stock-Based Compensation," effective January 1, 1996. SFAS 123 was issued by the Financial Accounting Standards Board in October 1995, and allows companies to choose whether to account for stock-based compensation under the current method as prescribed in Accounting Principles Board Opinion Number 25 (APB 25) or use the fair value method described in SFAS 123. The Company elected to continue to follow the provisions of APB 25 (See Note 12).

                              FLIR SYSTEMS, INC.

NOTE 1--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables. Concentration of credit risk with respect to trade receivables is limited because a relatively large number of geographically diverse customers make up the Company's customer base, thus spreading the trade credit risk. The Company controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs in-depth credit evaluations for all new customers and requires letters of credit, bank guarantees and advanced payments, if deemed necessary.

CERTAIN RISKS AND UNCERTAINTIES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 2--OTHER OPERATING COSTS:

  Selling and other operating costs consist of the following (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
     Representative commissions........................ $ 1,587 $ 2,390 $ 1,669
     Other selling, general and administrative
      expenses.........................................  16,152  12,211  10,234
                                                        ------- ------- -------
                                                        $17,739 $14,601 $11,903
                                                        ======= ======= =======

NOTE 3--INCOME TAXES:

  SFAS 109 requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events and basis differences that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amount and the tax basis of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reverse.

                               FLIR SYSTEMS, INC.

  The provision for income taxes is as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                        1996     1995    1994
                                                       -------  ------  -------
     Current tax expense:
       Federal........................................ $ 1,361  $1,210  $ 1,097
       State..........................................     290     263      323
                                                       -------  ------  -------
                                                         1,651   1,473    1,420
                                                       -------  ------  -------
     Deferred tax expense (benefit):
       Federal........................................     675    (146)     600
       State..........................................     144     (15)     (49)
                                                       -------  ------  -------
                                                           819    (161)     551
                                                       -------  ------  -------
     Decrease in valuation allowance..................  (1,219)   (789)  (1,401)
                                                       -------  ------  -------
     Total provision.................................. $ 1,251  $  523  $   570
                                                       =======  ======  =======

  Deferred tax assets are comprised of the following components (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
     Allowance for doubtful accounts.......................... $   679  $   300
     Warranty reserve.........................................     347      327
     Inventory basis differences..............................     665      521
     Vacation accrual.........................................     324      251
     Depreciation.............................................      75      223
     Software development costs...............................    (325)    (159)
     Net operating loss carryforwards.........................   1,870    1,870
     Credit carryforwards.....................................     771    2,253
     Other....................................................     577      216
                                                               -------  -------
     Gross deferred tax asset.................................   4,983    5,802
     Deferred tax asset valuation allowance...................  (2,783)  (4,002)
                                                               -------  -------
                                                                $2,200  $ 1,800
                                                               =======  =======

                              FLIR SYSTEMS, INC.

NOTE 3--INCOME TAXES--(CONTINUED):

  The provision for income taxes differs from the amount of tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                            1996   1995   1994
                                                            -----  -----  -----
     Statutory federal tax rate............................  34.0%  34.0%  34.0%
     Increase (decrease) in rates resulting from:
     State taxes...........................................   4.5    6.0    5.6
     Utilization of net operating loss carryforwards.......    --  (15.0) (15.5)
     Foreign sales corporation benefit.....................  (3.2)  (7.6)  (5.2)
     Utilization of research and development credits....... (11.3)  (0.8)  (5.2)
     Recognition of deferred tax asset.....................  (6.3) (21.6) (14.8)
     Alternative minimum tax...............................    --   16.1    7.4
     Other.................................................   2.0    0.8    3.6
                                                            -----  -----  -----
     Effective tax rate....................................  19.7%  11.9%   9.9%
                                                            =====  =====  =====

  As of December 31, 1996, the Company's acquired net operating loss carryforwards aggregating $5,500,000 expire in the years 1997 through 2010. Utilization of these carryforwards is limited to future earnings of Optimas and further limited to approximately $350,000 per year, as Optimas has experienced a cumulative change in ownership of more than 50% within a three-year period. In addition, the Company has various tax credits available aggregating $771,000 at December 31, 1996, which expire in the years 1999 through 2011.

NOTE 4--ACCOUNTS RECEIVABLE:

  Accounts receivable are net of an allowance for doubtful accounts of $1,671,000 and $743,000 at December 31, 1996 and 1995, respectively.

NOTE 5--INVENTORIES:

  Inventories consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
     Raw material and subassemblies........................... $23,855  $16,151
     Work-in-progress.........................................   8,171    6,057
     Finished goods...........................................   1,494    1,580
                                                               -------  -------
                                                                33,520   23,788
     Less--progress payments received from customers..........      (7)    (122)
                                                               -------  -------
                                                               $33,513  $23,666
                                                               =======  =======

                              FLIR SYSTEMS, INC.

NOTE 6--PROPERTY AND EQUIPMENT:

  Property and equipment are summarized as follows (in thousands):

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
     Machinery and equipment.................................. $ 8,445  $ 6,276
     Office equipment and other...............................   5,382    3,366
                                                               -------  -------
                                                                13,827    9,642
     Less--accumulated depreciation...........................  (6,690)  (5,639)
                                                               -------  -------
                                                               $ 7,137  $ 4,003
                                                               =======  =======

  Property and equipment include the cost of equipment held by the Company under capital lease agreements. Such cost and related accumulated depreciation aggregated $2,724,000 and $1,336,000, respectively, at December 31, 1996, and $2,419,000 and $1,377,000, respectively, at December 31, 1995.

NOTE 7--SOFTWARE DEVELOPMENT COSTS:

  Software development costs are summarized as follows (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1995
                                                                  ------  -----
     Software development costs.................................. $1,533  $ 903
     Less--accumulated amortization..............................   (734)  (434)
                                                                  ------  -----
                                                                  $  799  $ 469
                                                                  ======  =====

  Amortization of capitalized software costs aggregated $300,000, $393,000 and $41,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 8--NOTES PAYABLE:

  The Company has a $10.0 million line of credit bearing interest at the prime rate (8.25% at December 31, 1996), collateralized by all receivables and inventories and it requires the Company to maintain working capital in excess of $40.0 million and net tangible worth of $40.0 million. Additionally, the Company, through one of its subsidiaries, has a $250,000 line of credit at prime plus 2.0% (10.25% at December 31, 1996), secured by all the inventories, furniture and equipment of the subsidiary. At December 31, 1996 and 1995, the Company had $6,365,000 and $2,056,000, respectively, outstanding against these lines.

                              FLIR SYSTEMS, INC.

NOTE 9--LONG-TERM DEBT:

  Long-term debt at December 31 is summarized as follows (in thousands):

                                                                DECEMBER 31,
                                                               ---------------
                                                                1996     1995
                                                               -------  ------
     Note payable--patent..................................... $   294  $  365
     Note payable to bank; 8.77% interest rate. Payable in
      monthly installments of $104 due July 30, 2001, secured
      by inventories, furniture and equipment.................   4,663     --
     Notes payable to bank; prime plus 2.5% (11.25% at
      December 31, 1995)......................................     --       13
     Note payable to bank; Prime plus 2.5%, with
      11.5% minimum interest rate.............................     --       65
     Capital leases...........................................   1,593   1,167
                                                               -------  ------
                                                                 6,550   1,610
     Less--current portion....................................  (1,377)   (435)
                                                               -------  ------
                                                               $ 5,173  $1,175
                                                               =======  ======

  The patent note calls for annual payments through 1999 of $70,000 plus an adjustment for changes in the Consumer Price Index. Because the note did not include a stated interest rate, interest has been imputed at a rate of 14%. The Consumer Price Index was estimated at an average increase of 5% per year. Payments of $115,000, $112,000 and $108,000 were made in the years ended December 31, 1996, 1995 and 1994, respectively. The related patent was capitalized based on the present value, at inception, of the patent note of $683,000. The patent was fully amortized as of December 31, 1990.

NOTE 10--COMMITMENTS:

  The Company leases its primary facilities under operating leases expiring in 1997-2000. Total rent expense for the years ended December 31, 1996, 1995 and 1994, amounted to $1,417,000, $871,000 and $838,000, respectively.

  Minimum rental payments required under all non-cancelable leases for equipment and facilities at December 31, 1996, are as follows (in thousands):

                                                              CAPITAL  OPERATING
                                                              LEASES    LEASES
                                                              -------  ---------
     1997.................................................... $  552    $  730
     1998....................................................    496       748
     1999....................................................    374       755
     2000....................................................    264       566
     2001....................................................    191        --
                                                              ------    ------
     Total minimum lease payments............................  1,877    $2,799
                                                                        ======
     Less amount representing interest.......................   (284)
                                                              ------
     Present value of lease payments......................... $1,593
                                                              ======

  The Company has a 401(k) Savings and Retirement Plan (the "Plan") to provide for voluntary salary deferral contributions on a pre-tax basis in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. The Plan allows for contributions by the Company. The Company recorded matching contributions of $533,000, $0 and $355,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                              FLIR SYSTEMS, INC.

NOTE 11--CAPITAL STOCK:

  In 1996, the Company increased the number of shares of common stock reserved for future issuance pursuant to its incentive stock plans to 2,769,400. Under the plans, restricted stock, incentive stock options or non-qualified stock options may be granted to employees, consultants or non-employee directors of the Company with an exercise price of not less than the fair market value of the stock on the date of grant. Options granted pursuant to the plans expire ten years from date of grant and the plan terminates in 2003.

  Under the 1992 incentive stock plan, 430,000 shares of common stock were reserved for restricted stock awards. Shares awarded are earned ratably over the term of the restricted stock agreement, based upon achievement of specified performance goals. Shares granted in 1996 aggregated 100,000 shares. Of the shares granted, 33,330 shares were earned in 1996 based upon achievement of specified performance goals. Shares granted which are not issued lapse and cease to be subject to the award. Compensation expense, related to these awards, in the amount of $398,000 was recorded in 1996 and is included in Selling and other operating costs. At December 31, 1996, there were 330,000 shares available for future awards.

NOTE 12--STOCK OPTIONS:

  The Company has elected to account for its stock based compensation under Accounting Principles Board Opinion No. 25; however, as required by SFAS 123, the Company has computed for pro-forma disclosure purposes the value of options granted during 1995 and 1996 using the Black-Scholes option pricing model. The weighted average assumptions used for stock option grants for 1995 and 1996 were a risk free interest rate of 7.7% and 5.2%, respectively, an expected dividend yield of 0% and 0%, respectively, an expected life of 3 years and 3 years, respectively, and an expected volatility of 23.9% and 22.7%, respectively.

  Options were assumed to be exercised upon vesting for purposes of this valuation. Adjustments are made for options forfeited prior to vesting. For the years ended December 31, 1995 and 1996, the total value of the options granted was computed to be $1,200,000 and $819,000, respectively, which would be amortized on a straight line basis over the vesting period of the options.

  If the Company had accounted for these plans in accordance with SFAS 123, the Company's net earnings and pro-forma net earnings per share would have been reported as follows:

                                                                 DECEMBER 31,
                                                                 -------------
                                                                 1996     1995
                                                                ------   ------
     Net earnings--as reported................................. $5,092   $3,867
     Net earnings--pro-forma................................... $4,593   $3,578
     Earnings per share--as reported........................... $ 0.91   $ 0.70
     Earnings per share--pro-forma............................. $ 0.82   $ 0.65

  The effects of applying SFAS 123 for providing pro-forma disclosure for 1995 and 1996 are not likely to be representative of the effects on reported net earnings and earnings per share for future years since options vest over several years and additional awards may be made.

                              FLIR SYSTEMS, INC.

NOTE 12--STOCK OPTIONS--(CONTINUED):

  The table below summarizes the Company's stock option activity:

                                                                    WEIGHTED
                                                                AVERAGE EXERCISE
                                                      SHARES         PRICE
                                                     ---------  ----------------
     Balance at December 31, 1993...................   751,599       $5.80
     Granted........................................    46,500       12.88
     Exercised......................................  (176,152)       2.80
     Terminated.....................................   (10,534)       8.66
                                                     ---------       -----
     Balance at December 31, 1994...................   611,413        7.16
     Granted........................................   361,500       12.76
     Exercised......................................   (79,275)       5.85
     Terminated.....................................   (65,067)      11.25
                                                     ---------       -----
     Balance at December 31, 1995...................   828,571        9.41
     Granted........................................   331,000       11.07
     Exercised......................................   (70,788)       8.41
     Terminated.....................................   (27,757)      11.56
                                                     ---------       -----
     Balance at December 31, 1996................... 1,061,026       $9.94
                                                     =========       =====

  The following table sets forth the exercise price range, number of shares, weighted average exercise price, and the remaining contractual lives by group of similar price and grant dates:

                                                                    WEIGHTED
                                                                     AVERAGE
                                                        WEIGHTED    REMAINING
                                            NUMBER OF   AVERAGE    CONTRACTUAL
     EXERCISE PRICE RANGE                    SHARES      PRICE        LIFE
     --------------------                   ---------   --------   -----------
     $1.63--$5.23..........................   221,736    $ 4.07        3.8
     $9.50--$14.75.........................   839,290    $11.48        8.3
                                            ---------    ------        ---
                                            1,061,026    $ 9.94        7.3
                                            =========    ======        ===

  Options exercisable at December 31, 1996 totaled 569,177 shares at a weighted average exercise price of $8.49. Options available for grant at December 31, 1996 totaled 2,439,985 shares.

NOTE 13--LONG TERM CONTRACTS:

  During 1994, the Company entered into a long-term research and development contract with a consortium of companies to develop an Autonomous Landing Guidance System for commercial and military aircraft as part of the U.S. Government's Technology Reinvestment Program. The Company's portion of this contract aggregates $650,000. In April 1995, the Company was awarded an additional $900,000 under this contract for the second phase of the development. Revenues from this contract aggregated $416,000, $896,000 and $300,000 during the years ended December 31, 1996, 1995 and 1994, respectively, and are included in revenues. Costs associated with this contract aggregated $200,000, $425,000 and $173,000 in 1996, 1995 and 1994,
respectively and are included in cost of goods sold. Outstanding billings at December 31, 1996 and 1995 aggregated $35,000 and $786,000, respectively and are included in accounts receivable.

                              FLIR SYSTEMS, INC.

NOTE 14--RELATED PARTY TRANSACTIONS:

  The Company and Hughes Aircraft Company are related parties resulting from Hughes' stock interest in the Company. The Company purchases inventory parts from Hughes and its subsidiaries. During the years ended December 31, 1996, 1995 and 1994, the Company purchased parts aggregating $1,670,000, $1,320,000 and $2,300,000, respectively, from Hughes and its subsidiaries. As of December 31, 1996 and 1995, the Company owed Hughes $128,000 and $265,000, respectively. Sales of the Company's products to Hughes and its affiliates amounted to $103,000, $320,000 and $90,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  Also, included in accounts payable to related parties at December 31, 1995 is a note payable to a shareholder aggregating $8,000 payable on demand at a stated interest rate of 12.0%.

NOTE 15--EXPORT SALES AND MAJOR CUSTOMERS:

  Export sales and sales to major customers are as follows (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                       ----------------------------
                                                         1996      1995      1994
                                                       --------   -------   -------
      United States................................... $ 44,865   $27,062   $28,244
      Europe..........................................   14,883    15,872    13,103
      Other foreign...................................    6,269     7,191     7,630
                                                       --------   -------   -------
                                                       $ 66,017   $50,125   $48,977
                                                       ========   =======   =======
      Major Customers:
        U.S. Government...............................   26,469    15,686    14,937
        Danish Ministry of Defense....................      620     1,837     5,264
        McDonnell Douglas Corporation.................      --         13     2,759

                               FLIR SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                  SIX MONTHS
                                           THREE MONTHS ENDED        ENDED
                                                JUNE 30,            JUNE 30,
                                          -------------------- ----------------
                                            1997       1996     1997     1996
                                          ---------  --------- -------  -------
Revenues:
  Government............................  $  10,976  $  9,991  $19,379  $16,470
  Commercial............................      8,963     5,138   16,381    9,895
                                          ---------  --------  -------  -------
    Total revenues......................     19,939    15,129   35,760   26,365
Cost of goods sold......................      8,995     7,386   16,524   12,630
Research and development................      2,569     2,166    5,345    4,283
Selling and other operating costs.......      5,872     4,039   10,959    7,775
                                          ---------  --------  -------  -------
                                             17,436    13,591   32,828   24,688
    Earnings from operations............      2,503     1,538    2,932    1,677
Interest income.........................         14       --        20       29
Interest expense and other..............       (560)     (129)    (872)    (225)
                                          ---------  --------  -------  -------
    Earnings before income taxes........      1,957     1,409    2,080    1,481
Provision for income taxes..............        507       303      539      319
                                          ---------  --------  -------  -------
Net earnings............................  $   1,450  $  1,106  $ 1,541  $ 1,162
                                          =========  ========  =======  =======
Net earnings per share..................  $    0.25  $   0.20  $  0.27  $  0.21
                                          =========  ========  =======  =======
Weighted average number of common Shares
 and equivalents outstanding ...........      5,842     5,603    5,795    5,559
                                          =========  ========  =======  =======


   The accompanying notes are an integral part of these financial statements

                               FLIR SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                        JUNE 30,   DECEMBER 31,
                                                          1997         1996
                                                       ----------- ------------
ASSETS                                                 (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................  $ 1,428    $   775
  Accounts receivable.................................   35,641     28,311
  Inventories.........................................   33,854     33,513
  Prepaid expenses....................................    1,318      1,551
                                                        -------    -------
    Total current assets..............................   72,241     64,150
Property and equipment................................    8,904      7,137
Software development costs............................    1,008        799
Deferred income taxes.................................    2,200      2,200
Other assets..........................................      817        818
                                                        -------    -------
                                                        $85,170    $75,104
                                                        =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable.......................................  $13,143    $ 6,365
  Accounts payable....................................    7,652      7,628
  Accounts payable to related parties.................      703        128
  Accrued payroll and other liabilities...............    2,936      3,389
  Accrued income taxes................................    1,383      1,073
  Current portion of long-term debt...................    1,398      1,377
                                                        -------    -------
    Total current liabilities.........................   27,215     19,960
Long-term debt........................................    5,501      5,173
Commitments and contingencies.........................      --         --
Shareholders' equity:
  Preferred stock, $0.01 par value, 10,000,000 shares
   authorized; no shares issued at June 30, 1997, and
   December 31, 1996..................................      --         --
  Common stock, $0.01 par value, 30,000,000 shares
   authorized, 5,507,774 and 5,387,483 shares issued
   at June 30, 1997, and December 31, 1996,
   respectively.......................................       55         54
  Additional paid-in capital..........................   42,646     41,833
  Retained earnings...................................    9,798      8,257
  Cumulative foreign translation adjustment...........      (45)      (173)
                                                        -------    -------
Total shareholders' equity............................   52,454     49,971
                                                        -------    -------
                                                        $85,170    $75,104
                                                        =======    =======

   The accompanying notes are an integral part of these financial statements

                               FLIR SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
Cash used by operations:
  Net earnings................................................ $ 1,541  $ 1,162
  Adjustments to reconcile net earnings to net cash used
   by operating activities:
    Depreciation..............................................   1,176      936
    Amortization..............................................     302      209
    Disposals and write-offs of property and equipment........      35      244
  Changes in certain assets and liabilities:
    Increase in accounts receivable...........................  (7,330)    (755)
    Increase in inventories...................................    (341)  (2,879)
    Decrease (increase) in prepaid expenses...................     233     (142)
    Decrease (increase) in other assets.......................       1      (98)
    Increase (decrease) in accounts payable...................      24     (940)
    Increase in accounts payable to related parties...........     575      131
    Decrease in accrued payroll and other liabilities.........    (453)  (1,625)
    Increase (decrease) in accrued income taxes...............     310     (168)
                                                               -------  -------
  Cash used by operating activities...........................  (3,927)  (3,925)
                                                               -------  -------
Cash used by investing activities:
    Additions to property and equipment.......................  (3,072)  (2,505)
    Software development costs................................    (417)    (287)
                                                               -------  -------
  Cash used by investing activities...........................  (3,489)  (2,792)
                                                               -------  -------
Cash provided by financing activities:
  Net increase in notes payable...............................   6,778      742
  Proceeds from long term debt................................     995    5,000
  Repayment of long term debt including current portion.......    (646)    (336)
  Proceeds from exercise of stock options.....................     814      374
                                                               -------  -------
  Cash provided by financing activities.......................   7,941    5,780
                                                               -------  -------
Effect of exchange rate changes on cash.......................     128       --
                                                               -------  -------
Net increase (decrease) in cash and cash equivalents..........     653     (937)
Cash and cash equivalents, beginning of period................     775    1,154
                                                               -------  -------
Cash and cash equivalents, end of period...................... $ 1,428  $   217
                                                               =======  =======

   The accompanying notes are an integral part of these financial statements

                              FLIR SYSTEMS, INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION:

  The accompanying consolidated financial statements are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and results of operations for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the Company's audited financial statements and the notes thereto for the year ended December 31, 1996.

  The accompanying financial statements include the accounts of FLIR Systems, Inc. and its subsidiaries. All intercompany accounts and transactions have been eliminated. The results of the interim period are not necessarily indicative of the results for the entire year.

  Certain reclassifications have been made to the prior year's data to conform with the current year's presentation. These reclassifications had no impact on previously reported results of operations or shareholders' equity.

NOTE 2 -- REVENUE RECOGNITION:

  Revenue is recognized when products are shipped or when services are performed, except for certain long-term contracts which are recorded on the percentage-of-completion method. The percentage-of-completion method is used for research and development contracts and for production contracts which require significant amounts of initial engineering and development costs. The percentage-of-completion is determined by relating the actual costs incurred to date to total costs to complete the respective contract.

NOTE 3 -- NET EARNINGS PER SHARE:

  Net earnings per share are based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods, computed using the treasury stock method for stock options. The Company will adopt Statement of Financial Accounting Standards No. 128, "Earnings Per Share" in 1997. The effect of the adoption of such pronouncement is expected to be immaterial to the financial statements taken as whole.

NOTE 4 -- INVENTORIES:

  Inventories consist of the following (in thousands):

                                                           JUNE 30,  DECEMBER 31,
                                                             1997        1996
                                                           --------  ------------
     Materials............................................ $23,570     $23,855
     Work-in-progress.....................................  10,385       8,171
     Finished goods.......................................     585       1,494
                                                           -------     -------
                                                            34,540      33,520
     Less--progress payments received from customers......    (686)         (7)
                                                           -------     -------
                                                           $33,854     $33,513
                                                           =======     =======

                               FLIR SYSTEMS, INC.

                                  (UNAUDITED)


NOTE 5 -- CHANGES IN SHAREHOLDERS' EQUITY:

  Changes in Shareholders' Equity consist of the following (in thousands):

                                                              CUMULATIVE
                                          ADDITIONAL            FOREIGN
                         PREFERRED COMMON  PAID-IN   RETAINED TRANSLATION
                           STOCK   STOCK   CAPITAL   EARNINGS ADJUSTMENT   TOTAL
                         --------- ------ ---------- -------- ----------- -------
Balance, December 31,
 1996...................    $--     $54    $41,833    $8,257     $(173)   $49,971
Common stock options
 exercised..............     --       1        813        --        --        814
Net earnings for six
 month period...........     --      --         --     1,541        --      1,541
Foreign translation
 adjustment.............     --      --         --        --       128        128
                            ---     ---    -------    ------     -----    -------
Balance, June 30, 1997..    $--     $55    $42,646    $9,798     $ (45)   $52,454
                            ===     ===    =======    ======     =====    =======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Agema Infrared Systems:

  We have audited the accompanying combined balance sheets of Agema Infrared Systems, collectively "AGEMA", (as described in Note 1), as of December 31, 1995 and 1996, respectively, and the related combined statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of AGEMA's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in Sweden, which are substantially the same as those followed in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying financial statements were prepared to present the financial position, results of operations and cash flows of AGEMA on the basis described in Note 1 to the financial statements. Accordingly, these financial statements are not intended to present the historical consolidated financial position as of December 31, 1995 and 1996 and results of operations and cash flows for each of the three years in the period ended December 31, 1996 of Agema.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AGEMA as of December 31, 1995 and 1996, and the results of operations and cash flows for each of the three years in the period ended December 31, 1996, (on the basis described in Note 1), in conformity with generally accepted accounting principles in Sweden.

  Accounting principles generally accepted in Sweden vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected net income for each of the years in the two year period ended December 31, 1996 and shareholders' equity as of December 31, 1995 and 1996, to the extent summarized in Note 12 to the financial statements.

Stockholm, Sweden, 14 October 1997

OHRLINGS COOPERS & LYBRAND AB

/s/ Robert Barden

                                     AGEMA

                       COMBINED STATEMENTS OF OPERATIONS
                               (SEK IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
Sales.............................................  324,769   341,418   348,685
Cost of goods sold................................ (170,133) (158,032) (155,066)
Research and development expenses.................  (33,243)  (36,906)  (30,898)
Selling and other operating expenses.............. (137,771) (126,868) (121,418)
Non-recurring items...............................      --        --      6,692
                                                   --------  --------  --------
  Operating income (loss).........................  (16,378)   19,612    47,995
Interest income...................................    1,690     4,967     6,759
Interest expense..................................   (3,481)   (2,472)   (3,052)
Exchange gain (loss)..............................      371       (59)       33
                                                   --------  --------  --------
  Income (loss) before income taxes
   and group contributions........................  (17,798)   22,048    51,735
Group contribution................................    5,532   (16,220)  (45,761)
                                                   --------  --------  --------
Income (loss) before income taxes.................  (12,266)    5,828     5,974
Provision (benefit) for income taxes..............     (452)    3,004     3,124
                                                   --------  --------  --------
Net income (loss).................................  (11,814)    2,824     2,850
                                                   ========  ========  ========



   The accompanying notes are an integral part of these financial statements.

                                     AGEMA

                            COMBINED BALANCE SHEETS
                               (SEK IN THOUSANDS)

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1995
                                                               -------  -------
                            ASSETS
Current assets:
  Cash and cash equivalents...................................  21,198   43,657
  Accounts receivable, less allowance for doubtful accounts of
   4,275 and 3,947 in 1996 and 1995, respectively............. 100,806   89,439
  Prepaid expenses............................................   4,456    4,523
  Income taxes receivable.....................................     131      --
  Current receivables from affiliates.........................   1,061      179
  Inventories.................................................  66,959   61,908
  Deferred taxes..............................................   3,270    1,099
  Other current assets........................................   4,439    4,352
                                                               -------  -------
    Total current assets...................................... 202,320  205,157
                                                               -------  -------
Non-current assets:
  Long-term notes receivables from affiliates.................     --     2,455
  Other long-term receivables.................................     798      782
  Property and equipment......................................  30,254   28,619
                                                               -------  -------
    Total non-current assets..................................  31,052   31,856
                                                               -------  -------
Total assets.................................................. 233,372  237,013
                                                               =======  =======
             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Liabilities to affiliates...................................  39,653   39,444
  Short-term borrowings.......................................  13,572      --
  Accounts payable............................................  22,355   20,505
  Advance payments from customers.............................   2,146      619
  Income taxes payable........................................   1,783    3,621
  Accrued payroll-related expenses............................  18,242   15,527
  Accrued commissions.........................................   7,361    6,293
  Other accrued expenses......................................  16,221    6,215
  Other current liabilities...................................   5,621    6,169
                                                               -------  -------
    Total current liabilities................................. 126,954   98,393
                                                               -------  -------
Long-term liabilities:
  Accrued pension liability...................................  30,910   29,752
  Deferred taxes..............................................   1,324    1,163
                                                               -------  -------
    Total long-term liabilities...............................  32,234   30,915
                                                               -------  -------
Commitments and contingencies (Note 9)
Shareholders' equity:
  Share capital...............................................   7,934    7,934
  Other restricted reserves...................................  48,789   48,374
  Additional paid-in capital..................................  20,215   20,215
  Retained earnings...........................................  (8,170)  26,860
  Cumulative foreign currency translation adjustment..........   5,416    4,322
                                                               -------  -------
    Total shareholders' equity................................  74,184  107,705
                                                               -------  -------
Total liabilities and shareholders' equity.................... 233,372  237,013
                                                               =======  =======

   The accompanying notes are an integral part of these financial statements.

                                     AGEMA
                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                               (IN SEK THOUSANDS)

                                                                 CUMULATIVE
                                                                   FOREIGN
                                 ADDITIONAL   OTHER    RETAINED   CURRENCY
                          SHARE   PAID-IN   RESTRICTED EARNINGS  TRANSLATION
                         CAPITAL  CAPITAL    RESERVES  (DEFICIT) ADJUSTMENT   TOTAL
                         ------- ---------- ---------- --------- ----------- -------
Balance, December 31,
 1993...................  8,293    20,215     63,311     32,657    16,109    140,585
  Net earnings for the
   year.................                                  2,850                2,850
  Dividends.............                                 (7,548)              (7,548)
  Transfers between
   restricted and
   unrestricted equity..                     (13,794)    13,794                  --
  Foreign currency
   translation
   adjustment...........                                           (5,901)    (5,901)
                          -----    ------    -------    -------    ------    -------
Balance, December 31,
 1994...................  8,293    20,215     49,517     41,753    10,208    129,986
  Net earnings for the
   year.................                                  2,824                2,824
  Dividends.............                                 (5,887)              (5,887)
  Change in legal
   structure............   (359)              (1,000)   (11,973)             (13,332)
  Transfers between
   restricted and
   unrestricted equity..                        (143)       143                  --
  Foreign currency
   translation
   adjustment...........                                           (5,886)    (5,886)
                          -----    ------    -------    -------    ------    -------
Balance, December 31,
 1995...................  7,934    20,215     48,374     26,860     4,322    107,705
  Net loss for the year.                                (11,814)             (11,814)
  Dividends.............                                (22,801)             (22,801)
  Transfers between
   restricted and
   unrestricted equity..                         415       (415)                 --
  Foreign currency
   translation
   adjustment...........                                            1,094      1,094
                          -----    ------    -------    -------    ------    -------
Balance, December 31,
 1996...................  7,934    20,215     48,789     (8,170)    5,416     74,184
                          =====    ======    =======    =======    ======    =======



   The accompanying notes are an integral part of these financial statements.

                                     AGEMA

                       COMBINED STATEMENTS OF CASH FLOWS
                               (SEK IN THOUSANDS)

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
Cash (used) provided by operations:
  Net income (loss)................................. (11,814)   2,824    2,850
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Depreciation and amortization...................   9,001    8,549    8,132
    Non-recurring items.............................     --       --    (6,692)
    Group contribution..............................  (5,532)  16,220   45,761
    Deferred income taxes...........................  (1,933)    (392)  (5,535)
  Changes in operating assets and liabilities:
    Increase in accounts receivable.................  (6,835) (14,566) (15,415)
    Increase in inventories.........................  (4,106)  (7,125)  (5,639)
    (Increase) decrease in current receivables from
     affiliates.....................................    (882)   1,536   (1,332)
    (Increase) decrease in other assets.............      (2)   4,535   (2,013)
    (Decrease) increase in accounts payable.........     (65)   1,751    5,581
    Increase (decrease) in deferred tax assets and
     other long-term receivables....................       1      (81)    (213)
    Increase (decrease) in accrued payroll-related
     expenses.......................................   2,715    1,034   (4,303)
    Increase (decrease) in other accrued expenses...   9,570   (1,520)     964
    Increase (decrease) in advance payments from
     customers, taxes payable, and other current
     liabilities....................................  (1,512)  (3,394)   5,293
    Increase (decrease) in accrued commissions......   1,068     (289)  (1,732)
    Increase in accrued pension liability, deferred
     tax liabilities, and other long-term
     liabilities....................................   1,095      863    1,390
                                                     -------  -------  -------
Net cash (used) provided by operations..............  (9,231)   9,945   27,097
                                                     -------  -------  -------
Cash used by investing activities:
  Additions to property and equipment............... (10,367) (13,031) (11,729)
  Long-term receivable from affiliates..............   2,510      --      (532)
                                                     -------  -------  -------
Net cash used by investing activities...............  (7,857) (13,031) (12,261)
                                                     -------  -------  -------
Cash provided by financing activities:
  Net increase (decrease) in liabilities to
   affiliates.......................................   5,190  (33,518) (28,579)
  Net increase (decrease) in short-term borrowings..  13,027   (2,308)   3,139
  Dividends......................................... (25,555)  (4,917)  (7,548)
                                                     -------  -------  -------
Cash provided by financing activities...............  (7,338) (40,743) (32,988)
                                                     -------  -------  -------
Effect of exchange rate changes on cash.............   1,967   (2,451)  (1,590)
                                                     -------  -------  -------
Net decrease in cash................................ (22,459) (46,280) (19,742)
Cash and cash equivalents, beginning of year........  43,657   89,937  109,679
                                                     -------  -------  -------
Cash and cash equivalents, end of year..............  21,198   43,657   89,937
                                                     =======  =======  =======
Supplemental disclosures of cash flow information:
Cash paid during the year for
    Interest........................................   3,481    2,472    3,052
                                                     =======  =======  =======
    Income taxes....................................   3,450    9,094    3,454
                                                     =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

                                     AGEMA

                  NOTES TO THE COMBINED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS AND OTHER GENERAL INFORMATION

 Basis of presentation

  In these notes to the combined financial statements references to the "Group" or "AGEMA" are to the combined businesses of Agema Infrared Systems, as described below, if not otherwise stated. The Group is engaged in the business of developing and manufacturing high quality infrared cameras for mapping of temperature differences and non-contact temperature measurement in a wide range of industries and research establishments.

  These combined financial statements have been prepared in connection with the proposed sale of shares of AGEMA by Spectra Physics AB. For all periods presented, the entities and divisions which comprise the AGEMA Group were wholly owned by Spectra Physics AB and subsidiaries (collectively the "Parent"). Since AGEMA does not currently comprise one legal group of companies, these financial statements are a combination of the entities and divisions of AGEMA for all periods presented.

  The combined financial statements of the AGEMA Group have been prepared in accordance with accounting principles generally accepted in Sweden ("Swedish GAAP"). These accounting principles differ in certain significant respects from accounting principles generally accepted in the United States ("U.S. GAAP"). See Note 12 for a reconciliation of the principal differences between Swedish GAAP and U.S. GAAP affecting Agema's net income and shareholders' equity.

 Principles of combination

  The combined financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Group's businesses. The combined financial statements generally reflect the financial position, results of operations and cash flows of the Group as if it were a stand-alone entity for all periods presented. The assumptions and related adjustments included herein are, in the view of management, reasonable and necessary to present the financial position, results of operations and cash flows as if the Group had operated on a stand-alone basis for the periods presented. The combined financial statements are, however, not necessarily indicative of the financial position, results of operations and cash flows in the future or what they would have been had the Group been a stand-alone entity during the periods presented. The effects of all significant transactions between the combined entities have been eliminated.

 Transactions with Spectra Physics and subsidiaries

  The Group was charged a management fee of SEK 1,200, SEK 784 and SEK 0 in 1996, 1995 and 1994, respectively. Amounts are included in selling and other operating costs in the combined statements of operations.

  The Group enters into forward foreign exchange contracts with Spectra Physics AB.

  Balances with companies in the Spectra Physics Group are presented as payables and receivables to related parties. The Company's cash needs, not internally funded by operations, have been funded by Spectra Physics. Historically, the Group was charged interest at a rate which approximated the market rate.

                                     AGEMA

  Spectra Physics manages the cash of all its subsidiaries under cash pool arrangements. AGEMA's participation in the cash pool is presented as cash and cash equivalents in the combined balance sheet. Information relating to AGEMA's cash pool balances is presented below:

                                                               DECEMBER 31,
                                                            -------------------
                                                            1996   1995   1994
                                                            ----- ------ ------
                                                            (IN SEK THOUSANDS)
     Balance at December 31................................ 9,408 26,191 65,220
     Interest income, net..................................   491  2,991  4,652

 Income taxes

  The provision for income taxes in the combined financial statements represents AGEMA's historical income tax expense. Since several companies were part of a tax pool arrangements with the Parent, the resultant tax expense may not be indicative of the tax expense that might have resulted if the Group had operated on a stand-alone basis. See Note 5.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

 Revenue recognition

  Revenue is recognized when products are shipped or when services are performed.

 Research and development costs

  Expenditures relating to research and development are expensed as incurred.

 Income taxes

  The provision (benefit) for income taxes is computed on the pretax income
(loss) for the combined entities located within each taxing country based on the current rate. Deferred taxes have been recorded with respect to accumulated amount of untaxed earnings (see below under appropriations) and all other temporary differences.

 Earnings per share

  Earnings per share data has been omitted as AGEMA is a wholly-owned subsidiary of Spectra Physics.

 Foreign currency

  The balance sheet of the Group's foreign entities are translated from their respective functional currency to Swedish kronor at the exchange rate in effect at the balance sheet date. Results of operations are translated using average exchange rates in effect during the reporting period. Resulting translation adjustments are accumulated in a separate component of shareholders' equity.

  Assets and liabilities in foreign currency are translated into Swedish kronor at the exchange rate at the balance sheet date. Unrealized exchange gains and losses are reported in the combined statements of operations.

  Forward foreign exchange contracts (forward contracts) purchased to hedge future sales are not recorded until the respective sales transactions are recorded. Such foreign currency transactions are considered hedges of sales when the foreign currency commitments are reasonably assured and the foreign currency transaction is designated as a hedge of the foreign currency commitment.

                                     AGEMA

 Inventories

  Inventories are stated at the lower of costs or market. The Group uses the first-in, first-out method to determine cost.

 Nonrecurring items

  Significant income or expense items which are not expected to occur frequently are classified net as nonrecurring items and presented in a separate component within operating income. In 1994, a capital gain of SEK 6,692,000 was recognized in connection with a change in the legal structure (see Note 3).

 Cash and cash equivalents

  The Group considers all highly liquid, low risk debt instruments with original maturity dates of three months or less from the date of purchase to be cash equivalents.

 Property and equipment

  Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based upon the estimated useful lives of the assets which range from 5 to 10 years. Upon retirement or sales of property and equipment, cost and accumulated depreciation on such assets are removed from the accounts and any gains or losses are reflected in the statement of operations. Repairs and maintenance are charged to expense as incurred. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the remaining term of the lease.

 Appropriations

  In Sweden, companies are permitted to reduce or increase taxable income by net charges or by income representing adjustments to untaxed reserve accounts, provided that such amounts are reflected in the company's financial statements.

  In the combined financial statements, accumulated appropriations are included in the balance sheet as "Restricted equity", net of taxes. Transfers to and from untaxed reserves are reflected through retained earnings (unrestricted equity).

 Restricted equity

  The components of restricted equity include paid-in capital in excess of par value, untaxed reserves and legal reserves (net of taxes), as required by law in certain countries where the Group's companies are incorporated.

 Concentration of credit risks

  The Group sells products to distributors and other customers and extends credit based on an evaluation of the customers financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Group monitors its exposure for credit losses and maintains allowances for anticipated losses.

                                     AGEMA

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Fair value of financial instruments

  The Group estimates the fair value of its financial instruments based upon the existing interest rates related to such instruments compared to the current market rate for instruments of a similar nature and degree of risk. The Group estimates that the recorded value of all of its financial instruments approximate fair value as of December 31, 1996 with the exception of forward exchange contracts.

 Cash flow statements

  The cash flow statements are prepared in accordance with U.S. GAAP.

NOTE 3 -- RELATED PARTY TRANSACTIONS

The combined financial statements include certain transactions and balances with the Group's Parent and certain affiliated companies. A summary of these transactions and balances is as follows:

                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                         ----------------------
                                                          1996    1995    1994
                                                         ------  ------  ------
                                                          (IN SEK THOUSANDS)
      STATEMENTS OF OPERATIONS
      Sales-affiliated customers.......................   2,342   6,194   7,954
      Operating expenses-charged by the Parent.........  (1,200)   (784)    --
      Interest income from affiliate...................     698   3,214   4,816
      Interest expense to affiliate....................  (1,286)   (302)    (69)
                                                         DECEMBER 31,
                                                         --------------
                                                          1996    1995
                                                         ------  ------
      BALANCE SHEETS
      Accounts receivable from affiliates..............     232     559
      Current receivables from affiliates..............   1,061     179
      Long-term notes receivables from affiliates......     --    2,455
                                                         ------  ------
      Total receivables from affiliates................   1,293   3,193
                                                         ------  ------
      Accounts payable to affiliates...................     129     418
      Liabilities to affiliates........................  39,653  39,444
                                                         ------  ------
      Total liabilities to affiliates..................  39,782  39,862
                                                         ------  ------
      Net liabilities to affiliates....................  38,489  36,669
                                                         ======  ======

CHANGE IN LEGAL STRUCTURE

  In 1994, the Agema entity in Italy sold the majority of its assets and liabilities to Spectra-Physics which resulted in a capital gain of SEK 6,692 thousand. The Italian operations became a division of Spectra Physics, however, this transaction did not represent a transfer of assets outside of the combined group of Agema. In substance, the transaction represents a capital contribution from Spectra-Physics equivalent to the excess of the transaction price over the book value of the assets and liabilities sold.

  In 1995, the remaining assets of the Agema entity in Italy were transferred to the corporate division of Spectra-Physics which is outside the combined group of AGEMA. Net assets of SEK 13,332 thousand were transferred as a non-cash transaction. In substance, this represents a dividend from Agema to Spectra-Physics.

                                     AGEMA

NOTE 4 -- DEPRECIATION AND AMORTIZATION

                                                              FOR THE YEARS
                                                                  ENDED
                                                              DECEMBER 31,
                                                            -----------------
                                                          1996    1995    1994
                                                          -----   -----   -----
                                                          (IN SEK THOUSANDS)
     Goodwill..........................................    --       --      478
     Machinery and equipment...........................  8,725    8,361   7,473
     Leasehold improvements............................    276      188     181
                                                         -----    -----   -----
     Total.............................................  9,001    8,549   8,132
                                                         =====    =====   =====

NOTE 5 -- INCOME TAXES

Income (loss) before taxes was distributed geographically as follows:

                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                       ------------------------
                                                        1996     1995    1994
                                                       -------  ------  -------
                                                         (IN SEK THOUSANDS)
     Sweden...........................................  (2,275)  3,206  (18,471)
     United States.................................... (13,246) (5,803)   7,166
     Other markets....................................   3,255   8,425   17,279
                                                       -------  ------  -------
     Total............................................ (12,266)  5,828    5,974
                                                       =======  ======  =======

Income taxes were distributed geographically as follows:

                                                           FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                          ---------------------
                                                           1996   1995    1994
                                                          ------  -----  ------
                                                          (IN SEK THOUSANDS)
     Current income tax expense:
      Sweden.............................................    --     --      (15)
      United States......................................   (222)    50   2,972
      Other markets......................................  1,734  3,346   5,702
                                                          ------  -----  ------
       Total.............................................  1,512  3,396   8,659
                                                          ======  =====  ======
     Deferred tax expense:
      Sweden.............................................    161    (55) (5,378)
      United States...................................... (2,064)  (316)   (157)
      Other markets......................................    (61)   (21)    --
                                                          ------  -----  ------
       Total............................................. (1,964)  (392) (5,535)
                                                          ------  -----  ------
     Total tax provision (benefit).......................   (452) 3,004   3,124
                                                          ======  =====  ======

                                     AGEMA

  Deferred income taxes reflect the impact of temporary differences between the basis of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented below:

                                                            AS OF DECEMBER 31,
                                                           --------------------
                                                             1996       1995
                                                           ---------  ---------
                                                           (IN SEK THOUSANDS)
      Deferred income taxes, non-current asset
        Allowance for bad debts..........................        397        386
        Inventory........................................        636        391
        Accrued expenses.................................      2,143        324
        Other............................................         94         (2)
                                                           ---------  ---------
      Total deferred income taxes, current asset.........      3,270      1,099
                                                           =========  =========
      Deferred income taxes, long-term liability
        Depreciation.....................................     (1,324)    (1,163)
                                                           ---------  ---------
      Total deferred income taxes, long-term liability...     (1,324)    (1,163)
                                                           =========  =========

  As described in Note 1, several entities have been part of tax pool arrangements with the Parent. The entities in Sweden have been able to increase or decrease taxable income through group contributions to/from the Parent. As part of the tax pool arrangements and through the use of group contributions, net operating tax loss carryforwards (NOL) have been surrendered to other companies of the Parent. Accordingly, the Group has not recorded any deferred tax assets related to net operating losses.


  Realization of the deferred tax asset of SEK 3,270 thousand as of December 31, 1996, is dependent on generating sufficient taxable income in the future or alternative tax strategies. Estimated future earnings necessary to fully realize the deferred tax asset are SEK 9,600 thousand. Such earnings are currently forecasted to be realized. There can be no assurance that future earnings, if any, will meet currently forecasted levels, however, it is managements's opinion that the realization of such earnings in the future is more likely than not. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced or alternative tax strategies are no longer viable.

  The difference between the effective income tax rate and income taxes computed using the Swedish statutory rate of 28 percent is primarily attributable to the Group's ability to transfer taxable income to other entities of the Parent and differing tax rates in foreign jurisdictions. Accordingly, these statements may not be indicative of the tax expense that might have resulted if the Group had operated on a stand-alone basis.

 Stand-alone tax expense (benefit)

  If the Group had operated on a stand-alone basis net operating losses transferred to other entities of the Parent would have been available to offset taxable income during the periods presented. The Group has no further NOL's available for utilization subsequent to December 31, 1996.

NOTE 6 -- INVENTORIES

  Inventories consist of the following:

                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1996   1995
                                                                   ------     ------
                                                                (IN SEK THOUSANDS)
     Parts, components and sub-assemblies......................... 26,762     24,230
     Work in process..............................................  9,775     11,345
     Finished goods............................................... 30,422     26,333
                                                                   ------     ------
     Total........................................................ 66,959     61,908
                                                                   ======     ======

                                     AGEMA

NOTE 7 -- PROPERTY AND EQUIPMENT

                                                         DECEMBER 31, 1996
                                                     --------------------------
                                                            ACCUMULATED   NET
                                                      COST  DEPRECIATION VALUE
                                                     ------ ------------ ------
                                                         (IN SEK THOUSANDS)
     Construction in progress including advance
     payments......................................      44       --         44
     Machinery and equipment.......................  75,773    47,356    28,417
     Leasehold improvements........................   3,243     1,450     1,793
                                                     ------    ------    ------
     Total.........................................  79,060    48,806    30,254
                                                     ======    ======    ======

                                                        DECEMBER 31, 1995
                                                    --------------------------
                                                           ACCUMULATED   NET
                                                     COST  DEPRECIATION VALUE
                                                    ------ ------------ ------
                                                        (IN SEK THOUSANDS)
     Construction in progress including advance
     payments......................................  1,170       --      1,170
     Machinery and equipment....................... 64,742    39,310    25,432
     Leasehold improvements........................  3,114     1,097     2,017
                                                    ------    ------    ------
     Total......................................... 69,026    40,407    28,619
                                                    ======    ======    ======

NOTE 8 -- FINANCIAL INSTRUMENTS

  The Group operates internationally, giving rise to exposure to market risk from changes in foreign exchange rates. Forward exchange contracts have been utilized by the Group since 1995 to reduce those risks. Such contracts are entered into with Spectra-Physics. The carrying amounts, face (notional) amounts and estimated fair values of forward exchange contracts are summarized below as of December 31:

                                     1996                          1995
                         ----------------------------- -----------------------------
                                     FACE    ESTIMATED             FACE    ESTIMATED
                         CARRYING (NOTIONAL)   FAIR    CARRYING (NOTIONAL)   FAIR
                          AMOUNT   AMOUNT      VALUE    AMOUNT   AMOUNT      VALUE
                         -------- ---------  --------- -------- ---------  ---------
                                            (IN SEK THOUSANDS)
Forward exchange
contracts...............    --     35,925     (1,366)     --     33,803      (311)

  The fair value of forward exchange contracts reflects the estimated amounts that the Group would receive or pay to terminate the contracts at the balance sheet date, thereby taking into account the current unrealized gains or losses on open contracts.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

  The Group leases office facilities under various non-cancelable operating lease agreements.

  Aggregate future minimum lease payments under non-cancelable operating leases are as follows as of December 31, 1996 (in SEK thousands):

     1997................................................................  8,643
     1998................................................................  8,643
     1999................................................................  8,572
     2000................................................................  8,150
     2001................................................................  6,270
     Thereafter..........................................................  1,056
                                                                          ------
     Total future minimum lease payments................................. 41,334
                                                                          ======

                                     AGEMA

  The Group has an agreement to purchase a specified quantity of products from an external supplier. The Group has the right and expects to cancel the agreement prior to fulfilling the purchase commitment. The Group has provided for SEK 2.5 million as of December 31, 1996. This amount represents additional consideration on units purchased as of December 31, 1996 which is expected to be paid to the supplier for canceling the agreement.

NOTE 10 -- GEOGRAPHIC INFORMATION

  The following table sets forth information relating to sales by geographic location of the entities of the Group:

                                                           FOR THE YEAR ENDED
                                                              DECEMBER 31,
                                                         -----------------------
                                                          1996    1995    1994
                                                         ------- ------- -------
                                                           (IN SEK THOUSANDS)
     Sweden.............................................  74,563  87,931  78,091
     Great Britain......................................  83,438  77,357  72,871
     Germany............................................  37,557  36,997  29,555
     France.............................................  22,517  22,997  30,648
     Italy..............................................  15,060  23,672  19,325
                                                         ------- ------- -------
     Total Europe (excluding Sweden).................... 158,572 161,023 152,399
     USA................................................  90,773  91,685 117,267
     Canada.............................................     861     779     928
                                                         ------- ------- -------
     Total, other markets...............................  91,634  92,464 118,195
     Grand total........................................ 324,769 341,418 348,685
                                                         ======= ======= =======

NOTE 11 -- PERSONNEL

  The following table sets forth information relating to the average number of employees in the Group:

                                                             FOR THE YEAR ENDED
                                                                DECEMBER 31,
                                                            --------------------
                                                             1996   1995   1994
                                                            ------ ------ ------
     Average number of employees...........................
     Sweden................................................   136    135    128
     Outside Sweden........................................    73     78     80
                                                            -----  -----  -----
     Group total...........................................   209    213    208
                                                            =====  =====  =====

                                     AGEMA

  The average number of men employed in the Group was 163, 165, and 159 of whom 111, 110, 104 were in Sweden during the years ended December 31, 1996, 1995 and 1994, respectively. The average number of women employed was 46, 48, and 49 of whom 25, 25, and 24 were in Sweden during the years ended December 31, 1996, 1995 and 1994, respectively.

  The following table sets forth the wages and salaries for the Group:

                                                         FOR THE YEAR ENDED
                                                            DECEMBER 31,
                                                       -----------------------
                                                        1996    1995    1994
                                                       ------- ------- -------
                                                         (IN SEK THOUSANDS)
     Wages and salaries:
     Agema AB
      Salaries and remuneration to Board of Directors
       and President..................................     752   1,257   1,523
      Wages and salaries to other employees...........  39,940  37,265  33,867
      Payroll overheads...............................  20,202  17,496  16,033
                                                       ------- ------- -------
     Total............................................  60,894  56,018  51,423
     Subsidiaries outside Sweden
      Wages and salaries..............................  30,824  32,968  33,950
      Payroll overheads...............................   8,101   8,002   8,220
                                                       ------- ------- -------
     Total............................................  38,925  40,970  42,170
                                                       ------- ------- -------
     Group total......................................  99,819  96,988  93,593
                                                       ======= ======= =======

  The following table sets forth the average number employees and salaries and wages by geographic location of the entities in the Group:

                                             AVERAGE NUMBER
                                              OF EMPLOYEES   SALARIES AND WAGES
                                             -------------- --------------------
                                             1996 1995 1994  1996   1995   1994
                                             ---- ---- ---- ------ ------ ------
                                                             (IN SEK THOUSANDS)
     Sweden................................. 136  135  128  40,692 38,522 35,390
     Great Britain..........................  20   22   22   7,175  8,531  8,711
     Germany................................  10   11   13   5,561  7,435  7,217
     France.................................  10   11    9   3,279  3,556  3,137
     Italy..................................  10   11   14   2,973  3,273  3,049
                                             ---  ---  ---  ------ ------ ------
     Total Europe (excl Sweden).............  50   55   58  18,988 22,795 22,114
     USA....................................  19   19   18  10,463  8,834 10,268
     Canada.................................   4    4    4   1,373  1,339  1,568
                                             ---  ---  ---  ------ ------ ------
     Total, other markets...................  23   23   22  11,836 10,173 11,836
                                             ---  ---  ---  ------ ------ ------
     Grand total............................ 209  213  208  71,516 71,490 69,340
                                             ===  ===  ===  ====== ====== ======

NOTE 12 -- GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (U.S.
         GAAP)

  The financial statements have been prepared in accordance with Swedish GAAP. These accounting principles differ in certain respects from U.S. GAAP.

  Following is a summary of the material adjustments to the Group's combined net income for the years ended December 31, 1995 and 1996, and combined shareholders' equity as of December 31, 1995 and 1996, which

                                     AGEMA
would be required if U.S. GAAP had been applied instead of Swedish GAAP, together with a discussion of the principal differences between Swedish GAAP and U.S. GAAP that are significant to the Group's financial statements.

                                                                   DECEMBER 31,
                                                                 ----------------
                                                                1996         1995
                                                               -------      -------
                                                                (IN SEK THOUSANDS)
     Net income (loss) in accordance with Swedish GAAP.......  (11,814)       2,824
     Adjustments:
     Foreign exchange contracts..............................   (1,366)        (311)
     Pensions................................................       98          369
     Group contribution......................................   (3,983)      11,678
     Deferred taxes on U.S. GAAP adjustments.................      355          (16)
                                                               -------      -------
     Net income in accordance with U.S. GAAP.................  (16,710)      14,544
                                                               =======      =======
     Shareholders' equity in accordance with Swedish GAAP....   74,184      107,705
     Adjustments:
     Foreign exchange contracts..............................   (1,677)        (311)
     Pensions................................................      347          249
     Deferred taxes on U.S. GAAP adjustments.................      373           18
                                                               -------      -------
     Shareholders' equity in accordance with U.S. GAAP.......   73,227      107,661
                                                               =======      =======

FOREIGN EXCHANGE CONTRACTS

  Forward foreign exchange contracts (forward contracts) purchased to hedge future sales are not recorded until the respective sales transaction is recorded. Such foreign currency transactions are considered hedges of sales when the foreign currency commitment is reasonably assured and the foreign currency transaction is designated as a hedge of the foreign currency commitment.

  Under U.S. GAAP, unrealized gains and losses are recorded on forward contracts from the date such contracts are entered. To the extent such contracts qualify as hedges, unrealized gains and losses are deferred until the transaction being hedged is recorded.

  Gains and losses on forward exchange contracts that do not qualify as hedges under U.S. GAAP are not deferred but are recorded directly in income or loss, as appropriate.

                                     AGEMA

PENSIONS

  Under Swedish GAAP, Agema provides for its pension obligations based on actuarial calculations. Under U.S. GAAP, the determination of pension costs and obligations are also based on actuarial assumptions, but the methods and assumptions are different under SFAS No. 87, "Employers' Accounting for Pensions".

  In 1993, the Group switched from the book reserve method to the insured method of financing its pension obligations in Sweden. Pensions earned prior to this change continue to be provided directly by the Group through a book reserve method. The insured pensions are provided through annual insurance premiums, which are approximately equivalent to the cost which would be attributed to the current period under US GAAP, hence there is no US GAAP adjustment necessary.

  A summary of the funded status of the Group's defined benefit pension plan in Sweden in accordance with SFAS No. 87 follows:

                                                              DECEMBER 31,
                                                           -------------------
                                                             1996      1995
                                                           --------- ---------
                                                           (IN SEK THOUSANDS)
      Accumulated vested benefit obligations
      Projected benefit obligation........................    24,039    23,354
      Plan assets at fair value...........................       --        --
                                                           --------- ---------
      Projected benefit obligation in excess of plan
      assets..............................................    24,039    23,354
      Unrecognized actuarial gain (loss)..................       115      (643)
      Unrecognized transition obligation..................     5,491     5,883
                                                           --------- ---------
      Liability for FPG/PRI pensions......................    29,645    28,594
      Liability for other plans...........................       918       909
                                                           --------- ---------
      Accrued pension liability...........................    30,563    29,503
                                                           ========= =========

  Pension cost calculated in accordance with U.S. GAAP includes the following:

                                                           FOR THE YEAR ENDING
                                                              DECEMBER 31,
                                                           --------------------
                                                             1996       1995
                                                           ---------  ---------
                                                           (IN SEK THOUSANDS)
      Service costs benefits earned during the year.......       --         --
      Interest cost on projected benefit obligation.......     1,852      1,749
      Amortization of actuarial gain......................       --         --
      Amortization of remaining transition obligation.....      (392)      (392)
                                                           ---------  ---------
      Net pension cost for FPG/PRI pensions...............     1,460      1,357
                                                           =========  =========

  Assumptions used for the defined plans were:

                                                                     DECEMBER 31,
                                                                     ------------
                                                                      1996   1995
                                                                      ----   -----
     Weighted average discount rate.................................. 8.0%   8.25%
     Rates of increase in compensation levels........................ 5.0%    5.0%
     Inflation rate.................................................. 4.0%    4.0%

GROUP CONTRIBUTION

  According to Swedish GAAP, group contributions are recorded in income. In accordance with U.S. GAAP, group contributions are recognized as an adjustment to tax expense to the extent of the reduction or increase in tax resulting from the contribution.

                                     AGEMA

DEFERRED TAXES ON U.S. GAAP ADJUSTMENTS

  Deferred taxes are calculated on the U.S. GAAP adjustments, with the exception of group contributions, in accordance with SFAS 109, "Accounting for Income Taxes", where appropriate.

SUPPLEMENTAL CASH FLOW INFORMATION

  Group contributions were not paid or received in cash but recorded as liabilities to affiliates.

  In 1994, the capital gain of SEK 6,692 was not received in cash but recorded as current receivables from affiliate.

  In 1995, the transfer of assets of SEK 13,332 (See Note 3) represented non-cash reductions in accounts receivable and current receivables from affiliates of SEK 6,640 thousand and SEK 6,692 thousand, respectively.

CLASSIFICATIONS

  Interest expense associated with the Swedish pension liability that is included in financial items, net under Swedish GAAP in the amounts of SEK 1,750,000 and SEK 1,765,000 for the years ended December 31, 1995 and 1996, respectively, would be included in operating expenses under U.S. GAAP.

EFFECT OF RECENT PRONOUNCEMENTS

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Group will be required to comply with the requirements of SFAS No. 130 for the year ending December 31, 1998. SFAS No. 131 establishes revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. The Group will be required to comply with the requirements of SFAS No. 131 in the year ending December 31, 1998. The Group believes that the implementation of these statements will not have a significant impact on the nature of information disclosed in the financial statements.

                                     AGEMA

                       COMBINED STATEMENTS OF OPERATIONS
                               (SEK IN THOUSANDS)
                                  (UNAUDITED)

                                                                 SIX MONTHS
                                                                    ENDED
                                                                  JUNE 30,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
Sales......................................................... 188,359  136,958
Cost of goods sold............................................ (95,468) (68,957)
Research and development...................................... (18,119) (16,716)
Selling and other operating costs............................. (67,962) (64,950)
                                                               -------  -------
  Operating income (loss).....................................   6,810  (13,665)
Interest income...............................................     309    1,492
Interest expense..............................................  (2,430)  (1,340)
Exchange gain (loss)..........................................     (55)     139
                                                               -------  -------
  Income (loss) before income taxesand group contributions....   4,634  (13,374)
Group contribution............................................    (144)   1,568
                                                               -------  -------
Income (loss) before income taxes.............................   4,490  (11,806)
Provision (benefit) for income taxes..........................    (370)    (399)
                                                               -------  -------
Net income (loss).............................................   4,860  (11,407)
                                                               =======  =======



   The accompanying notes are an integral part of these financial statements

                                     AGEMA

                            COMBINED BALANCE SHEETS
                               (SEK IN THOUSANDS)

                                                         JUNE 30,   DECEMBER 31,
                                                           1997         1996
                                                        ----------  ------------
                        ASSETS                          (UNAUDITED)
Current assets:
  Cash and cash equivalents............................   24,825       21,198
  Accounts receivable..................................   81,831      100,806
  Prepaid expenses.....................................    8,641        4,456
  Income taxes receivable..............................       91          131
  Current receivables from affiliates..................    1,245        1,061
  Inventories..........................................   75,466       66,959
  Deferred taxes.......................................    3,696        3,270
  Other current assets.................................    5,644        4,439
                                                         -------      -------
    Total current assets...............................  201,439      202,320
                                                         -------      -------
Non-current assets:
  Other long-term receivables..........................      881          798
  Property and equipment...............................   28,980       30,254
                                                         -------      -------
    Total non-current assets...........................   29,861       31,052
                                                         -------      -------
Total assets...........................................  231,300      233,372
                                                         =======      =======
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Liabilities to affiliates............................   49,338       39,653
  Short-term borrowings................................    5,646       13,572
  Accounts payable.....................................   16,772       22,355
  Advance payments from customers......................    2,053        2,146
  Income taxes payable.................................    1,094        1,783
  Accrued payroll-related expenses.....................   35,664       18,242
  Accrued commissions..................................      --         7,361
  Other accrued expenses...............................      --        16,221
  Other current liabilities............................    5,868        5,621
                                                         -------      -------
    Total current liabilities..........................  116,435      126,954
                                                         -------      -------
Long-term liabilities:
  Accrued pension liability............................   31,512       30,910
  Deferred taxes.......................................    1,324        1,324
                                                         -------      -------
    Total long-term liabilities........................   32,836       32,234
                                                         -------      -------
Shareholders' equity:
  Share capital........................................    7,934        7,934
  Other restricted reserves............................   48,789       48,789
  Additional paid-in capital...........................   20,215       20,215
  Retained earnings....................................   (3,309)      (8,170)
  Cumulative foreign translation adjustment............    8,400        5,416
                                                         -------      -------
    Total shareholders' equity.........................   82,029       74,184
                                                         -------      -------
Total liabilities and shareholders' equity.............  231,300      233,372
                                                         =======      =======

   The accompanying notes are an integral part of these financial statements

                                     AGEMA

                       COMBINED STATEMENTS OF CASH FLOWS
                               (SEK IN THOUSANDS)
                                  (UNAUDITED)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
Cash (used) provided by operations:
  Net income (loss)........................................    4,860   (11,407)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
    Depreciation...........................................    4,772     4,863
    Group contribution.....................................      144    (1,568)
    Deferred income taxes..................................      (26)     (724)
  Changes in operating assets and liabilities:
    Decrease in accounts receivable........................   26,095    24,090
    Increase in inventories................................   (6,730)  (14,312)
    Increase in current receivables from affiliates........     (184)     (334)
    Increase in other assets...............................   (5,150)   (1,069)
    Decrease in accounts payable...........................   (7,254)   (2,656)
    Decrease in deferred tax assets and other long-term
     receivables...........................................       (7)      (26)
    Increase (decrease) in accrued payroll-related
     expenses..............................................   (7,677)      199
    Decrease in advance payments from customers, taxes
     payable, and other current liabilities................     (986)     (834)
    Increase in provision for pensions, deferred tax
     liabilities, and other long-term liabilities..........      592       640
                                                            --------  --------
Net cash (used) provided by operations.....................    8,449    (3,138)
                                                            --------  --------
Cash used by investing activities:
  Additions to property and equipment......................   (2,787)   (4,284)
  Long-term receivable from affiliates.....................      --      2,430
                                                            --------  --------
Net cash used by investing activities......................   (2,787)   (1,854)
                                                            --------  --------
Cash provided by financing activities:
  Net increase (decrease) in liabilities to affiliates.....    6,632    (7,970)
  Net increase (decrease) in short-term borrowings.........   (9,576)      170
                                                            --------  --------
Cash provided by financing activities......................   (2,944)   (7,800)
                                                            --------  --------
Effect of exchange rate changes on cash....................      909      (311)
                                                            --------  --------
Net decrease in cash.......................................    3,627   (13,103)
Cash and cash equivalents, beginning of year...............   21,198    43,657
                                                            --------  --------
Cash and cash equivalents, end of year.....................   24,825    30,554
                                                            ========  ========

   The accompanying notes are an integral part of these financial statements

                                     AGEMA

              NOTES TO THE INTERIM COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- COMBINED FINANCIAL STATEMENTS

  In these Notes to the interim combined financial statements, references to the "Group" or "Agema" are to Agema Infrared Systems and its combined business and assets, as described in Note 1 to the combined financial statements as of and for the years ended December 31, 1994, 1995 and 1996, unless the context otherwise requires.

  The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in Sweden ("Swedish GAAP"). These accounting principles differ in certain significant respects from accounting principles generally accepted in the United States ("U.S. GAAP"). See Note 3 for a reconciliation of the principal differences between Swedish GAAP and U.S. GAAP affecting Agema's net income and shareholders' equity.

  The interim combined financial statements should be read in conjunction with the combined financial statements and Notes thereto as of and for each of the three years in the period ended December 31, 1996. The interim combined financial statements have been prepared using the same principles as in previous years as described in Note 1 to the combined financial statements as of and for each of the three years in the period ended December 31, 1996.

NOTE 2 -- INVENTORIES

  Inventories consist of the following:

                                                           JUNE 30, DECEMBER 31,
                                                             1997       1996
                                                           -------- ------------
                                                            (IN SEK THOUSANDS)
     Parts, components and sub-assemblies.................  26,864     26,762
     Work in process......................................   9,436      9,775
     Finished goods.......................................  39,166     30,422
                                                            ------     ------
     Total................................................  75,466     66,959
                                                            ======     ======

NOTE 3 -- GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (U.S.
        GAAP)

  The financial statements have been prepared in accordance with Swedish GAAP. These accounting principles differ in certain respects from U.S. GAAP.

  Following is a summary of the estimated adjustments under U.S. GAAP that affect the Group's combined net income for the six months ended June 30, 1996 and 1997, and total combined shareholders' equity as of June 30, 1996.

                                                   FOR THE SIX MONTHS ENDED
                                                           JUNE 30,
                                                   --------------------------
                                                      1997          1996
                                                   ------------ -------------
                                                      (IN SEK THOUSANDS)
     Net income (loss) in accordance with Swedish
      GAAP........................................       4,860        (11,407)
     Adjustments:
     Foreign exchange contracts...................        (629)           384
     Pensions.....................................         271            623
     Group contribution...........................         104         (1,129)
     Deferred taxed on U.S. GAAP adjustments......         100           (282)
                                                   -----------  -------------
     Net income in accordance with U.S. GAAP......       4,706        (11,811)
                                                   ===========  =============

                                     AGEMA

                                  (UNAUDITED)

                                                                       AS OF
                                                                   JUNE 30, 1997
                                                                   -------------
                                                                      (IN SEK
                                                                    THOUSANDS)
      Shareholders' equity in accordance with Swedish GAAP........    82,029
      Adjustments:
      Foreign exchange contracts..................................    (2,306)
      Pensions....................................................       618
      Deferred taxes on U.S GAAP adjustments......................       473
                                                                      ------
      Shareholders' equity in accordance with U.S. GAAP...........    80,814
                                                                      ======

                                                                      APPENDIX A
--------------------------------------------------------------------------------

                             COMBINATION AGREEMENT

--------------------------------------------------------------------------------

                                  DATED AS OF
                                OCTOBER 6, 1997

                                     AMONG

                    FLIR SYSTEMS, INC., SPECTRA-PHYSICS AB,

         SPECTRA-PHYSICS HOLDINGS S.A., SPECTRA-PHYSICS HOLDINGS GMBH,

                         SPECTRA-PHYSICS HOLDINGS PLC,

                                      AND

                             PHAROS HOLDINGS, INC.

                               TABLE OF CONTENTS

                                                                      PAGE NO.
                                                                      --------
RECITALS.............................................................    A-1
ARTICLE 1 -- DEFINITIONS AND PRINCIPLES OF INTERPRETATION............    A-2
  1.1  Defined Terms.................................................    A-2
  1.2  Certain Rules of Interpretation...............................    A-6
  1.3  Exhibits and Schedules........................................    A-6
  1.4  Accounting Principles.........................................    A-7
ARTICLE 2 -- SALE AND PURCHASE OF AGEMA STOCK........................    A-7
  2.1  Sale and Purchase of AGEMA Stock..............................    A-7
  2.2  Sale and Purchase of AGEMA Canada Stock.......................    A-7
  2.3  Sale and Purchase of AGEMA UK Stock...........................    A-7
  2.4  Exchange of AGEMA USA Stock...................................    A-7
  2.5  Delivery of Shares............................................    A-8
ARTICLE 3 -- CLOSING.................................................    A-8
  3.1  Closing.......................................................    A-8
  3.2  Deliveries by Stockholders....................................    A-8
  3.3  Deliveries by FLIR............................................    A-9
ARTICLE 4 -- REPRESENTATIONS AND WARRANTIES BY THE SPECTRA COMPANIES.    A-9
  4.1  Spectra Companies' Organization and Qualification.............    A-9
  4.2  Spectra Companies' Authority Relative to this Agreement.......   A-10
  4.3  Title to Companies Stock......................................   A-10
  4.4  Transfer of Title.............................................   A-10
  4.5  AGEMA Companies' Organization and Qualification...............   A-11
  4.6  Capitalization................................................   A-11
  4.7  Subsidiaries..................................................   A-11
  4.8  AGEMA Companies' Authority Relative to this Agreement.........   A-11
  4.9  Financial Statements..........................................   A-12
  4.10 Absence of Certain Changes or Events..........................   A-12
  4.11 Litigation....................................................   A-13
  4.12 Taxes.........................................................   A-13
  4.13 Compliance with Permits, Applicable Laws and Agreements.......   A-14
  4.14 Employee Plans and Benefit Arrangements.......................   A-14
  4.15 Title to Assets...............................................   A-15
  4.16 Intangible Property...........................................   A-15
  4.17 Environmental Matters.........................................   A-16
  4.18 Absence of Certain Payments...................................   A-16
  4.19 No Broker, Etc................................................   A-17
  4.20 Other Negotiations............................................   A-17
  4.21 Business......................................................   A-17
  4.22 Securities Act Representations................................   A-17
  4.23 Proxy Statement...............................................   A-17
  4.24 No Untrue Statement or Omission...............................   A-18
ARTICLE 5 -- REPRESENTATIONS AND  WARRANTIES OF FLIR.................   A-18
  5.1  Organization and Qualification................................   A-18
  5.2  Authority Relative to this Agreement..........................   A-18
  5.3  FLIR Stock to Be Issued at Closing............................   A-19

                                                                        PAGE NO.
                                                                        --------
  5.4  FLIR Common Stock Outstanding.....................................   A-19
  5.5  Subsidiaries......................................................   A-19
  5.6  SEC Filings; Financial Statements.................................   A-20
  5.7  Absence of Certain Changes or Events..............................   A-20
  5.8  Litigation........................................................   A-21
  5.9  Taxes.............................................................   A-21
  5.10 Compliance with Permits, Applicable Laws and Agreements...........   A-21
  5.11 Employee Plans and Benefit Arrangements...........................   A-22
  5.12 Title to Assets...................................................   A-22
  5.13 Intangible Property...............................................   A-23
  5.14 Environmental Matters.............................................   A-23
  5.15 Absence of Certain Payments.......................................   A-24
  5.16 No Broker, Etc....................................................   A-24
  5.17 Other Negotiations................................................   A-24
  5.18 Business..........................................................   A-24
  5.19 Securities Act Representations....................................   A-25
  5.20 Proxy Statement...................................................   A-25
  5.21 No Untrue Statement or Omission...................................   A-25
ARTICLE 6 -- TAX MATTERS.................................................   A-25
  6.1  Tax Payment and Tax Return Filing Responsibilities................   A-25
  6.2  Tax Sharing and Indemnification...................................   A-26
  6.3  Tax Sharing Agreements............................................   A-27
  6.4  Net Operating Loss Carryforward...................................   A-27
  6.5  Cooperation.......................................................   A-27
ARTICLE 7 -- ADDITIONAL AGREEMENTS AND COVENANTS.........................   A-27
  7.1  Conduct of Business of FLIR and the AGEMA Companies...............   A-27
  7.2  Notice of Breach..................................................   A-29
  7.3  Reasonable Efforts................................................   A-29
  7.4  Other Transactions................................................   A-29
  7.5  Access to Information.............................................   A-29
  7.6  Employee Matters..................................................   A-30
  7.7  Access to Records and Personnel After Closing.....................   A-30
  7.8  Purchases of FLIR Common Stock....................................   A-30
  7.9  Directors.........................................................   A-31
  7.10 AGEMA and European Subsidiaries Stock.............................   A-31
  7.11 Tax Treatment of Exchange of AGEMA USA Stock......................   A-31
  7.12 Confidentiality...................................................   A-31
  7.13 Proxy Statement...................................................   A-32
  7.14 Stockholders' Meeting.............................................   A-32
  7.15 HSR Act Filings...................................................   A-32
  7.16 Transferred Liabilities...........................................   A-32
  7.17 Interim Financial Statements......................................   A-32
  7.18 Further Assurances................................................   A-33
ARTICLE 8 -- CONDITIONS PRECEDENT........................................   A-33
  8.1  Conditions to Obligations of FLIR.................................   A-33
  8.2  Conditions to Obligations of Stockholders.........................   A-34

                                                                       PAGE NO.
                                                                       --------
ARTICLE 9 -- TERMINATION, AMENDMENT AND WAIVER............................   A-36
  9.1   Termination.......................................................   A-36
  9.2   Effect of Termination.............................................   A-37
  9.3   Amendment.........................................................   A-37
  9.4   Waiver............................................................   A-37
ARTICLE 10 -- SURVIVAL AND INDEMNIFICATION................................   A-37
  10.1  Survival of Representations, Warranties, Covenants and
          Agreements......................................................   A-37
  10.2  Indemnification by the Spectra Companies..........................   A-38
  10.3  Indemnification by FLIR...........................................   A-38
  10.4  Notification and Defense of Claims or Actions.....................   A-38
  10.5  Reliance..........................................................   A-39
ARTICLE 11 -- GENERAL PROVISIONS..........................................   A-39
  11.1  Expenses..........................................................   A-39
  11.2  Public Announcements..............................................   A-39
  11.3  Notices, Etc......................................................   A-40
  11.4  Attorneys' Fees...................................................   A-40
  11.5  Severability......................................................   A-40
  11.6  Remedies..........................................................   A-41
  11.7  No Third-Party Beneficiaries......................................   A-41
  11.8  Governing Law.....................................................   A-41
  11.9  Jurisdiction......................................................   A-41
  11.10 Assignment and Binding Effect....................................   A-41
  11.11 Joint and Several Obligations....................................   A-42
  11.12 Entire Agreement.................................................   A-42
  11.13 Counterparts.....................................................   A-43

                             COMBINATION AGREEMENT

  COMBINATION AGREEMENT (hereinafter called "Agreement"), dated as of October 6, 1997, among FLIR SYSTEMS, INC., an Oregon corporation ("FLIR"), SPECTRA-PHYSICS AB, a corporation organized under the laws of Sweden ("Spectra"), SPECTRA-PHYSICS HOLDINGS S.A., a corporation organized under the laws of France ("Spectra France"), SPECTRA-PHYSICS HOLDINGS GMBH, a corporation organized under the laws of Germany ("Spectra Germany"), SPECTRA-PHYSICS HOLDINGS PLC, a public limited company organized under the laws of the United Kingdom ("Spectra UK"), PHAROS HOLDINGS, INC., a corporation organized under the laws of the state of Delaware ("Pharos") (collectively, Spectra, Spectra France, Spectra Germany, Spectra UK and Pharos are referred to individually as a "Spectra Company" and collectively as "the Spectra Companies") (Spectra, Spectra UK and Pharos are referred to individually as "Stockholder and collectively as "Stockholders"):

                                   RECITALS

  A. AGEMA INFRARED SYSTEMS AB, a corporation organized under the laws of Sweden ("AGEMA"), AGEMA INFRARED SYSTEMS LTD., a corporation organized under the federal laws of Canada ("AGEMA Canada"), AGEMA INFRARED SYSTEMS S.A.R.L., a corporation organized under the laws of France ("AGEMA France"), AGEMA INFRARED SYSTEMS GMBH, a corporation organized under the laws of Germany ("AGEMA Germany"), AGEMA INFRARED SYSTEMS LIMITED, a company organized under the laws of the United Kingdom ("AGEMA UK"), and AGEMA INFRARED SYSTEMS, INC., a Delaware corporation authorized to do business in New Jersey ("AGEMA USA") (AGEMA, AGEMA Canada, AGEMA France, AGEMA Germany, AGEMA UK, AGEMA Italy (hereinafter defined), and AGEMA USA are referred to individually as an "AGEMA Company" and collectively as the "AGEMA Companies") (AGEMA France, AGEMA Germany, and AGEMA Italy are referred to individually as a "European Subsidiary" and collectively as the "European Subsidiaries") engage in the business of design, manufacture and distribution of thermal imaging devices.

  B. Spectra is the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of SPECTRA-PHYSICS INDUSTRI AB, a corporation organized under the laws of Sweden ("Spectra Industri"), AGEMA Canada, Pharos, Spectra UK, Spectra France and Spectra Germany. Spectra Industri is the record and beneficial owner of 100% of the issued and outstanding capital stock of AGEMA.

  C. The Spectra Companies and Spectra Industri are the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of the AGEMA Companies (the "AGEMA Companies Stock").

  D. Before Closing, (i) Spectra shall cause Spectra Industri to transfer to Spectra 100% of the issued and outstanding capital stock of AGEMA, so that at Closing, Spectra will be the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of AGEMA and (ii) the Spectra Companies shall transfer to AGEMA 100% of the issued and outstanding shares of capital stock of the European Subsidiaries, so that at Closing, AGEMA will be the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of the European Subsidiaries (the "European Subsidiaries Stock").

  E. Before Closing, AGEMA shall form an Italian corporation as a wholly-owned subsidiary, called AGEMA INFRARED SYSTEMS S.R.L., a corporation to be organized under the laws of Italy ("AGEMA Italy"), into which Spectra shall contribute certain assets and employees related to the business of design, manufacture and distribution of thermal imaging devices conducted by Spectra in Italy.

  F. Spectra desires to sell to FLIR, and FLIR desires to purchase from Spectra 100% of the issued and outstanding shares of capital stock of AGEMA (the "AGEMA Stock") for an aggregate number of three million nine hundred twelve thousand two hundred eighty (3,912,280) shares of FLIR Stock and One hundred Dollars ($100).

  G. Spectra desires to sell to FLIR, and FLIR desires to purchase from Spectra 100% of the issued and outstanding shares of capital stock of AGEMA Canada (the "AGEMA Canada Stock") for an aggregate number of forty one thousand six hundred twenty (41,620) shares of FLIR Stock and Thirty Dollars ($30).

  H. Spectra UK desires to sell to FLIR, and FLIR desires to purchase from Spectra UK 100% of the issued and outstanding shares of capital stock of AGEMA UK (the "AGEMA UK Stock") for an aggregate number of one hundred eighty three thousand one hundred twenty eight (183,128) shares of FLIR Stock and Twenty Dollars ($20).

  I. Pharos desires to exchange in accordance with the terms and conditions of this Agreement, 100% of the issued and outstanding shares of capital stock of AGEMA USA (the "AGEMA USA Stock") solely for an aggregate number of twenty four thousand nine hundred seventy two (24,972) shares of newly-issued FLIR Stock, and FLIR desires to acquire the AGEMA USA Stock from Pharos, solely in exchange for such shares of FLIR Stock, as hereinafter provided (the AGEMA Stock, the AGEMA Canada Stock, the AGEMA UK Stock and the AGEMA USA Stock are referred to collectively as the "Target Stock").

  J. The Boards of Directors of the Spectra Companies have determined that the Transaction is in the best interest of the Spectra Companies and the stockholders of the Spectra Companies.

  K. The Board of Directors of FLIR has determined that the Transaction is in the best interest of FLIR and the stockholders of FLIR.

  L. FLIR and the Spectra Companies wish to make certain representations, warranties, covenants and agreements in connection with the Transaction.

  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

                                   ARTICLE 1

                 DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 DEFINED TERMS

  As used in this Agreement, the following terms shall have the respective meanings set forth below:

  "Accredited Investor": As defined in Regulation D of the Securities Act.

  "Affiliate": As to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

  "Affiliated Group": An "affiliated group" as defined in Section 1504(a)(1) of the Code.

  "AGEMA Material Adverse Effect": An adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, operations or prospects of the AGEMA Companies (taken as a whole) in an amount in excess of $300,000.

  "AGEMA Intercompany Indebtedness": Any advance, loan or credit provided to any of the AGEMA Companies by any of the Spectra Companies or any of their Affiliates (other than the AGEMA Companies).

  "AGEMA Intercompany Receivables": Any advance, loan or credit provided by any of the AGEMA Companies to any of the Spectra Companies or any of their Affiliates (other than the AGEMA Companies), including, but not limited to, any balances for the account of the AGEMA Companies maintained by the Spectra Companies in subaccounts and other pooled cash funds or deposits.

  "AGEMA Net Intercompany Indebtedness": The aggregate amount of all AGEMA Intercompany Indebtedness minus the aggregate amount of all AGEMA Intercompany Receivables.

  "Authorized Representative": As to any Person, such Person's officers, directors, employees, counsel and accountants.

  "Claims Period": Except as otherwise specifically provided in Section 10.1, the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

  "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

  "Consent": Any consent, permission, approval or authorization of or by any Person.

  "Contract": Any written or oral contract, purchase or sale order, real or personal property lease or sale agreement, Lien, promissory note, loan agreement, guaranty or other agreement in which any of the AGEMA Companies or the FLIR Companies, as applicable, is a party or by which any of the AGEMA Companies or the FLIR Companies, as applicable, is bound (other than the Employee Contracts) including, without limitation, all distributor, sales representative and dealer agreements, joint venture and teaming agreements, purchase and supply contracts, maintenance contracts, license and royalty agreements, government contracts, partnering agreements, indebtedness instruments, letters of credit, performance bonds, currency contracts, agreements with respect to guaranties, suretyship, covenants not to compete or solicit, confidentiality agreements and indemnification agreements, by or for the benefit of the AGEMA Companies or the FLIR Companies, as applicable, or by which any of the AGEMA Companies or the FLIR Companies, as applicable, is bound, and all other contracts and agreements whatsoever, and all amendments relating to any of the foregoing.

  "Corporate Records": The articles of incorporation (including all amendments thereto), bylaws (including all amendments thereto), similar organizational documents (including all amendments thereto), minutes, unanimous written consents, resolutions, stock records, stock transfer ledger, canceled certificates and other documents customarily contained in corporate minute books.

  "Employee Contract": Any written or oral contract, agreement, arrangement, policy, program, plan or practice (exclusive of any such contract which is terminable within thirty (30) days without liability to the employer), directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, insurance coverage (including any self-insured arrangements), medical-surgical-hospital or other health benefits, workers' compensation, disability benefits, supplemental employment benefits, vacation benefits and other forms of paid or unpaid leave, retirement benefits, tuition reimbursement, deferred compensation, savings or bonus plans, profit-sharing, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement compensation or benefit, employment guarantee or security, or limitation on right to discipline or discharge, or relating to confidentiality, nonsolicitation, ownership of inventions, noncompetition or the like, which is not a Plan.

  "Employees": All current or former officers, directors, employees, agents, or independent contractors.

  "Employment Agreements": Executive Employment Agreement dated May 5, 1997 between FLIR and J. Mark Samper; Executive Employment Agreement dated May 5, 1997 between FLIR and James A. Fitzhenry; Executive Employment Agreement dated May 5, 1997 between FLIR and William N. Martin; Executive Employment Agreement dated May 5, 1997 between FLIR and Robert P. Daltry; Executive Employment Agreement dated May 5, 1997 between FLIR and J. Kenneth Stringer III; and Executive Employment Agreement dated May 5, 1997 between FLIR and Steven R. Palmquist.

  "Environmental Laws": All present and future national, federal, provincial, state and local laws (whether under common law, statute, rule, regulation or otherwise), Permits, and other requirements of Governmental Authorities relating to the protection of human health or the environment or to any Hazardous Materials.

  "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

  "ERISA Affiliates": Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with any one or more of the AGEMA Companies or the FLIR Companies, as applicable, under Section 414(b) or (c) of the Code and the Treasury Regulations thereunder.

  "Exchange Act": The Securities Exchange Act of 1934, as amended.

  "FLIR Companies": FLIR and the FLIR Subsidiaries.

  "FLIR Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by FLIR to Stockholders and attached hereto, each page of which has been initialed by a duly authorized officer of FLIR.

  "FLIR Material Adverse Effect:" An adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, operations or prospects of the FLIR Companies (taken as a whole) in an amount in excess of $300,000.

  "FLIR Stock": Shares of voting Common Stock of FLIR, $0.01 par value, newly-issued by FLIR (and not the transfer of treasury shares).

  "FLIR Subsidiaries": Optimas Corporation, a Washington corporation ("Optimas"), Broadcast and Surveillance Systems, Ltd., a limited company organized under the laws of the United Kingdom ("BSS"), FSI International, Inc., a company organized under the laws of Barbados ("FSII"), and Hoeger Optical Co., Inc., a California corporation ("Hoeger").

  "GAAP": With respect to the AGEMA Companies, Swedish generally accepted accounting principles in effect from time to time, and with respect to FLIR, United States generally accepted accounting principles in effect from time to time.

  "Governmental Authority": Any national, federal, provincial, state or municipal entity, any other government, or any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, of any country, including, but not limited to, any of the Pertinent Countries.

  "Hazardous Materials": Materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Materials" shall include, but is not limited to, any and all hazardous or toxic substances, materials or wastes as defined or listed under any of the Environmental Laws. "Hazardous Materials" shall specifically include, but not be limited to, petroleum or petroleum products, including crude oil and any fraction thereof.

  "Indebtedness": Any indebtedness for borrowed money or for the deferred purchase price of property or services owned, or guarantee of such indebtedness, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, but not limited to, all obligations, contingent or otherwise, in connection with any letters of credit, bonds, notes, debentures, conditional sale or other title retention agreements, or other similar instruments.

  "Intangible Property": All intellectual property rights, including, but not limited to, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, tradenames, copyrights, licenses and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by any of the AGEMA Companies or the FLIR Companies, as applicable, pertaining to any product, software or service manufactured, marketed, licensed or sold by any of the AGEMA Companies or the FLIR Companies, as applicable, in the conduct of its business or used, employed or exploited, or available for use, in the development, licensing, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

  "Knowledge": With respect to the Spectra Companies, that which the Persons listed on Schedule 1.1(a) actually knows or reasonably should know after reviewing all relevant records and making due inquiries regarding the relevant matter. With respect to the FLIR Companies, that which the Persons listed on
Schedule 1.1(b) actually knows or reasonably should know after reviewing all relevant records and making due inquiries regarding the relevant matter.

  "Lien": Any mortgage, pledge, lien, charge, encumbrance, security interest, claim or restriction of any kind.

  "Loss": Any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorney and other professional fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any Proceeding).

  "Order": Any judgment, writ, injunction, order, directive, ruling or decree of any arbitrator or any court or other Governmental Authority.

  "Permit": Any permit, license, franchise, consent, variance, exemption, or approval issued or granted by, or authorization of, expiration or termination of any waiting period requirement by, or filing, registration, qualification, declaration or designation with, any Governmental Authority.

  "Person": Any individual or corporation, company, general partnership, limited partnership, limited liability company, limited liability partnership, trust, incorporated or unincorporated association, joint venture, Governmental Authority or other entity of any kind.

  "Pertinent Countries": Sweden, Canada, France, Germany, the United Kingdom, Italy and the United States.

  "Plans": All plans, programs, policies, contracts and arrangements providing for bonuses, incentives, pensions, retirement, deferred compensation, profit sharing, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Employees or any beneficiaries or dependents of any Employee, whether or not insured or funded, and all other material employee benefit plans, programs, agreements and arrangements sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any of the AGEMA Companies or the FLIR Companies, as applicable.

  "Proceeding": Any claim, suit, action, arbitration, government investigation or proceeding.

  "Real Property": All real property now or in the past owned, leased or occupied by any of the AGEMA Companies or the FLIR Companies, as applicable, or any other Person to which any of the AGEMA Companies or the FLIR Companies, as applicable, is or is deemed to be a successor in interest, whether directly or indirectly (including, without limitation, by merger, under applicable Environmental Laws or otherwise), or in which any of the AGEMA Companies or the FLIR Companies, as applicable, or any such other Person has now or in the past had any interest, together with (i) all buildings and improvements located thereon and (ii) all rights, privileges, interests, easements, hereditaments and appurtenances relating thereto.

  "Release": Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the environment.

  "Relevant Insider": Any holder of more than 10% of the outstanding shares of, and any officer, director, manager or purchasing agent of, any of the AGEMA Companies or the FLIR Companies, as applicable.

  "SEC": The Securities and Exchange Commission.

  "Securities Act": The Securities Act of 1933, as amended.

  "Spectra Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by the Spectra Companies to FLIR and attached hereto, each page of which has been initialed by a duly authorized officer of Spectra and AGEMA.

  "Subsidiary": As to any Person, any other Person of which at least the majority of the equity or voting interests are owned, directly or indirectly, by such first Person.

  "Tax": Any income, profits, corporation, capital gains, excise, franchise, sales, turnover, value added, use, transfer, gross receipts, payroll, occupation, social security, personal property, real property, occupancy or other tax, customs, duty, levy, impost, fee, imposition, assessment, contribution, withholding or similar charge, together with any related addition to tax, interest or penalty thereon, of any Governmental Authority.

  "Tax Affiliate": With respect to any Person, any other Person that is a member of the same Affiliated Group as such Person.

  "Tax Period" or "Taxable Period": Any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

  "Tax Return": Any type of return or report required to be filed as a result of any Tax, and any return or informational report required to be filed under the Code or any other tax law, statute, rule or regulation of any Governmental Authority.

  "Transaction": The execution, delivery and performance of this Agreement and the other agreements contemplated hereby, including the acquisition by FLIR of the Target Stock in exchange for FLIR Stock and cash, as applicable, the other transactions contemplated by this Agreement, and the other actions required in connection therewith.

1.2 CERTAIN RULES OF INTERPRETATION.

  1.2.1 The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof," "herein" and similar terms refer to this Agreement as a whole and (b) references herein to "Articles" or "Sections" refer to articles or sections of this Agreement.

  1.2.2 The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits.

  1.2.3 Time is of the essence in the performance of the parties' respective obligations.

  1.2.4 Unless otherwise specified, all references to money amounts are to U.S. currency.

1.3 EXHIBITS AND SCHEDULES.

  The exhibits and schedules to this Agreement, as listed below, are incorporated by this reference into this Agreement:

     FLIR Disclosure Schedule
     Spectra Disclosure Schedule

     Schedule 1.1(a) -- List of the Spectra Companies' Knowledge Persons
     Schedule 1.1(b) -- List of the FLIR Companies' Knowledge Persons
     Schedule 8.1.8 -- List of Agreements Between Spectra Companies and the
                       AGEMA Companies to Remain in Effect
     Schedule 8.1.9 -- List of Transferred Liabilities, Indebtedness and
                       Liens
     Exhibit 3.2.2 -- Registration Rights Agreement
     Exhibit 3.2.5 -- Opinions of Counsel for the Spectra Companies and the
                      AGEMA Companies
     Exhibit 3.3.5 -- Opinion of Counsel for FLIR

1.4 ACCOUNTING PRINCIPLES

  All references, if any, to generally accepted accounting principles means to GAAP and all accounting terms, if any, not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP.

                                   ARTICLE 2

                       SALE AND PURCHASE OF AGEMA STOCK
                    SALE AND PURCHASE OF AGEMA CANADA STOCK
                      SALE AND PURCHASE OF AGEMA UK STOCK
                          EXCHANGE OF AGEMA USA STOCK
                            DELIVERY OF FLIR STOCK

2.1 SALE AND PURCHASE OF AGEMA STOCK

  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements of the parties hereto, on the Closing Date, Spectra shall sell and transfer to FLIR and FLIR shall buy from Spectra the AGEMA Stock free and clear of all Liens. The purchase price to be paid by FLIR to Spectra at the Closing will consist of an aggregate number of three million nine hundred twelve thousand two hundred eighty (3,912,280) shares of FLIR Stock plus One hundred Dollars ($100). The FLIR Stock shall be newly-issued shares and not treasury shares.

2.2 SALE AND PURCHASE OF AGEMA CANADA STOCK

  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements of the parties hereto, on the Closing Date, Spectra shall sell and transfer to FLIR and FLIR shall buy from Spectra the AGEMA Canada Stock free and clear of all Liens. The purchase price to be paid by FLIR to Spectra at the Closing will consist of an aggregate number of forty one thousand six hundred twenty (41,620) shares of FLIR Stock plus Thirty Dollars ($30). The FLIR Stock shall be newly-issued shares and not treasury shares.

2.3 SALE AND PURCHASE OF AGEMA UK STOCK

  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements of the parties hereto, on the Closing Date, Spectra UK shall sell and transfer to FLIR and FLIR shall buy from Spectra UK the AGEMA UK Stock free and clear of all Liens. The purchase price to be paid by FLIR to Spectra UK at the Closing will consist of an aggregate number of one hundred eighty three thousand one hundred twenty eight (183,128) shares of FLIR Stock plus Twenty Dollars ($20). The FLIR Stock shall be newly-issued shares and not treasury shares.

2.4 EXCHANGE OF AGEMA USA STOCK

  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements of the parties hereto, on the Closing Date, Pharos shall deliver or cause to be delivered to FLIR the AGEMA USA Stock. In exchange for the AGEMA USA Stock, FLIR shall issue to Pharos an aggregate number of twenty four thousand nine hundred seventy two (24,972) shares of FLIR Stock. The FLIR Stock shall be newly-issued shares and not treasury shares.

2.5 DELIVERY OF SHARES

  2.5.1 At the Closing, Stockholders, as holders of all certificates representing all outstanding shares of the Target Stock, shall, upon surrender of such certificates, be entitled to receive the cash and the number of shares of FLIR Stock described in Sections 2.1, 2.2, 2.3 and 2.4.

  2.5.2 Stockholders shall deliver the certificates representing the Target Stock, duly endorsed in blank by Stockholders along with all other instruments of endorsement necessary to effect the transfer of such shares under applicable law, with signatures notarized, and with all necessary transfer tax and other revenue stamps, acquired at Stockholders' expense, affixed and canceled. Stockholders agree to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Target Stock or with respect to the stock powers or other instruments of conveyance accompanying any Target Stock.

                                   ARTICLE 3

                                    CLOSING

3.1 CLOSING

  Subject to the terms and conditions of this Agreement, the closing of the exchange and delivery of shares pursuant to Article 2 hereof (the "Closing") shall take place at FLIR's offices in Portland, Oregon, at 8:00 a.m. Pacific Standard Time on the later of (i) November 26, 1997 or (ii) three business days after receipt of FLIR shareholder consent, or such earlier or later date as the parties may mutually agree upon in writing (the "Closing Date"). The time of the Closing shall be referred to as the "Effective Time."

3.2 DELIVERIES BY STOCKHOLDERS

  At Closing, Stockholders shall deliver, or cause to be delivered, to FLIR the following:

  3.2.1 The certificates representing the Target Stock, duly endorsed in blank or with duly executed stock powers or instruments of conveyance attached;

  3.2.2 Duly executed original counterparts of a Registration Rights Agreement in substantially the form of attached Exhibit 3.2.2 (the "Registration Rights Agreement");

  3.2.3 Spectra's Bring-Down Certificate (hereinafter defined);

  3.2.4 A certified copy of the resolutions duly adopted by the Board of Directors and stockholders of each of the Spectra Companies authorizing the Transaction;

  3.2.5 Opinions of counsel for the Spectra Companies and the AGEMA Companies, dated as of the Closing Date, to the effect and substantially in the form set forth in Exhibit 3.2.5;

  3.2.6 An affidavit executed by Pharos to the effect that Pharos is not a "foreign person" within the meaning of Section 1445 of the Code;

  3.2.7 Affidavits executed by each of the AGEMA Companies (other than AGEMA
USA) that it has not made an election, pursuant to Section 897(i) of the Code and US Treasury Regulations Section 1.897-3, to be treated as a U.S. domestic corporation for purposes of Code Sections 897, 1445 and 6039C;

  3.2.8 Evidence satisfactory to FLIR that the European Subsidiaries Stock has been duly registered in AGEMA's name on the share transfer books and official registries of the European Subsidiaries;

  3.2.9 Evidence satisfactory to FLIR that the Target Stock has been duly registered in FLIR's name on the share transfer books and official registries of the AGEMA Companies; and

  3.2.10 Such other agreements and documents, the delivery of which is specified in Article 8 as a condition to FLIR's closing obligations, and such other agreements, documents, certificates and instruments as FLIR may reasonably request.

3.3 DELIVERIES BY FLIR

  At the Closing, FLIR shall deliver to Stockholders the following:

  3.3.1 The shares of FLIR Stock and cash due Stockholders in accordance with
Section 2.5.1;

  3.3.2 Duly executed original counterparts of the Registration Rights
Agreement;

  3.3.3 FLIR's Bring-Down Certificate (hereinafter defined);

  3.3.4 Certified copies of the resolutions duly adopted by the Board of Directors and stockholders of FLIR authorizing the Transaction;

  3.3.5 An opinion of Ater Wynne Hewitt Dodson & Skerritt, counsel for FLIR, dated as of the Closing Date, to the effect and substantially in the form set forth in Exhibit 3.3.5;

  3.3.6 Evidence satisfactory to Stockholders that the FLIR Stock has been duly registered in Stockholders' names on the share transfer books of FLIR; and

  3.3.7 Such other agreements and documents, the delivery of which is specified in Article 8 as a condition to Stockholders' closing obligations, and such other agreements, documents, certificates and instruments as Stockholders may reasonably request.

                                   ARTICLE 4

            REPRESENTATIONS AND WARRANTIES BY THE SPECTRA COMPANIES

  As a material inducement to FLIR to enter into this Agreement, the Spectra Companies jointly and severally represent and warrant to FLIR as of the date hereof and as of the Closing Date that, except as set forth in the Spectra Disclosure Schedule:

4.1 SPECTRA COMPANIES' ORGANIZATION AND QUALIFICATION

  Spectra is a corporation duly organized and validly existing under the laws of Sweden. Spectra France is a corporation duly organized and validly existing under the laws of France. Spectra Germany is a corporation duly organized and validly existing under the laws of Germany. Spectra UK is a public limited company duly organized and validly existing under the laws of the United Kingdom. Pharos is a corporation duly organized and validly existing under the laws of the state of Delaware. Each of the Spectra Companies is duly licensed or qualified and in good standing (to the extent that the concept of good standing exists in the relevant jurisdiction) as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so qualified will not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities, operations or prospects of the Spectra Companies, taken as a whole. Each of the Spectra Companies has the corporate power to own its properties and to carry on its business as it is now being conducted. None of the Spectra Companies is bankrupt or insolvent or has committed any act of bankruptcy or entered into any scheme or composition or arrangement with its creditors.

4.2 SPECTRA COMPANIES' AUTHORITY RELATIVE TO THIS AGREEMENT

  4.2.1 Each of the Spectra Companies has the corporate power to enter into this Agreement and to carry out its obligations hereunder.

  4.2.2 The Transaction has been duly authorized by the Board of Directors of each of the Spectra Companies. No other corporate proceedings on the part of any of the Spectra Companies are necessary to authorize the Transaction.

  4.2.3 This Agreement constitutes a valid and binding obligation of each of the Spectra Companies, enforceable against each of them in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding therefor may be brought.

  4.2.4 Neither the execution, delivery or performance of this Agreement, or any other agreement relating hereto, or any other aspect of the Transaction, will: (a) require any Consent of the shareholders of the Spectra Companies;
(b) conflict with, or violate any provision of, or constitute or result in a breach or default (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i) any charter or bylaw of any of the Spectra Companies, or (ii) any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to any of the Spectra Companies or their properties or assets; or
(c) result in or require the imposition of any Lien with respect to, or upon, any of the Spectra Companies or its properties or assets, except where any item noted in (a) through (c) will not have an AGEMA Material Adverse Effect.

  4.2.5 None of the Spectra Companies is subject to or obligated under (i) any charter or bylaw, or (ii) any indenture, loan document provision or any other contract, Permit, Order, lease, instrument, statute, law, ordinance, rule or regulation applicable to any of the Spectra Companies or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), as a result of any aspect of the Transaction.

  4.2.6 No Permit or Consent is necessary for the consummation by the Spectra Companies or the AGEMA Companies of the Transaction.

4.3 TITLE TO COMPANIES STOCK

  The Spectra Companies are the lawful record and beneficial owners of the AGEMA Companies Stock, in the amounts set forth opposite their respective names in Section 4.3(i) of the Spectra Disclosure Schedule. Immediately before the Closing, Stockholders will be the lawful record and beneficial owners of the Target Stock, in the amounts set forth opposite their respective names in
Section 4.3(ii) of the Spectra Disclosure Schedule. Immediately before the Closing, AGEMA will be the lawful record and beneficial owner of the European Subsidiaries Stock, in the amounts set forth in Section 4.3(iii) of the Spectra Disclosure Schedule, free and clear of all Liens. Before Closing, all actions required under applicable law to reflect AGEMA as the record owner of the European Subsidiaries Stock shall have been taken. Immediately before the Closing, Stockholders will have, good, valid and indefeasible title to the Target Stock, free and clear of all Liens, with full right and lawful authority to sell and transfer the Target Stock. Before Closing, all action required under applicable law to reflect Stockholders as the record owners of the Target Stock shall have been taken.

4.4 TRANSFER OF TITLE

  Upon delivery of the Target Stock as provided in Section 2.5.1, FLIR will acquire good beneficial and legal, valid and indefeasible title to the Target Stock, free and clear of all Liens arising with respect to the Target Stock prior to Closing.

4.5 AGEMA COMPANIES' ORGANIZATION AND QUALIFICATION

  Each of AGEMA, AGEMA Canada, AGEMA France, AGEMA Germany, AGEMA UK and AGEMA USA is a corporation duly organized and validly existing under the laws of Sweden, Canada, France, Germany, the United Kingdom and the state of Delaware, United States, respectively. At Closing, AGEMA Italy will be a corporation duly organized and validly existing under the laws of Italy. Each of the AGEMA Companies is duly licensed or qualified and in good standing (to the extent that the concept of good standing exists in the relevant jurisdiction) as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so qualified will not have an AGEMA Material Adverse Effect. None of the AGEMA Companies is bankrupt or insolvent or has committed any act of bankruptcy or entered into any scheme or composition or arrangement with its creditors.

4.6 CAPITALIZATION

  The authorized number of shares of capital stock of each of the AGEMA Companies, and the par value thereof, is described in Section 4.6 of the Spectra Disclosure Schedule. The AGEMA Companies Stock constitutes all of the issued and outstanding stock or equity interests in the AGEMA Companies as of the date hereof and as of the Closing Date. The AGEMA Companies Stock were duly authorized, validly issued, fully paid and nonassessable. No shares of the AGEMA Companies' capital stock are held in the AGEMA Companies' treasury. As of the date hereof, there are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which any shareholders of the AGEMA Companies may vote issued or outstanding. There are no subscriptions, options, warrants, calls, or other rights (including, but not limited to, preemptive rights), agreements or commitments outstanding which obligate any of the AGEMA Companies to issue, deliver, sell or otherwise cause to become outstanding any of its capital stock or debt securities, or which obligate any of the AGEMA Companies to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the AGEMA Companies.

4.7 SUBSIDIARIES

  None of the AGEMA Companies has any Subsidiaries, other than the European Subsidiaries, which at Closing shall be wholly-owned subsidiaries of AGEMA. None of the AGEMA Companies has any equity investment or other interest in or has made advances to, any Person.

4.8 AGEMA COMPANIES' AUTHORITY RELATIVE TO THIS AGREEMENT

  4.8.1 Except as described in Section 4.8 of the Spectra Disclosure Schedule, neither the execution, delivery or performance of this Agreement, or any other agreement relating hereto, or any other aspect of the Transaction, will: (a) require any Consent of the Board of Directors or the shareholders of the AGEMA Companies; (b) conflict with, or violate any provision of, or constitute or result in a breach or default (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i) any charter or bylaw of any of the AGEMA Companies, or (ii) any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to any of the AGEMA Companies or its properties or assets; or (c) result in or require the imposition of any Lien with respect to, or upon, any of the AGEMA Companies or its properties or assets.

  4.8.2 None of the AGEMA Companies is subject to or obligated under (i) any charter or bylaw, or (ii) any indenture, loan document provision or any other contract, Permit, Order, lease, instrument, statute, law, ordinance, rule or regulation applicable to any of the AGEMA Companies or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), as a result of any aspect of the Transaction.

4.9 FINANCIAL STATEMENTS

  4.9.1 The Spectra Companies have previously furnished FLIR with true and complete copies of the (i) combined audited balance sheets of the AGEMA Companies as of December 31, 1995 and 1996, (ii) related combined audited statements of income, stockholders' equity and cash flows for the periods ending December 31, 1994, 1995 and 1996 (including all audit opinions and all notes accompanying such statements), (iii) combined unaudited balance sheet as of June 30, 1997, and (iv) related combined unaudited statement of income and cash flows for the six months ending June 30, 1997. All such balance sheets and statements covered by (i) through (iv) are collectively referred to in this Agreement as the "AGEMA Combined Financial Statements."

  4.9.2 The AGEMA Combined Financial Statements are in accordance with the books and records of the AGEMA Companies and fairly present the financial position, results of operations and cash flows of the AGEMA Companies as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied, except as otherwise indicated in such AGEMA Combined Financial Statements, and in the case of unaudited AGEMA Combined Financial Statements, subject to normal year-end adjustments, the absence of footnotes and other disclosures associated with an audited report. The AGEMA Combined Financial Statements for June 30, 1997 include all consolidating information required by GAAP for the AGEMA Companies and accurately reflect in all material respects, consistent with past practice, the allocation of revenues and expenses between the AGEMA Companies. To the Spectra Companies' Knowledge,
(i) the AGEMA Combined Financial Statements provide fully for all fixed and non-contingent liabilities of the AGEMA Companies and disclose or provide fully for all contingent liabilities of a type required to be disclosed or provided for in financial statements in accordance with GAAP and (ii) all prepaid expenses, if any, included as assets of the AGEMA Companies represent payments theretofore made by the AGEMA Companies, the benefit and advantage of which may be obtained or enjoyed by the AGEMA Companies, as applicable, after the Closing Date.

  4.9.3 To the Spectra Companies' Knowledge, the AGEMA Companies do not have any indebtedness, liabilities or obligations of their own or of any predecessor in interest (whether known or unknown, accrued, absolute, contingent or otherwise or whether due or to become due) of any nature whatsoever which are not disclosed or provided for in the most recent balance sheet contained in the AGEMA Combined Financial Statements, other than (i) liabilities and obligations incurred between June 30, 1997 and the date hereof in the ordinary course of the business of the AGEMA Companies, consistent with past practice and (ii) except as otherwise disclosed in this Agreement, including the Spectra Disclosure Schedule. To Spectra Companies' Knowledge, there is no basis for any such indebtedness, liability or obligation (whether known or unknown, accrued, absolute, contingent or otherwise or whether due or to become due) of any nature whatsoever against the AGEMA Companies, which is or would have an AGEMA Material Adverse Effect, not reflected in the most recent balance sheet contained in the AGEMA Combined Financial Statements.

4.10 ABSENCE OF CERTAIN CHANGES OR EVENTS

  Since December 31, 1996, except as disclosed in Section 4.10 of the Spectra Disclosure Schedule, there has not been:

  4.10.1 any material adverse change in the business, financial condition, liabilities (net of any corresponding increase in assets), results of operations or, to the Spectra Companies' Knowledge, prospects of any of the AGEMA Companies, other than changes in laws or regulations of general applicability;

  4.10.2 any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the financial condition, prospects, properties or businesses of any of the AGEMA Companies;

  4.10.3 any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of any of the AGEMA Companies or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of any of the AGEMA Companies;

  4.10.4 any accrual or arrangement for or payment by any of the AGEMA Companies of severance bonuses or special compensation of any kind to any director, officer or Employee of the AGEMA Companies;

  4.10.5 any sale or other transfer by any of the AGEMA Companies of any material tangible or intangible asset, any granting of a Lien relating to any such material asset, any lease of real property or equipment, or any cancellation of any debt or claim, except any transaction involving the above made in the ordinary course of business;

  4.10.6 any incurrence by any of the AGEMA Companies of any obligation or liability (absolute or contingent), except current obligations and liabilities incurred in the ordinary course of business in amounts and on terms consistent with past practices;

  4.10.7 any material change in accounting methods or principles or any revaluation of any of the assets of any of the AGEMA Companies (including, without limitation, any change in depreciation or amortization policies or rates);

  4.10.8 any amendment or termination of any Contract or Permit to which any of the AGEMA Companies is a party, except in the ordinary course of business or where the same could not reasonably be expected to have an AGEMA Material Adverse Effect;

  4.10.9 any loan by any of the AGEMA Companies to any Person or guaranty by any of the AGEMA Companies of any loan, other than inter-company advances among the AGEMA Companies made in the ordinary course of business and of an amount consistent with past practices;

  4.10.10 any inter-company transaction between any of the AGEMA Companies and any of the Spectra Companies, other than transactions contemplated by this Agreement and made in the ordinary course of business and of an amount consistent with past practices;

  4.10.11 any waiver or release of any material right or claim of any of the AGEMA Companies, except in the ordinary course of business;

  4.10.12 any commencement or notice or, to the Spectra Companies' Knowledge, threat of commencement of any Proceeding against or investigation of any of the AGEMA Companies; or

  4.10.13 any actual or threatened strike or other labor trouble or dispute or claim of wrongful discharge or other unlawful labor practice or action involving any of the AGEMA Companies which could reasonably be expected to have an AGEMA Material Adverse Effect.

4.11 LITIGATION

  Except as disclosed in Section 4.11 of the Spectra Disclosure Schedule, there is no Proceeding pending or, to the Spectra Companies' Knowledge, threatened against any of the AGEMA Companies which, either alone or in the aggregate, could reasonably be expected to have an AGEMA Material Adverse Effect, nor is there any Order outstanding against any of the AGEMA Companies having, or which in the future could reasonably be expected to have, either alone or in the aggregate, any AGEMA Material Adverse Effect.

4.12 TAXES

  4.12.1 The Spectra Companies and the AGEMA Companies have accurately prepared and timely filed all material Tax Returns required to be filed with respect to the AGEMA Companies at or before the Effective Time and such Tax Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

  4.12.2 The Spectra Companies and the AGEMA Companies as of the Effective
Time: (i) will have paid all Taxes they are required to pay (including, but not limited to, all estimated Taxes due) with respect to the AGEMA Companies prior to the Effective Time and (ii) will have withheld with respect to the AGEMA Companies' employees all Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have an AGEMA Material Adverse Effect.

  4.12.3 There is no material Tax deficiency outstanding, proposed in writing or assessed against any of the AGEMA Companies that is not reflected as a liability on the most recent balance sheet contained in the AGEMA Combined Financial Statements nor has any of the AGEMA Companies executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  4.12.4 The AGEMA Companies do not have any material liabilities for unpaid Taxes that have not been accrued for or reserved on the AGEMA Combined Financial Statements, whether asserted or unasserted, contingent or otherwise.

4.13 COMPLIANCE WITH PERMITS, APPLICABLE LAWS AND AGREEMENTS

  4.13.1 To the Spectra Companies' Knowledge, except as disclosed in Section
4.13 of the Spectra Disclosure Schedule, each of the AGEMA Companies holds all Permits, the failure of which to hold would have an AGEMA Material Adverse Effect (the "AGEMA Material Permits"). Each of the AGEMA Companies is in compliance with the terms of the AGEMA Material Permits, except for such failures to comply which, individually or in the aggregate, would not have an AGEMA Material Adverse Effect.

  4.13.2 To the Spectra Companies' Knowledge, except as disclosed in Section
4.13 of the Spectra Disclosure Schedule, the business of each of the AGEMA Companies is being conducted in compliance with all laws, ordinances and regulations of all Governmental Authorities (including, but not limited to, laws pertaining to customs and duties, employment and employment practices, terms and conditions of employment, wages and hours, safety, health, fire prevention and other matters), except for possible violations which individually or in the aggregate do not and would not have an AGEMA Material Adverse Effect.

  4.13.3 To the Spectra Companies' Knowledge, except as disclosed in Section
4.13 of the Spectra Disclosure Schedule, none of the AGEMA Companies is in default (and not in a circumstance which, with notice or lapse of time, or both, would constitute a default) under any agreement or instrument to which such AGEMA Company is a party, whether or not such default has been waived, except for any such default which, alone or in the aggregate with other such defaults, would not have an AGEMA Material Adverse Effect.

  4.13.4 The provisions of this Section shall not be construed or applied to narrow or otherwise restrict the scope of any other representations and warranties in this Article 4.

4.14 EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS

  4.14.1 The Spectra Companies have set forth in Section 4.14 of the Spectra Disclosure Schedule all Plans for the benefit of, or relating to, any current or former employee of the AGEMA Companies or any ERISA Affiliate of the AGEMA Companies.

  4.14.2 With respect to each such Plan, the Spectra Companies have made available to FLIR, a true and correct copy of (i) the most recent annual report filed with the applicable Governmental Authority, (ii) such Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Plan and (iv) the most recent actuarial report or valuation relating to such Plan.

  4.14.3 With respect to such Plans, individually and in the aggregate, no event has occurred, and to the Spectra Companies' Knowledge, there exists no condition or set of circumstances in connection with which any of the AGEMA Companies could be subject to any liability that is reasonably likely to have an AGEMA Material Adverse Effect under ERISA, the Code or any other applicable law.

  4.14.4 With respect to such Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the AGEMA Combined Financial Statements, which obligations are reasonably expected to have an AGEMA Material Adverse Effect.

  4.14.5 Except as disclosed in Section 4.14 of the Spectra Disclosure Schedule, there are no pending petitions for recognition of a labor union, confederation or association as the exclusive bargaining agent for any of the Employees of any of the AGEMA Companies; no such petitions have been pending at any time within two years of the date of this Agreement, and, to the Spectra Companies' Knowledge, there has not been any organizing effort by any union, confederation or association or other group seeking to represent any Employees of any of the AGEMA Companies as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending or, to the Spectra Companies' Knowledge, threatened against any of the AGEMA Companies.

  4.14.6 The AGEMA Companies have performed their duty to inform their respective employees about the Transaction in accordance with applicable law, if any, concerning the employees' right to participate in the decision making process, including but not limited to, any requirements under the "medbestammande i arbetslivet (co-determination at the workplace), Swedish Law 1976:580.

4.15 TITLE TO ASSETS

  Each of the AGEMA Companies has good and marketable title to all of its leasehold interests and other assets as described in the most recent balance sheet contained in the AGEMA Combined Financial Statements and in the Spectra Disclosure Schedule, except for such assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens, except (i) the Lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the AGEMA Companies' business operations, or (iii) as otherwise set forth in Section 4.15 of the Spectra Disclosure Schedule, and except for such matters which, individually or in the aggregate, could not reasonably be expected to have an AGEMA Material Adverse Effect. All leases under which the AGEMA Companies lease any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which in the aggregate will not have an AGEMA Material Adverse Effect. None of the AGEMA Companies owns any real property, of record or beneficially.

4.16 INTANGIBLE PROPERTY

  4.16.1 The AGEMA Companies own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the AGEMA Companies as currently conducted, or proposed to be conducted, the absence of which would be reasonably likely to have an AGEMA Material Adverse Effect (the "AGEMA Intellectual Property Rights"). Section 4.16 of the Spectra Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks material to the AGEMA Companies' business and included in the AGEMA Intellectual Property Rights, including the jurisdictions in which each such AGEMA Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which any of the AGEMA Companies is a party and pursuant to which any person is authorized to use any AGEMA Intellectual Property Rights, and
(iii) all material licenses, sublicenses and other agreements as to which any of the AGEMA Companies is a party and pursuant to which any of the AGEMA Companies is authorized to use any third-party patents, trademarks or copyrights, including software ("AGEMA Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of any of the AGEMA Companies that is material to their business.

  4.16.2 None of the AGEMA Companies is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the AGEMA Intellectual Property Rights or AGEMA Third Party Intellectual Property Rights, the breach of which would be reasonably likely to have an AGEMA Material Adverse Effect.

  4.16.3 To the Spectra Companies' Knowledge, all patents, registered trademarks, service marks and copyrights held by the AGEMA Companies are valid and subsisting. Except as set forth in Section 4.16 of the Spectra Disclosure Schedule, the AGEMA Companies (i) have not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) have no knowledge that the manufacturing, marketing, licensing or sale of their products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would reasonably be expected to have an AGEMA Material Adverse Effect.

4.17 ENVIRONMENTAL MATTERS

  4.17.1 To the Spectra Companies' Knowledge, each of the AGEMA Companies, and each of such Company's assets, properties and operations are now and at all times have been in compliance in all material respects with all applicable Environmental Laws. To the Spectra Companies' Knowledge, there has not been any Release or threatened Release of any Hazardous Material at, on, under, in, to or from any of the AGEMA Companies' Real Property which relates to any Company's operations and activities at such Real Property or otherwise. None of the AGEMA Companies has received any notice of alleged, actual or potential responsibility for, or any Proceeding regarding, the presence, Release or threatened Release of any Hazardous Material at any location, whether at the AGEMA Companies' Real Property or otherwise, which Hazardous Materials were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the AGEMA Companies' Real Property or otherwise.

  4.17.2 None of the AGEMA Companies has received any notice of any Proceeding by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Materials at, on, under, in, to or from the AGEMA Companies' Real Property or in connection with any operations or activities thereat, or at, on, under, in, to or from any other property. To the Spectra Companies' Knowledge, neither the AGEMA Companies' Real Property nor any operations or activities thereat is or has been subject to any Proceeding, Order or Lien relating to any applicable Environmental Laws.

  4.17.3 To the Spectra Companies' Knowledge, there are no underground storage tanks presently located at the AGEMA Companies' Real Property and there have been no Releases of any Hazardous Materials from any underground storage tanks or related piping at the AGEMA Companies' Real Property. To the Spectra Companies' Knowledge, there are no PCBs located at, on or in the AGEMA Companies' Real Property. To the Spectra Companies' Knowledge, there is no asbestos or asbestos-containing material located at, on or in the AGEMA Companies' Real Property.

4.18 ABSENCE OF CERTAIN PAYMENTS

  To the Spectra Companies' Knowledge, none of the AGEMA Companies nor any of its Employees or other Persons acting on behalf of the AGEMA Companies, or any Affiliate of any of the foregoing, have with respect to the AGEMA Companies' businesses, (i) engaged in any activity, prohibited by the United States Foreign

Corrupt Practices Act of 1977 or any other similar law, regulation or Order of any Governmental Authority or (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority. To the Spectra Companies' Knowledge, none of the AGEMA Companies or any of such AGEMA Company's shareholders, Employees or other Persons acting on behalf of any of them, or any Affiliate of any of the foregoing, has accepted or received any unlawful contributions, payments, gifts or expenditures.

4.19 NO BROKER, ETC.

  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of any of the Spectra Companies or the AGEMA Companies.

4.20 OTHER NEGOTIATIONS

  Except for the Transaction, there is no existing commitment or offer by any of the Spectra Companies or the AGEMA Companies to sell all or any of the AGEMA Companies Stock or all or a significant part of the assets of any of the AGEMA Companies or to merge or consolidate any of the AGEMA Companies with or into any other Person, and there are no pending negotiations for any such sale, exchange, merger or consolidation.

4.21 BUSINESS

  Since December 31, 1996, the business of the AGEMA Companies has been conducted in the normal course, consistent with past practices of the AGEMA Companies. Without limiting the foregoing, since December 31, 1996, the AGEMA Companies have paid in a manner consistent with past practices all liabilities of the AGEMA Companies owed to Persons other than the Spectra Companies, including, without limitation, all accounts payable.

4.22 SECURITIES ACT REPRESENTATIONS

  Stockholders (i) understand that the FLIR Stock to be issued to Stockholders at Closing has not been, and will not prior to the Closing be, registered under the Securities Act, or under any state or foreign securities laws (and that the certificates evidencing such FLIR Stock shall be legended to reflect this), and is being offered and sold in reliance upon federal, state and foreign exemptions for transactions not involving any public offering, (ii) are acquiring such FLIR Stock solely for their own account for investment purposes, and not with a view to the distribution thereof in violation of the Securities Act, (iii) are sophisticated investors with knowledge and experience in business and financial matters, (iv) have received certain information concerning FLIR and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding such FLIR Stock, (v) are able to bear the economic risk and lack of liquidity inherent in holding the FLIR Stock, and (vi) are each an Accredited Investor. FLIR has furnished to Stockholders copies of the FLIR SEC Reports. The foregoing notwithstanding, nothing contained in this Section 4.22 shall limit Stockholders' rights with respect to any breach by FLIR of any representation, warranty or covenant by FLIR contained in this Agreement, or shall prevent Stockholders from enforcing such rights.

4.23 PROXY STATEMENT

  The information supplied by the Spectra Companies in writing specifically for inclusion in the proxy statement to be sent to the stockholders of FLIR in connection with the meeting of FLIR's stockholders (the "FLIR Stockholders' Meeting") to consider the issuance of shares of FLIR Stock pursuant to the Transaction (the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to stockholders of FLIR, at the time of the FLIR Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the FLIR Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Spectra Companies, the AGEMA Companies or any of their Affiliates, officers or directors should be discovered by the Spectra Companies which should be set forth in a supplement to the Proxy Statement, the Spectra Companies shall promptly inform FLIR.

4.24 NO UNTRUE STATEMENT OR OMISSION

  No representation or warranty made by the Spectra Companies contained in this Agreement and no statement by the Spectra Companies and/or any Authorized Representatives of the Spectra Companies or the AGEMA Companies contained in this Agreement or the Spectra Disclosure Schedule contains (or will contain when made) any untrue statement of a material fact or omits (or will omit when made) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were (or will be made), not misleading.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF FLIR

  As a material inducement to the Spectra Companies to enter into this Agreement, FLIR represents and warrants to the Spectra Companies as of the date hereof and as of the Closing Date that, except as set forth in the FLIR Disclosure Schedule:

5.1 ORGANIZATION AND QUALIFICATION

  FLIR is a corporation duly organized and validly existing under the laws of the State of Oregon. Optimas is a corporation duly organized and validly existing under the laws of the state of Washington. BSS is a limited company duly organized and validly existing under the laws of the United Kingdom. FSII is a corporation duly organized and validly existing under the laws of Barbados. Each of the FLIR Companies is duly licensed or qualified and in good standing (to the extent that the concept of good standing exists in the relevant jurisdiction) as a foreign corporation in each jurisdiction in which it is required to be so licensed or so qualified, except where the failure to be so qualified will not have a FLIR Material Adverse Effect. Each of the FLIR Companies has the corporate power to own its properties and to carry on its business as it is now being conducted. None of the FLIR Companies is bankrupt or insolvent or has committed any act of bankruptcy nor entered into any scheme or composition or arrangement with its creditors.

5.2 AUTHORITY RELATIVE TO THIS AGREEMENT

  5.2.1 FLIR has the corporate power to enter into this Agreement and to carry out its obligations hereunder.

  5.2.2 The Transaction has been duly authorized by FLIR's Board of Directors. Except for the consent of FLIR's stockholders, no other corporate proceedings on the part of FLIR are necessary to authorize the Transaction.

  5.2.3 This Agreement constitutes a valid and binding obligation of FLIR, enforceable against FLIR in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

  5.2.4 Neither the execution, delivery or performance of this Agreement, or any other agreement relating hereto, or any other aspect of the Transaction, will: (a) conflict with, or violate any provision of, or constitute or result in a breach or default (with or without notice, lapse of time or both) or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit, under (i) any charter or bylaw of any of the FLIR Companies, or (ii) any indenture, loan document provision or other Contract, Permit, Order, statute, law, ordinance, rule or regulation applicable to any of the FLIR Companies or their properties or assets; or (b) result in or require the imposition of any Lien with respect to, or upon, any of the FLIR Companies or their properties or assets, except where any item noted in (a) through (c) will not have a FLIR Material Adverse Effect.

  5.2.5 None of the FLIR Companies is subject to or obligated under (i) any charter or bylaw, or (ii) any indenture, loan document provision or any other contract, Permit, Order, lease, instrument, statute, law, ordinance, rule or regulation applicable to any of the FLIR Companies or their properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), as a result of any aspect of the Transaction.

  5.2.6 No Permit or Consent is necessary for the consummation by FLIR of the Transaction.

5.3 FLIR STOCK TO BE ISSUED AT CLOSING

  The FLIR Stock to be issued to Stockholders at Closing will be at Closing duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and nonassessable and will conform to the description thereof contained in the SEC Reports. Stockholders will acquire good beneficial and legal, valid and indefeasible title to the FLIR Stock to be issued to Stockholders under
Section 2.5.1.

5.4 FLIR COMMON STOCK OUTSTANDING

  The authorized capital stock of FLIR consists of 30,000,000 shares of Common Stock, $0.01 par value, of which 5,559,724 shares are outstanding as of the date hereof, and 10,000,000 shares of Preferred Stock, $0.01 par value, of which no shares are outstanding as of the date hereof. All such shares of FLIR Stock outstanding were duly authorized, validly issued, fully paid and nonassessable. No shares of FLIR's capital stock are held in FLIR's treasury. As of the date hereof, there are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which any shareholders of FLIR may vote issued or outstanding. Except as disclosed in
Section 5.4 of the FLIR Disclosure Schedule, there are no subscriptions, options, warrants, calls, or other rights (including, but not limited to, preemptive rights), agreements or commitments outstanding which obligate FLIR to issue, deliver, sell or otherwise cause to become outstanding any of its capital stock or debt securities, or which obligate FLIR to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. Except as disclosed in Section 5.4 of the FLIR Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to FLIR.

5.5 SUBSIDIARIES

  FLIR has no Subsidiaries, except for the FLIR Subsidiaries. Neither FSII nor Hoeger own or lease any real or other property, including inventory, equipment, hardware or tools, or any assets (except for the minimum amount of assets necessary for FSII to qualify for business in Barbados), has any liabilities or employees, agents, or independent contractors or conducts any business operations, provided, however that FSII acts as a facilitator for the transfer to the United States of foreign currency generated by FLIR and the FLIR Subsidiaries in their non-United States business operations. The FLIR Companies have no equity investment or other interest in, or have made no advances to, any Person.

5.6 SEC FILINGS; FINANCIAL STATEMENTS

  5.6.1 FLIR has made available to the Spectra Companies copies of all registration statements, reports, statements and documents required to be filed by FLIR with the SEC since December 31, 1992 (collectively, the "FLIR SEC Reports"). The FLIR SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FLIR SEC Reports or necessary in order to make the statements in such FLIR SEC Reports, in the light of the circumstances under which they were made, not misleading.

  5.6.2 The consolidated financial statements (including, in each case, any related notes) contained in the FLIR SEC Reports, including any FLIR SEC Reports filed after the date of this Agreement until the Closing (the "FLIR Consolidated Financial Statements"), complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and are in accordance with the books and records of the FLIR Companies and fairly present the consolidated financial position of FLIR as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which do not or are not expected to be material in amount.

5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS

  Since December 31, 1996, except as disclosed in Section 5.7 of the FLIR Disclosure Schedule, there has not been:

  5.7.1 any material adverse change in the business, financial condition, liabilities (net of any corresponding increase in assets), results of operations or, to the FLIR Companies' Knowledge, prospects of any of the FLIR Companies, other than changes in laws or regulations of general applicability;

  5.7.2 any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the financial condition, prospects, properties or businesses of any of the FLIR Companies;

  5.7.3 any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of FLIR or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of FLIR;

  5.7.4 any accrual or arrangement for or payment by any of the FLIR Companies of severance bonuses or special compensation of any kind to any director, officer or Employee of any of the FLIR Companies;

  5.7.5 any sale or other transfer by any of the FLIR Companies of any material tangible or intangible asset, any granting of a Lien relating to any such material asset, any lease of real property or equipment, or any cancellation of any debt or claim, except in the ordinary course of business;

  5.7.6 any incurrence by any of the FLIR Companies of any obligation or liability (absolute or contingent), except current obligations and liabilities incurred in the ordinary course of business in amounts and on terms consistent with past practices;

  5.7.7 any material change in accounting methods or principles or any revaluation of any of the assets of any of the FLIR Companies (including, without limitation, any change in depreciation or amortization policies or rates);

  5.7.8 any amendment or termination of any Contract or Permit to which any of the FLIR Companies is a party, except in the ordinary course of business or where the same could not reasonably be expected to have a FLIR Material Adverse Effect;

  5.7.9 any loan by any of the FLIR Companies to any Person or guaranty by any of the FLIR Companies of any loan, other than advances made in the ordinary course of business and of an amount consistent with past practices;

  5.7.10 any waiver or release of any material right or claim of any of the FLIR Companies, except in the ordinary course of business;

  5.7.11 any commencement or notice or, to the FLIR Companies' Knowledge, threat of commencement of any Proceeding against or investigation of any of the FLIR Companies; or

  5.7.12 any actual or threatened strike or other labor trouble or dispute or claim of wrongful discharge or other unlawful labor practice or action involving any of the FLIR Companies which could reasonably be expected to have a FLIR Material Adverse Effect.

5.8 LITIGATION

  Except as disclosed in Section 5.8 of the FLIR Disclosure Schedule, there is no Proceeding pending or, to the FLIR Companies' Knowledge, threatened against any of the FLIR Companies which, either alone or in the aggregate, could reasonably be expected to have a FLIR Material Adverse Effect, nor is there any Order outstanding against any of the FLIR Companies having, or which in the future could reasonably be expected to have, either alone or in the aggregate, any FLIR Material Adverse Effect.

5.9 TAXES

  5.9.1 The FLIR Companies have accurately prepared and timely filed all material Tax Returns required to be filed with respect to the FLIR Companies at or before the Effective Time and such Tax Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

  5.9.2 The FLIR Companies as of the Effective Time: (i) will have paid all Taxes they are required to pay (including, but not limited to, all estimated Taxes due) with respect to the FLIR Companies prior to the Effective Time and
(ii) will have withheld with respect to the FLIR Companies' employees all Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have a FLIR Material Adverse Effect.

  5.9.3 There is no material Tax deficiency outstanding, proposed in writing or assessed against any of the FLIR Companies that is not reflected as a liability on the most recent balance sheet contained in the FLIR Consolidated Financial Statements nor has any of the FLIR Companies executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

  5.9.4 None of the FLIR Companies has any material liabilities for unpaid Taxes that have not been accrued for or reserved on the FLIR Consolidated Financial Statements, whether asserted or unasserted, contingent or otherwise.

5.10 COMPLIANCE WITH PERMITS, APPLICABLE LAWS AND AGREEMENTS

  5.10.1 To the FLIR Companies' Knowledge, except as disclosed in Section 5.10 of the FLIR Disclosure Schedule, each of the FLIR Companies holds all Permits, the failure of which to hold would have a FLIR Material Adverse Effect (the "FLIR Material Permits"). Each of the FLIR Companies is in compliance with the terms of the FLIR Material Permits, except for such failures to comply which, individually or in the aggregate, would not have a FLIR Material Adverse Effect.

  5.10.2 To the FLIR Companies' Knowledge, except as disclosed in Section 5.10 of the FLIR Disclosure Schedule, the business of the FLIR Companies are being conducted in compliance with all laws, ordinances and regulations of all Governmental Authorities (including, but not limited to, laws pertaining to customs and duties, employment and employment practices, terms and conditions of employment, wages and hours, safety, health, fire prevention and other matters), except for possible violations which individually or in the aggregate do not and would not have a FLIR Material Adverse Effect.

  5.10.3 To the FLIR Companies' Knowledge, except as disclosed in Section 5.10 of the FLIR Disclosure Schedule, none of the FLIR Companies is in default (and not in a circumstance which, with notice or lapse of time, or both, would constitute a default) under any agreement or instrument to which such FLIR Companies is a party, whether or not such default has been waived, except for any such default which, alone or in the aggregate with other such defaults, would not have a FLIR Material Adverse Effect.

  5.10.4 The provisions of this Section shall not be construed or applied to narrow or otherwise restrict the scope of any other representations and warranties in this Article 5.

5.11 EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS

  5.11.1 FLIR has set forth in the FLIR SEC Reports or Section 5.11 of the FLIR Disclosure Schedule all Plans for the benefit of, or relating to, any current or former employee of any of the FLIR Companies or any ERISA Affiliate of any of the FLIR Companies.

  5.11.2 With respect to each such Plan, FLIR has made available to Stockholders, a true and correct copy of (i) the most recent annual report filed with the applicable Governmental Authority, (ii) such Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Plan and
(iv) the most recent actuarial report or valuation relating to such Plan.

  5.11.3 With respect to such Plans, individually and in the aggregate, no event has occurred, and to the FLIR Companies' Knowledge, there exists no condition or set of circumstances in connection with which any of the FLIR Companies could be subject to any liability that is reasonably likely to have a FLIR Material Adverse Effect under ERISA, the Code or any other applicable law.

  5.11.4 With respect to such Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with United States generally accepted accounting principles, on the FLIR Consolidated Financial Statements, which obligations are reasonably expected to have a FLIR Material Adverse Effect.

  5.11.5 Except as disclosed in Section 5.11 of the FLIR Disclosure Schedule, there are no pending petitions for recognition of a labor union, confederation or association as the exclusive bargaining agent for any of the Employees of any of the FLIR Companies; no such petitions have been pending at any time within two years of the date of this Agreement, and, to the FLIR Companies' Knowledge, there has not been any organizing effort by any union, confederation or association or other group seeking to represent any Employees of any of the FLIR Companies as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending or, to FLIR's Knowledge, threatened against any of the FLIR Companies.

  5.11.6 FLIR has performed its duty to inform its employees about the Transaction in accordance with applicable law, if any, concerning the employees' right to participate in the decision making process.

5.12 TITLE TO ASSETS

  Each of the FLIR Companies has good and marketable title to all of its leasehold interests and other assets as described in the most recent balance sheet contained in the FLIR Consolidated Financial Statements, except for such assets that have been disposed of in the ordinary course of business since the date of such balance sheet or report, free and clear of all Liens, except (i) the Lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair any of the FLIR Companies' business operations, or (iii) as otherwise set forth in Section 5.12 of the FLIR Disclosure Schedule, and except for such matters which, individually or in the aggregate, could not reasonably be expected to have a FLIR Material Adverse Effect. All leases under which any of the FLIR Companies lease any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which in the aggregate will not have a FLIR Material Adverse Effect. FLIR does not own any real property, of record or beneficially.

5.13 INTANGIBLE PROPERTY

  5.13.1 The FLIR Companies own, or are licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the FLIR Companies as currently conducted, or proposed to be conducted, the absence of which would be reasonably likely to have a FLIR Material Adverse Effect (the "FLIR Intellectual Property Rights"). Section 5.13 of the FLIR Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks, material to the FLIR Companies' business and included in the FLIR Intellectual Property Rights, including the jurisdictions in which each such FLIR Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which any of the FLIR Companies is a party and pursuant to which any person is authorized to use any FLIR Intellectual Property Rights, and (iii) all material licenses, sublicenses and other agreements as to which any of the FLIR Companies is a party and pursuant to which any of the FLIR Companies is authorized to use any third-party patents, trademarks or copyrights, including software ("FLIR Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product of any of the FLIR Companies that is material to their business.

  5.13.2 None of the FLIR Companies is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the FLIR Intellectual Property Rights or FLIR Third Party Intellectual Property Rights, the breach of which would be reasonably likely to have a FLIR Material Adverse Effect.

  5.13.3 To the FLIR Companies' Knowledge, all patents, registered trademarks, service marks and copyrights held by the FLIR Companies are valid and subsisting. Except as set forth in Section 5.13 of the FLIR Disclosure Schedule, FLIR (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which such infringement would reasonably be expected to have a FLIR Material Adverse Effect.

5.14 ENVIRONMENTAL MATTERS

  5.14.1 To the FLIR Companies' Knowledge, each of the FLIR Companies, and each of such company's assets, properties and operations are now and at all times have been in compliance in all material respects with all applicable Environmental Laws. To the FLIR Companies' Knowledge, there has not been and any Release or threatened Release of any Hazardous Material at, on, under, in, to or from any of the FLIR Companies' Real

Property which relates to such companies operations and activities at such Real Property or otherwise. None of the FLIR Companies has received any notice of alleged, actual or potential responsibility for, or any Proceeding regarding, the presence, Release or threatened Release of any Hazardous Material at any location, whether at the FLIR Companies' Real Property or otherwise, which Hazardous Materials were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the FLIR Companies' Real Property or otherwise.

  5.14.2 None of the FLIR Companies has received any notice of any Proceeding by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Materials at, on, under, in, to or from the FLIR Companies' Real Property or in connection with any operations or activities thereat, or at, on, under, in, to or from any other property. To the FLIR Companies' Knowledge, neither the FLIR Companies' Real Property nor any operations or activities thereat is or has been subject to any Proceeding, Order or Lien relating to any applicable Environmental Laws.

  5.14.3 To the FLIR Companies' Knowledge, there are no underground storage tanks presently located at the FLIR Companies' Real Property and there have been no Releases of any Hazardous Materials from any underground storage tanks or related piping at the FLIR Companies' Real Property. To the FLIR Companies' Knowledge, there are no PCBs located at, on or in the FLIR Companies' Real Property. To the FLIR Companies' Knowledge, there is no asbestos or asbestos-containing material located at, on or in the FLIR Companies' Real Property.

5.15 ABSENCE OF CERTAIN PAYMENTS

  To the FLIR Companies' Knowledge, none of the FLIR Companies nor any of their Employees nor other Persons acting on behalf of the FLIR Companies, or any Affiliate of any of the foregoing, have with respect to the FLIR Companies' businesses, (i) engaged in any activity, prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation or Order of any Governmental Authority or (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority. To the FLIR Companies' Knowledge, none of the FLIR Companies nor any of the FLIR Companies' shareholders, Employees or other Persons acting on behalf of the FLIR Companies, or any Affiliate of any of the foregoing, has accepted or received any unlawful contributions, payments, gifts or expenditures.

5.16 NO BROKER, ETC.

  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of any of the FLIR Companies.

5.17 OTHER NEGOTIATIONS

  Except for the Transaction and as disclosed in the FLIR Disclosure Schedule, there is no existing commitment or offer by FLIR to sell all or any of the FLIR Stock or all or a significant part of the assets of FLIR or to merge or consolidate FLIR with or into any other Person, and there are no pending negotiations for any such sale, exchange, merger or consolidation.

5.18 BUSINESS

  Since December 31, 1996, the business of the FLIR Companies has been conducted in the normal course, consistent with past practices of the FLIR Companies. Without limiting the foregoing, since December 31, 1996, the FLIR Companies have paid in a manner consistent with past practices all liabilities of the FLIR Companies, including, without limitation, all accounts payable.

5.19 SECURITIES ACT REPRESENTATIONS

  FLIR (i) understands that the Target Stock has not been, and will not prior to the Closing be, registered under the Securities Act, or under any state or foreign securities laws (and that the certificates representing the Target Stock may be legended to reflect this), and is being offered and sold in reliance upon federal, state and foreign exemptions for transactions not involving any public offering, (ii) is acquiring the Target Stock solely for its own account for investment purposes, and not with a view to the distribution thereof in violation of the Securities Act, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the AGEMA Companies and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Target Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Target Stock, and (vi) is an Accredited Investor. The foregoing notwithstanding, nothing contained in this Section 5.19 shall limit FLIR's rights with respect to any breach by the Spectra Companies of any representation, warranty or covenant by the Spectra Companies contained in this Agreement, or shall prevent FLIR from enforcing such rights.

5.20 PROXY STATEMENT

  Other than the information supplied by the Spectra Companies in writing specifically for inclusion in the Proxy Statement, the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of FLIR, at the time of the FLIR Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the FLIR Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the FLIR Companies or any of their Affiliates, officers or directors should be discovered by FLIR which should be set forth in a supplement to the Proxy Statement, FLIR shall promptly inform the Spectra Companies.

5.21 NO UNTRUE STATEMENT OR OMISSION

  No representation or warranty made by FLIR contained in this Agreement and no statement of FLIR and/or any Authorized Representative of FLIR contained in this Agreement or the FLIR Disclosure Schedule, contains (or will contain when made) any untrue statement of a material fact or omits (or will omit when made) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were (or will be made), not misleading.

                                   ARTICLE 6

                                  TAX MATTERS

6.1 TAX PAYMENT AND TAX RETURN FILING RESPONSIBILITIES

  6.1.1 Taxes on Exchange and Sale of Companies Stock

  The Spectra Companies shall be solely responsible for, and shall timely pay, all Taxes related to the ownership of the AGEMA Companies Stock at and prior to the Closing and the exchange and transfer, pursuant to this Agreement, of
(i) the European Subsidiaries Stock to AGEMA and (ii) the Target Stock to FLIR, including, without limitation, applicable interest and penalties. Without limiting the foregoing, on or before Closing, the Spectra Companies shall comply with all requirements of applicable Tax treaties, and shall file all forms required to be filed under such Tax treaties, to ensure that no withholding tax is required to be withheld by FLIR, and that no Tax is required to be paid with respect to the delivery of the shares of FLIR Stock to the Stockholders as described in Section 2.5.1 above that would otherwise not be required to be withheld or paid if the Spectra Companies had complied with such tax treaties, and the Spectra Companies shall be solely responsible for, and shall timely pay, all such Taxes and withholding taxes, including, without limitation, applicable interest and penalties.

  6.1.2 FLIR's Tax Return Filing Responsibilities

  (a) FLIR shall be responsible for, and shall timely file, all Tax Returns of the AGEMA Companies that are required to be filed after the Closing Date (taking into account extensions) other than the Tax Returns for which the Spectra Companies are responsible under Section 6.1.3(a).

  (b) With respect to any Tax Return for the AGEMA Companies to be filed by FLIR or the AGEMA Companies for a Taxable Period beginning on or before the Closing Date, FLIR or the AGEMA Companies shall deliver, at least 10 business days prior to the earlier of the actual filing date or the due date for filing of such Tax Return (including extensions), to Spectra a statement setting forth the amount of Tax for which the Spectra Companies are responsible pursuant to this Agreement, and copies of such Tax Return. Spectra shall have the right to review such Tax Return and, in the case of Tax Returns that relate to periods ending on or before the Closing Date, to direct FLIR to make any changes to such Tax Returns for which there is a reasonable basis.

  6.1.3 Spectra Companies' Tax Return Filing Responsibilities

  (a) The Spectra Companies shall be responsible for, shall prepare or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns of the AGEMA Companies that are required to be filed for Taxable Periods ending on or before the Closing Date (taking into account extensions).

  (b) To the extent permitted by law and consistent with the prior year's practice or required by law, the Spectra Companies shall include, or cause to be included, the AGEMA Companies in the Spectra Companies' consolidated income Tax Returns of the Spectra Companies or any of their Affiliates and all other consolidated, combined or unitary Tax Returns for all Taxable Periods of the AGEMA Companies ending on or prior to the Closing Date.

  (c) The Spectra Companies shall deliver to FLIR a copy of each Tax Return prepared by or on behalf of the AGEMA Companies for which the Spectra Companies are responsible to file under this Section 6.1.3 within 10 business days prior to the earlier of the actual filing date or the due date for filing such Tax Return (including extensions). FLIR shall have the right to review each such Tax Return and to direct the Spectra Companies to make any changes to each such Tax Return for which there is a reasonable basis.

  (d) In the case of all Tax Returns for which the Spectra Companies are responsible under Section 6.1.3(a), FLIR shall deliver to the Spectra Companies, at the Spectra Companies' request, a tax information package or pro forma Tax Return consistent with past practices so as to enable the Spectra Companies to prepare such Tax Returns.

6.2 TAX SHARING AND INDEMNIFICATION

  6.2.1 Taxable Periods Ending on or Before the Closing Date

  The Spectra Companies shall be liable for, shall pay or cause to be paid, and shall indemnify and hold the AGEMA Companies, FLIR and FLIR's Tax Affiliates, and all of their respective directors, officers, employees and agents, harmless from: (a) any unpaid or unaccrued Taxes (including, but not limited to, estimated Taxes due) with respect to the AGEMA Companies for any Tax Period ending on or before the Closing Date; (b) that portion of the Spectra Companies' liability determined under Section 6.2.3; and (c) the AGEMA Companies' inclusion in any consolidated, combined, or unitary Tax Return (including, but not limited to, any liability of any Tax Affiliate for any Tax Period ending on or before the Closing Date).

  6.2.2 Taxable Periods Commencing after the Closing Date

  FLIR shall be liable for, shall pay or cause to be paid, and shall indemnify and hold the Spectra Companies, all Tax Affiliates of the Spectra Companies, and their respective directors, officers, employees and agents, harmless from:
(a) Taxes with respect to the AGEMA Companies for any Taxable Period commencing after the Closing Date (excluding any income Taxes with respect to actual or deemed dividends or distributions by FLIR to its shareholders occurring or deemed to have occurred in the ordinary course of business after the Closing Date and not as a consequence of the Transaction); (b) that portion of FLIR's liability determined under

Section 6.2.3; and (c) any Taxes attributable to transactions that occur or are deemed to occur on the Closing Date and that arise on account of actions (including Tax elections, such as elections under Section 338 of the Code) taken or caused to be taken by FLIR other than those Taxes which are contemplated by operation of Section 6.1.1.

  6.2.3 Taxable Periods Commencing before the Closing Date and Ending After the Closing Date

  The AGEMA Companies shall close their books and records as of the Effective Time. The Spectra Companies and FLIR will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to close the Taxable Periods of the AGEMA Companies as of the Effective Time (or, as of the Closing Date if a Taxable Period is not permitted to be closed as of the Effective Time). In any case where applicable law does not permit the AGEMA Companies to close their Taxable Period as of the Effective Time (or as of the Closing Date), Taxes for such Taxable Periods shall be allocated between the Spectra Companies and FLIR as follows: (a) with respect to Taxes based on income, in accordance with taxable income and losses of the AGEMA Companies, as applicable, for such portions of such period as determined from the AGEMA Companies' books and records, (b) with respect to Taxes based on sales or similar transactions, in accordance with the sales by the AGEMA Companies for such portions of such period as determined from the AGEMA Companies books and records, determined in accordance with applicable tax law, (c) with respect to ad valorem Taxes, based on the number of days in the applicable Tax Period that the asset was owned by the AGEMA Companies before the Effective Time and after the Effective Time and (d) with respect to any other Taxes not described in (a), (b) or (c) above, based on a method mutually acceptable to the Spectra Companies and FLIR.

6.3 TAX SHARING AGREEMENTS

  All Tax sharing agreements and similar agreements (other than the provisions of this Agreement) between the AGEMA Companies, on the one hand, and the Spectra Companies and/or the Spectra Companies' Tax Affiliates (other than the AGEMA Companies), on the other hand, shall be terminated as of the Closing Date, and there will be no liability to the AGEMA Companies or FLIR under any such agreement following the Closing Date.

6.4 NET OPERATING LOSS CARRYFORWARD

  Any net operating losses of the AGEMA Companies not utilized by the Spectra Companies in filing their consolidated income Tax Returns for any Taxable Periods ending on, or including, the Closing Date shall be retained by the AGEMA Companies to the extent allowed under applicable law. The Spectra Companies shall make available to FLIR prior to the Closing Date all relevant schedules and worksheets which calculate any net operating losses attributable to the AGEMA Companies during any Period for which the Spectra Companies have filed a consolidated Tax Return which included any of the AGEMA Companies.

6.5 COOPERATION

  The Spectra Companies and FLIR shall reasonably cooperate, and shall cause their respective Tax Affiliates, officers, employees, agents, auditors, and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Taxable Periods relating to Taxes.

                                   ARTICLE 7

                      ADDITIONAL AGREEMENTS AND COVENANTS

7.1 CONDUCT OF BUSINESS OF FLIR AND THE AGEMA COMPANIES

  During the period from the date of this Agreement to the Closing Date, FLIR shall and shall cause the FLIR Subsidiaries to comply, and the Spectra Companies shall cause the AGEMA Companies to comply, fully with each of the covenants set forth in this Section 7.1:

  7.1.1 Each of the FLIR Companies and the AGEMA Companies will: (i) conduct its operations in compliance with all applicable laws and according to its ordinary course of business consistent with past practice, (ii) not enter into any material transaction other than in the ordinary course of business consistent with past practice, (iii) with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its assets and current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Closing Date, and (iv) subject to applicable law, consult with the other parties hereto on a regular basis concerning the management of its assets, properties and business generally, any material new contracts, agreements, commitments or transactions proposed to be entered into or employees proposed to be engaged in by it and any other material developments relating to its assets, properties or business.

  7.1.2 Except as otherwise permitted in this Agreement, prior to the Closing Date, none of the FLIR Companies or the AGEMA Companies will, without the prior written consent of the other parties hereto:

    (i) Issue, deliver, sell, dispose or, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (a) any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible, into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock (provided, however, that FLIR shall not be prohibited from issuing shares of its capital stock upon the exercise of stock options outstanding under its stock option plans or from granting additional stock options under existing stock option plans in amounts consistent with past practices) or (b) any other securities in respect of, in lieu of or in substitution for any shares of its capital stock outstanding on the date hereof;

    (ii) Redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

    (iii) Split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such;

    (iv) (a) Grant any increases in the compensation of any of its directors, officers or Employees, (b) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any Plan covering such party as in effect on the date hereof to any such director, officer or Employee, whether past or present, (c) except as otherwise provided herein, enter into any new or amend any existing employment agreement with any such director, officer or Employee, (d) enter into any new or amend any existing severance agreement with any such director, officer or Employee or (e) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Plan covering such party;

    (v) Dispose of, or grant Liens on, any of its assets outside the ordinary course of its business consistent with past practice, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transaction);

    (vi) Make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in, or assets comprising, any business enterprise or operation, or (ii) except in the ordinary course and consistent with past practice, any other assets;

    (vii) Adopt any amendments to its articles of incorporation, bylaws or any other organizational document;

    (viii) Other than borrowings under existing credit facilities, renewals thereof or other borrowings in the ordinary course, incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

    (ix) Engage in the conduct of any business, the nature of which is different than the business such entity is currently engaged in;

    (x) Enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of FLIR or any of the AGEMA Companies;

    (xi) Enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months, except in the ordinary course of business for the distribution of products or the production of inventory; or

    (xii) Authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.2 NOTICE OF BREACH

  Each party to this Agreement shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its Knowledge, impending or threatened occurrence, of any event which would cause any of its representations or warranties to be untrue on the Closing Date or cause a breach of any covenant contained or referenced in this Agreement and will use its best reasonable efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of the Spectra Disclosure Schedule or the FLIR Disclosure Schedule.

7.3 REASONABLE EFFORTS

  Each party shall, and shall use all reasonable efforts to cause their respective Subsidiaries to: (a) seek to make all filings and obtain all Permits and Consents required with respect to the Transaction, and the parties will cooperate with each other with respect thereto; (b) use all reasonable efforts to promptly take, or cause to be taken, all other actions (including but not limited to the execution, delivery and filing of documents) and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article 8 and to consummate and make effective the Transaction on the terms and conditions set forth herein; and (c) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Transaction (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

7.4 OTHER TRANSACTIONS

  Prior to the Closing, none of FLIR, the Spectra Companies, the AGEMA Companies nor any of their respective directors, officers, employees, representatives, agents or Affiliates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any Person (other than the parties hereto) concerning any merger, consolidation, share exchange or similar transaction involving any of the FLIR Companies, the AGEMA Companies, or any purchase of all or a significant portion of the assets of or stock in any of the FLIR Companies or any of the AGEMA Companies, or any other transaction that would involve the transfer or potential transfer of control of any of the FLIR Companies or any of the AGEMA Companies, other than the Transaction. FLIR, the Spectra Companies and the AGEMA Companies will notify the other parties hereto immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, any of the FLIR Companies, the Spectra Companies or the AGEMA Companies. Until the Closing or the termination of this Agreement under Article 9, the parties shall suspend and not resume any discussions or negotiations described above which were initiated prior to the execution of this Agreement.

7.5 ACCESS TO INFORMATION

  Subject to currently existing contractual and legal restrictions applicable to each of the parties (which each of the parties represent and warrant are not material) and upon reasonable notice, each of the parties shall during normal business hours throughout the period prior to the Closing Date or until this Agreement is terminated (a) afford to the other parties' Authorized Representatives access to the properties, books and records (including, without limitation, the work papers of independent accountants of the parties); and (b) furnish promptly to the other parties' Authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any of the respective representations or warranties made by the parties. The use and protection of all information provided by one party to another pursuant to this Section shall be governed by Paragraph 9 of the Letter of Intent dated August 1, 1997 (the "Letter of Intent") among FLIR, Spectra and AGEMA. Section
11.12 of this Agreement notwithstanding, Paragraph 9 of the Letter of Intent shall survive the execution and delivery of this Agreement and shall remain in full force and effect until the Closing. Notwithstanding the foregoing, the Spectra Companies shall be entitled to review all work papers of FLIR's accountants, Price Waterhouse LLP, in connection with the financial statements of FLIR included in the Proxy Statement.

7.6 EMPLOYEE MATTERS

  FLIR intends to review each Plan covering any of the AGEMA Companies or their Employees for compatibility with similar programs maintained by FLIR for its employees. FLIR may decide to have the AGEMA Companies continue in effect, amend, modify or terminate in their entirety any one or more of such Plans, or merge any of such Plans into a comparable program maintained by FLIR and adopted by the AGEMA Companies. Any such amendment, modification or termination shall not deprive any Person who is an Employee of the AGEMA Companies on the Closing Date ("Affected Employee") of any accrued benefit payment to which the Affected Employee has become entitled prior to the Effective Time.

7.7 ACCESS TO RECORDS AND PERSONNEL AFTER CLOSING

  7.7.1 For a period of six (6) years after the Closing Date, the Spectra Companies and the Spectra Companies' Authorized Representatives shall have access to all books and records of the AGEMA Companies, and to all Employees of the AGEMA Companies having knowledge with respect thereto, to the extent that such access may be required in connection with matters relating to matters as to which the Spectra Companies are required to provide indemnification under this Agreement. Such access shall be afforded by FLIR and the AGEMA Companies upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt such parties' normal business operations. The Spectra Companies shall be solely responsible for any costs or expenses incurred by the Spectra Companies pursuant to this Section. If FLIR or the AGEMA Companies shall desire to dispose of any of such books and records prior to the expiration of such six-year period, such party shall, prior to such disposition, give the Spectra Companies a reasonable opportunity, at its expense, to segregate and remove such books and records as the Spectra Companies may select.

  7.7.2 For a period of six (6) years after the Closing Date, FLIR and its Authorized Representatives shall have access to all of the Spectra Companies books and records relating to the AGEMA Companies which the Spectra Companies, or any of its Authorized Representatives, may retain after the Closing Date. Such access shall be afforded by the Spectra Companies and its Authorized Representatives upon receipt of reasonable advance notice and during normal business hours. FLIR shall be solely responsible for any costs and expenses incurred by it pursuant to this Section. If the Spectra Companies shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Spectra Companies shall, prior to such disposition, give FLIR a reasonable opportunity, at FLIR's expense to segregate and remove such books and records as FLIR may select.

7.8 PURCHASES OF FLIR COMMON STOCK

  During the twelve (12) month period following the Closing Date, the Spectra Companies agree that none of the Spectra Companies nor any of their Affiliates shall acquire or agree to acquire any interest in any FLIR Common Stock, other than the acquisition of FLIR Common Stock in connection with (i) a dividend on, subdivision of or other pro rata distribution in respect of, any security issued by FLIR, (ii) a merger, consolidation or other transaction, or (iii) an offering by FLIR to the extent necessary to allow Stockholders to maintain the same percentage ownership in FLIR as Stockholders shall have immediately after delivery to Stockholders of the FLIR Stock as described in
Section 2.5.1.

7.9 DIRECTORS

  Upon consummation of the Transaction, FLIR shall (i) cause one (1) of its existing members of its Board of Directors to resign, (ii) increase the size of such Board to a total of nine (9) members, (iii) appoint Leif Bergstrom to the Board of Directors of FLIR, and (iv) appoint three (3) designees of Spectra to become members of the Board of Directors of FLIR for a term expiring at the next annual meeting of the stockholders of FLIR. Thereafter, FLIR shall use its reasonable best efforts to cause the number of designees of Spectra who are serving on the Board of Directors of FLIR to be maintained at the number described below: (i) three (3) designees if on the date of mailing of the notice for the annual shareholder meeting where such directors shall be up for election and on the date the election is held, Stockholders hold of record and beneficially more than or equal to thirty percent (30%) of the then issued and outstanding shares of FLIR Common Stock, (ii) two (2) designees if on the date of mailing of the notice for the annual shareholder meeting where such directors shall be up for election and on the date the election is held, Stockholders hold of record and beneficially less than thirty percent (30%) but more than or equal to twenty percent (20%) of the then issued and outstanding shares of FLIR Common Stock, and (iii) one (1) designee if on the date of mailing of the notice for the annual shareholder meeting where such directors shall be up for election and on the date the election is held, Stockholders hold of record and beneficially less than twenty percent (20)%) but more than or equal to ten (10%) percent of the then issued and outstanding shares of FLIR Common Stock. If at some point in the future Stockholders hold of record and beneficially less than ten percent (10%) of the then issued and outstanding shares of FLIR Common Stock, Stockholders shall no longer be entitled to the rights described above in this Section. While he remains employed by FLIR as Vice Chairman, FLIR shall use its reasonable best efforts to cause Leif Bergstrom to be appointed to the Board of Directors of FLIR.

7.10 AGEMA AND EUROPEAN SUBSIDIARIES STOCK

  Before Closing, Spectra shall cause Spectra Industri to transfer to Spectra 100% of the issued and outstanding capital stock of AGEMA, so that before and at Closing, Spectra will be the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of AGEMA. Before the Closing, Stockholders shall cause the European Subsidiaries Stock to be transferred to AGEMA, so that before and at Closing, the European Subsidiaries shall be wholly-owned subsidiaries of AGEMA. Before Closing, Spectra shall cause AGEMA to form AGEMA Italy as an Italian corporation and wholly-owned subsidiary of Spectra, into which Spectra shall contribute before Closing those assets and employees necessary to allow AGEMA Italy to conduct the business of design, manufacture and distribution of thermal imaging devices conducted by Spectra in Italy.

7.11 TAX TREATMENT OF EXCHANGE OF AGEMA USA STOCK

  Each party agrees to report the exchange of the AGEMA USA Stock for certain shares of FLIR Stock under Section 2.4 above on all tax returns and other filings as a tax-free reorganization under Section 368(b) of the Code except where, in the opinion of tax counsel to such party, there is not "substantial authority," as defined in Section 6662 of the Code, to support such a position.

7.12 CONFIDENTIALITY

  The Spectra Companies have had access to, and have gained knowledge with respect to the AGEMA Companies, and their trade secrets, financial results and information, processes and techniques, plans, research, designs, concepts, methods of doing business and information concerning customers and suppliers, and other valuable and confidential information, which is not generally known to the public (the "AGEMA Confidential Information"). The parties acknowledge that unauthorized disclosure or misuse of the Confidential Information following the date of this Agreement may cause irreparable damage to FLIR and/or the AGEMA Companies.

The parties also agree that covenants by the Spectra Companies not to make unauthorized disclosures of the AGEMA Confidential Information are essential to the growth and stability of the AGEMA Companies. Accordingly, the Spectra Companies agree that the Spectra Companies shall not use or disclose directly or indirectly or cause or permit to be used or disclosed any AGEMA Confidential Information obtained by the Spectra Companies while they were Affiliates of the AGEMA Companies. Nothing in this Section 7.12 shall prevent the Spectra Companies from using or disclosing any such AGEMA Confidential Information as counsel to the Spectra Companies advises must be used or disclosed in connection with ongoing litigation or pursuant to applicable law, notice of which disclosure shall be promptly delivered to FLIR.

7.13 PROXY STATEMENT

  As promptly as practical after the execution of this Agreement, FLIR and the Spectra Companies shall prepare and FLIR shall file with the SEC the Proxy Statement. FLIR shall make all necessary filings with respect to the Transaction under the Securities Act and the Exchange Act and applicable rules and regulations thereunder.

7.14 STOCKHOLDERS' MEETING

  FLIR shall call a meeting of its stockholders to be held as promptly as practicable after execution of this Agreement, however, in no event later than December 30, 1997, for the purpose of voting upon the issuance of shares of FLIR Stock pursuant to the Transaction.

7.15 HSR ACT FILINGS

  Each of the Spectra Companies and FLIR shall (i) promptly make or cause to be made the filings required of such party or any of its Affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Transaction and the other transactions provided for in this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other material received by such party or any of its Affiliates from the Federal Trade Commission or the Department of Justice or other Governmental Authority in respect of such filings, the Transaction or such other transactions, and
(iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any applicable law with respect to such filing, the Transaction or any such other transaction. Each party shall promptly inform the other party of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings, the Transaction or any such other transactions. Neither party shall participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate.

7.16 TRANSFERRED LIABILITIES

  The following shall constitute Indebtedness or other liabilities of the AGEMA Companies which may remain liabilities of the AGEMA Companies at and after the time of Closing (the "Transferred Liabilities"): (i) Indebtedness owed by AGEMA UK in an aggregate amount not to exceed 500,000 British Pounds;
(ii) an aggregate amount of AGEMA Net Intercompany Indebtedness, and (iii) the aggregate pension liability of AGEMA's PRI--pension plan not to exceed SEK 32,400,000 (the "Pension Liability"). If the AGEMA Net Intercompany Indebtedness at the time of Closing exceeds $1,000,000, then the Spectra Companies shall reimburse the AGEMA Companies fifty percent (50%) of the difference between such excess AGEMA Net Intercompany Indebtedness and $1,000,000, up to an amount not in excess of $1,000,000.

7.17 INTERIM FINANCIAL STATEMENTS

  As soon as practical, the Spectra Companies shall deliver to FLIR year-to-date combined unaudited interim balance sheets of the AGEMA Companies as of, and statements of income, stockholders' equity and cash flows of the AGEMA Companies for the nine-month period ending, September 30, 1997. Upon delivery such interim financial statements shall automatically become and be deemed to be AGEMA Combined Financial Statements for purposes of this Agreement.

7.18 FURTHER ASSURANCES

  Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement (including, but not limited to, obtaining Consents from any Person from whom a Consent is not obtained on or before the Closing).

                                   ARTICLE 8

                             CONDITIONS PRECEDENT

8.1 CONDITIONS TO OBLIGATIONS OF FLIR

  The obligation of FLIR to consummate the Transaction is subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or part by FLIR to the extent permitted by applicable law.

  8.1.1 Representations and Warranties True

  The representations and warranties of the Spectra Companies contained in this Agreement (or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Spectra Companies or the AGEMA Companies pursuant to this Agreement) shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent they relate to the date of this Agreement or any other particular date).

  8.1.2 Performance

  The Spectra Companies and the AGEMA Companies shall have each performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by each such party prior to or at the time of Closing, including, but not limited to, execution and/or delivery of the documents specified in Section 3.2.

  8.1.3 No Material Adverse Change

  There shall have been no changes since the date of this Agreement in the business, operations, prospects, condition (financial or otherwise), properties, assets or liabilities of the AGEMA Companies (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by the Spectra Companies), except changes contemplated by this Agreement and changes in the ordinary course of business which would not be considered to have individually an AGEMA Material Adverse Effect.

  8.1.4 Bring-Down Certificate

  The Spectra Companies shall have delivered to FLIR a certificate, dated the Closing Date, signed by an authorized officer of each of the Spectra Companies, certifying as to the fulfillment of the conditions specified in Sections 8.1.1, 8.1.2 and 8.1.3 ("Spectra's Bring-Down Certificate").

  8.1.5 Corporate Actions

  All action necessary under applicable law, NASD bylaws and rules and the applicable articles of incorporation, bylaws and similar organizational documents to approve the consummation of the Transaction shall have been taken by the Spectra Companies, the AGEMA Companies, and FLIR, including but not limited to the approval of this Agreement and the Transaction and the issuance by FLIR of the shares of FLIR Stock described in Sections 2.1, 2.2, 2.3 and 2.4 by the Board of Directors and shareholders of the Spectra Companies and FLIR.

  8.1.6 No Order or Proceeding

  No Order shall be outstanding, and no Proceeding shall be pending or threatened (which threat (i) shall constitute the recommendation that a Proceeding be commenced (and not the mere request for data) and (ii) shall be immediately communicated to, and is subject to confirmation by, the other party) against any of the FLIR Companies, AGEMA Companies, Spectra Companies or their respective Affiliates, officers, directors or employees which would restrain, prohibit, invalidate or attempt to restrain or enjoin, or materially adversely affect, the Transaction.

  8.1.7 Permits and Consents

  All Permits and Consents, including, but not limited to, all filings with and notifications to all Governmental Authorities, necessary for the consummation by the Spectra Companies and the AGEMA Companies and FLIR of the Transaction, including, but not limited to, those described in Spectra Disclosure Schedule with reference to Section 4.2.6 shall have been obtained or effected, other than routine post closing notifications or filings.

  8.1.8 Termination of All Agreements Between the Spectra Companies and the AGEMA Companies

  Except for those agreements described on Schedule 8.1.8 hereto which shall remain in full force and effect after the Closing, all agreements between or among any of the Spectra Companies or any of their Affiliates (other than the AGEMA Companies), on the one hand, and the AGEMA Companies, on the other hand, including, but not limited to, all tax sharing or tax allocation agreements, all cash pooling agreements and all forward rate agreements, shall have been terminated, and there will be no liability to any party under any such terminated agreements following the Effective Time.

  8.1.9 No Liens or Indebtedness

  Except for the Transferred Liabilities and the other Indebtedness and Liens described on Schedule 8.1.9 hereto, all Liens on the assets of the AGEMA Companies shall be terminated prior to Closing at the expense of the Spectra Companies and at Closing none of the AGEMA Companies shall have any Indebtedness. FLIR shall have received appropriate documentation evidencing such termination, in form and substance satisfactory to FLIR.

  8.1.10 AGEMA Minimum Share Capital

  FLIR shall have received evidence satisfactory to FLIR that the minimum registered share capital of AGEMA has been increased to SEK 100,000 in satisfaction of the requirements under Swedish law.

  8.1.11 Other Agreements and Documents

  FLIR shall have received the agreements and documents described in Section
3.2.

8.2 CONDITIONS TO OBLIGATIONS OF STOCKHOLDERS

  The obligations of Stockholders to consummate the Transaction are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by Stockholders to the extent permitted by applicable law.

  8.2.1 Representations and Warranties True

  The representations and warranties of FLIR contained in this Agreement (or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of FLIR pursuant to this Agreement) shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent they relate to the date of this Agreement or any other particular date).

  8.2.2 Performance

  FLIR shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by FLIR prior to or at the time of the Closing including, but not limited to, execution and/or delivery of the documents specified in
Section 3.3.

  8.2.3 No Material Adverse Change

  There shall have been no changes since the date of this Agreement in the business, operations, prospects, condition (financial or otherwise), properties, assets or liabilities of the FLIR Companies (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by FLIR), except changes contemplated by this Agreement and changes in the ordinary course of business which would not be considered to have individually a FLIR Material Adverse Effect.

  8.2.4 FLIR's Bring-Down Certificate

  FLIR shall have delivered to Stockholders a certificate, dated the Closing Date, signed by an authorized officer of FLIR certifying as to the fulfillment by FLIR of the conditions specified in Sections 8.2.1, 8.2.2 and 8.2.3 ("FLIR's Bring-Down Certificate").

  8.2.5 Corporate Actions

  All action necessary under applicable law, NASD bylaws and rules and the applicable articles of incorporation, bylaws and similar organizational documents to approve the consummation of the Transaction shall have been taken by the Spectra Companies, the AGEMA Companies, and FLIR, including but not limited to the approval of this Agreement and the Transaction and the issuance by FLIR of the shares of FLIR Stock described in Sections 2.1, 2.2, 2.3 and
2.4 by the Board of Directors and shareholders of the Spectra Companies and FLIR.

  8.2.6 No Order or Proceeding

  No Order shall be outstanding, and no Proceeding shall be pending or threatened (which threat (i) shall constitute the recommendation that a Proceeding be commenced (and not the mere request for data) and (ii) shall be immediately communicated to, and is subject to confirmation by, the other party) in writing against any of FLIR, the AGEMA Companies, the Spectra Companies or their respective Affiliates, officers, directors or employees which would restrain, prohibit, invalidate or attempt to restrain or enjoin, or materially adversely affect, the Transaction.

  8.2.7 Permits and Consents

  All Permits and Consents, including, but not limited to, all filings with and notifications to all Governmental Authorities, necessary for the consummation by the Spectra Companies, the AGEMA Companies and FLIR of the Transaction, including, but not limited to, those described in the FLIR Disclosure Schedule with reference to Section 5.2.6 shall have been obtained or effected, other than routine post closing notifications or filings.

  8.2.8 Employment Agreements

  FLIR shall amend the Employment Agreements in a form satisfactory to the Spectra Companies so that the Transaction does not constitute a Change of Control (as defined therein), provided, however, that if the Spectra Companies and their Affiliates ownership of FLIR Stock exceeds forty-five percent (45%) of the total issued and outstanding FLIR Stock at any time as a result of purchases of FLIR Stock by the Spectra Companies or their Affiliates (other than the FLIR Stock issued under Section 2.5 above), such amendment by its terms shall become immediately and automatically null and void.

  8.2.9 Director Resignation

  FLIR shall have received a letter of resignation from one (1) of the members of the Board of Directors of FLIR, such resignation to be effective upon consummation of the Closing.

  8.2.10 Increase in Size of Board

  The Board of Directors of FLIR shall have adopted resolutions increasing the size of such Board from six (6) to nine (9) members and electing to fill vacancies created thereby and pursuant to Section 8.2.9 above with the nominees of Spectra previously provided to the Board, such actions to be effective upon consummation of the Closing.

  8.2.11 Release of Guarantees

  The Spectra Companies and their affiliates shall have received releases, in form and substance satisfactory to the Spectra Companies, releasing such companies and their affiliates from any and all obligations as guarantors under (i) the banking facility with Midland Bank of the United Kingdom and
(ii) AGEMA'S PRI-pension plan; provided, however, that if any of such releases are not obtained by FLIR on or before Closing after the exercise by FLIR of reasonable best efforts to obtain the same, FLIR covenants to obtain such releases within sixty (60) days after the Closing, and FLIR shall indemnify the Spectra Companies and their affiliates for any demand made during such sixty (60) day period for payments with respect to the banking facility with Midland Bank of the United Kingdom or AGEMA'S PRI-pension plan

  8.2.12 Other Agreements and Documents

  Stockholders shall have received the agreements and documents described in
Section 3.3.

                                   ARTICLE 9

                       TERMINATION, AMENDMENT AND WAIVER

9.1 TERMINATION

  This Agreement may be terminated at any time prior to the Closing Date:

  9.1.1 By mutual consent of the Board of Directors of FLIR and the Board of Directors of Spectra;

  9.1.2 By either FLIR or the Spectra if Closing of the Transaction shall not have occurred on or before March 31, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

  9.1.3 By FLIR if any of the conditions specified in Section 8.1 has not been met or waived by FLIR at such time as such condition is no longer capable of satisfaction (provided FLIR is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement, which breach is the direct and proximate cause of the failed condition);

  9.1.4 By Spectra if any of the conditions specified in Section 8.2 has not been met or waived by Stockholders at such time as such condition is no longer capable of satisfaction (provided none of the Spectra Companies is otherwise in material breach of its respective representations, warranties, covenants or agreements under this Agreement, which breach is the direct and proximate cause of the failed condition);

  9.1.5 By FLIR if there has been a material breach on the part of the Spectra Companies of any representation, warranty, covenant or agreement by the Spectra Companies set forth in this Agreement, which breach, if capable of cure, has not been cured within fifteen (15) business days following receipt by Spectra of written notice of such breach;

  9.1.6 By Spectra if there has been a material breach on the part of FLIR of any representation, warranty, covenant or agreement by FLIR set forth in this Agreement, which breach, if capable of cure, has not been cured within fifteen
(15) business days following receipt by FLIR of written notice of such breach;

  9.1.7 By either FLIR or Spectra upon written notice given in compliance with
Section 11.3 below if any Governmental Authority of competent jurisdiction shall have issued a final permanent Order enjoining or otherwise prohibiting the consummation of the Transaction and, in any such case the time for appeal or petition for reconsideration of such Order shall have expired without such appeal or petition being granted.

9.2 EFFECT OF TERMINATION

  In the event of termination of this Agreement by either FLIR or Spectra as provided above, this Agreement shall forthwith become void and, except for termination pursuant to Section 9.1.5 or 9.1.6, there shall be no liability on the part of FLIR or the Spectra Companies or their respective officers or directors; provided that Sections 4.19 and 5.16, the penultimate sentence of
Section 7.5, this Section 9.2 and the provisions of Article 11 shall survive the termination.

9.3 AMENDMENT

  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 WAIVER

  At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any documents delivered pursuant hereto by any other party and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such extension or waiver shall be effective only in the particular instance in which it is given.

                                  ARTICLE 10

                         SURVIVAL AND INDEMNIFICATION

10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

  10.1.1 All representations and warranties by the Spectra Companies contained in this Agreement shall survive the Closing Date for the duration of the Claims Period, except that the representations and warranties in the following Sections shall survive until the expiration of the applicable statue of limitations or for six (6) years from the Closing Date, whichever is longer:
4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8, 4.19 and 4.22.

  10.1.2 All covenants and agreements by the Spectra Companies contained in this Agreement including, without limitation, the indemnification obligations contained in this Article, shall survive the Closing Date until fully performed or discharged.

  10.1.3 All representations and warranties by FLIR contained in this Agreement shall survive the Closing Date for the duration of the Claims Period, except that the representations and warranties in the following Sections shall survive until the expiration of the applicable statute of limitations or for six (6) years from the Closing Date, whichever is longer:
5.1, 5.2, 5.3, 5.4, 5.16 and 5.19.

  10.1.4 All covenants and agreements by FLIR contained in this Agreement including, without limitation, the indemnification obligations contained in this Article, shall survive the Closing Date until fully performed or discharged.

  10.1.5 Any claim by the Spectra Companies, FLIR or the AGEMA Companies with respect to representations, warranties, covenants and agreements must be initiated during the Claims Period or such other applicable period as is specified above in this Section 10.1 by submission of a written demand in accordance with the provisions of Section 10.4.1.

  10.1.6 All statements contained in the Spectra Disclosure Schedule or in any certificate or other instrument delivered by or on behalf of the Spectra Companies pursuant to or in connection with the Transaction shall be deemed representations, warranties and covenants by the Spectra Companies hereunder. All statements contained in the FLIR Disclosure Schedule or in any certificate or other instrument delivered by or on behalf of FLIR pursuant to or in connection with the Transaction shall be deemed representations, warranties and covenants by FLIR hereunder.

10.2 INDEMNIFICATION BY THE SPECTRA COMPANIES

  The Spectra Companies, jointly and severally, hereby agree to defend, indemnify and hold harmless FLIR (before and after the Closing) and the AGEMA Companies (after the Closing) from, against and in respect to any Loss suffered or incurred by FLIR or any of the AGEMA Companies by reason of (i) a breach of any representation or warranty by the Spectra Companies contained in this Agreement, (ii) the nonfulfillment of any covenant or agreement by the Spectra Companies contained in this Agreement, or (iii) any of the matters described in Section 4.11 of the Spectra Disclosure Schedule to the extent that the Losses to FLIR and/or the AGEMA Companies exceed $90,000 in the aggregate, and (iv) all Proceedings incident to any of the foregoing.

10.3 INDEMNIFICATION BY FLIR

  FLIR hereby agrees to defend, indemnify and hold harmless the Spectra Companies (before and after the Closing) from, against and in respect of any Loss suffered or incurred by the Spectra Companies after the Closing by reason of (i) a breach of any representation or warranty by FLIR contained in this Agreement, (ii) the nonfulfillment of any covenant or agreement by FLIR contained in this Agreement, or (iii) any of the matters described in Section
5.8 of the FLIR Disclosure Schedule to the extent that the Losses to the Spectra Companies exceed $90,000 in the aggregate, and (iv) all Proceedings incident to any of the foregoing.

10.4 NOTIFICATION AND DEFENSE OF CLAIMS OR ACTIONS

  10.4.1 As used in this Section, any party seeking indemnification pursuant to this Section is referred to as an "Indemnified Party" and any party from whom indemnification is sought pursuant to this Section is referred to as an "Indemnity Obligor." An Indemnified Person which proposes to assert the right to be indemnified under this Article shall, pursuant to the notice provisions of this Agreement, submit a written demand for indemnification setting forth in summary form the facts as then known which form the basis for the claim for indemnification. The parties agree that, for purposes of indemnification claims arising under this Article after Closing, FLIR shall be authorized to act on behalf of the AGEMA Companies.

  10.4.2 With respect to claims based on actions by third parties, an Indemnified Party shall, within twenty (20) days after the receipt of notice of the commencement of any Proceeding against it in respect of which a claim for indemnification is to be made against an Indemnity Obligor, notify the Indemnity Obligor in writing of the commencement of such Proceeding, enclosing a copy of all papers served; provided, however, that the failure to so notify the Indemnity Obligor of any such Proceeding shall not relieve the Indemnity Obligor from any liability which it may have to the Indemnified Party, except to the extent that the Indemnity Obligor is prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnity Obligor, within twenty
(20) days after receipt by the Indemnified Party, copies of all further notices relating to such claim.

  10.4.3 If a third-party claim is made for which an Indemnified Party is entitled to indemnification pursuant to this Article, the Indemnity Obligor will be entitled to participate in the defense of such claim and, if it so chooses, and provided that it acknowledges its obligation to indemnify the Indemnified Party, to assume primary responsibility for the defense of such claim with counsel selected by the Indemnity Obligor and not reasonably objected to by the Indemnified Party. Should the Indemnity Obligor assume the defense of such claim, the

Indemnity Obligor will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such claim.

  10.4.4 If the Indemnity Obligor assumes the defense of a third-party claim as set forth in Section 10.4.3, then (i) in no event will an Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any such claim without the Indemnity Obligor's prior written consent and (ii) each Indemnified Party shall be entitled to participate in, but not control, the defense of such claim with its own counsel at its own expense. If the Indemnity Obligor does not assume the defense of any such claim, an Indemnified Party may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim, after giving twenty (20) days prior written notice of such settlement to the Indemnity Obligor, on such terms as the Indemnified Party may deem appropriate).

  10.4.5 In the event that any claim for indemnification is made with respect to any third-party claim pursuant to this Article, (i) the party assuming primary responsibility for the defense of such claim shall at all times keep the other party informed as to the status of such claim and (ii) the party not primarily responsible for the defense of such claim shall cooperate fully with the other party in connection with such defense.

10.5 RELIANCE

  No disclosure by any party ("Disclosing Party") to this Agreement nor any investigation made by or in behalf of another party with respect to the Disclosing Party shall be deemed to affect the other party's reliance on the respective representations and warranties contained in this Agreement and shall not effect a waiver of that party's rights to indemnity as herein provided for the breach of any of said representations and warranties; provided, however, to the extent that as a result of any such investigation, an officer or director of the non-Disclosing Party has actual knowledge that any representation or warranty is untrue and the Disclosing Party does not have Knowledge that such representation or warranty is untrue, the Disclosing Party shall have no liability with respect to such breach of representation or warranty.

                                  ARTICLE 11

                              GENERAL PROVISIONS

11.1 EXPENSES

  The AGEMA Companies shall bear all expenses incurred by the AGEMA Companies or the Spectra Companies in connection with the Transaction, including the fees and expenses of any attorneys, accountants, or other Persons engaged by the AGEMA Companies or the Spectra Companies; provided, however, that the Spectra Companies shall bear all brokerage, finder's or other fees or commission or related expenses, if any, incurred by the Spectra Companies or the AGEMA Companies, including the fees and expenses of any broker, finder or investment banker engaged by the Spectra Companies or the AGEMA Companies. FLIR shall bear all expenses incurred by FLIR in connection with the Transaction, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by FLIR.

11.2 PUBLIC ANNOUNCEMENTS

  No announcement, discussion, press release or other publication of this Agreement or the negotiations and discussions among the Spectra Companies, the AGEMA Companies and FLIR may be made or issued by one party without the written authorization of the other party, except that each party may seek the advice of its counsel, accountants and other advisors with respect thereto. Notwithstanding the foregoing, Neither Spectra nor FLIR shall be prohibited from making any disclosure which is required in order to fulfill the disclosure obligations imposed upon it by applicable law. If either party proposes to make such disclosure, it will first notify the other party in writing and both parties will use their best efforts to reach agreement on the form and substance of the disclosure to be made. If the Closing does not occur, the obligations of the parties under this Section 11.2 shall be binding upon the parties and remain in effect for a period of six (6) months following termination of this Agreement. The Spectra Companies and FLIR are aware and will advise their respective Affiliates and representatives who are informed of the matters that are the subject of this Agreement of the restrictions imposed by the United States and Swedish securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other Person when it is reasonably foreseeable that such other Person is likely to purchase or sell such securities in reliance upon such information.

11.3 NOTICES, ETC.

  All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

   If to the Spectra Companies:             With a Copy to:

   Spectra-Physics AB                       Dechert Price & Rhoads 4000 Bell
   Box 5226                                 Atlantic Towers 1717 Arch Street
   S-102 45                                 Philadelphia, PA 19103
   Stockholm, Sweden                        Attn: Christopher G. Karras
   Attn: Lars Spongberg                     Telephone: 215-994-2412
   Telephone: 46-8-783 07 25                Facsimile: 215-994-2222
   Facsimile: 46-8-660 92 26


   If to FLIR (and the AGEMA
   Companies after Closing):                With a Copy to:

   James A. Fitzhenry                       Gregory E. Struxness Ater Wynne
   Vice President                           Hewitt Dodson & Skerritt 222
    and General Counsel                     S.W. Columbia, Suite 1800
   FLIR Systems, Inc.                       Portland, OR 97201
   16505 S.W. 72nd Avenue                   Telephone: (503) 226-1191
   Portland, OR 97224                       Facsimile: (503) 226-0079
   Telephone: (503) 684-3731
   Facsimile: (503) 684-4188

or to such other address as such party shall have designated by notice so given to each other party.

11.4 ATTORNEYS' FEES

  If a Proceeding is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees incurred in connection with such Proceeding as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

11.5 SEVERABILITY

  If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

11.6 REMEDIES

  11.6.1 In addition to any other remedies which FLIR may have at law or in equity, including money damages, the Spectra Companies hereby agree that FLIR shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the Spectra Companies, as the case may be, and that subject to any provisions of this Agreement relating to venue, FLIR shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

  11.6.2 In addition to any other remedies which the Spectra Companies, and the AGEMA Companies (prior to Closing), may have at law or in equity, including money damages, FLIR hereby agree that the Spectra Companies, and the AGEMA Companies (prior to Closing), shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by FLIR, and that subject to any provisions of this Agreement relating to venue, the Spectra Companies, and the AGEMA Companies (prior to Closing), shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

  11.6.3 Except as expressly provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power of remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

11.7 NO THIRD-PARTY BENEFICIARIES

  Subject to Section 11.10.2 below, this Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto other than the AGEMA Companies, which shall have the right to enforce the provisions of Article 10 as if they were parties hereto.

11.8 GOVERNING LAW

  This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Oregon, without regard to principles of conflict of laws.

11.9 JURISDICTION

  Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Washington or, if such court does not have jurisdiction over such matter, to the applicable state court in King County, Washington, in any Proceeding arising in connection with this Agreement and agrees that any such Proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or the State of Oregon other than for such purpose. Each party hereto consents to service of process in any Proceeding through the procedures provided for notice in this Agreement.

11.10 ASSIGNMENT AND BINDING EFFECT

  11.10.1 The Spectra Companies, the AGEMA Companies and FLIR shall not assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by the Spectra Companies, the AGEMA Companies or FLIR of its respective rights or obligations under this Agreement, whether before or after the Closing, release the Spectra Companies, the AGEMA Companies or FLIR from its respective liabilities and obligations hereunder.

  11.10.2 Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns.

11.11 JOINT AND SEVERAL OBLIGATIONS

  Each of the obligations and liabilities of the Spectra Companies and/or Stockholders under this Agreement shall be joint and several obligations of all of the Spectra Companies.

11.12 ENTIRE AGREEMENT

  This Agreement (including the exhibits and schedules hereto and the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the Confidentiality Agreement).

11.13 COUNTERPARTS

  This Agreement may be executed in any number of counterparts (including counterparts delivered by facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.

  IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

  FLIR:                                   FLIR SYSTEMS, INC.

                                                   /s/ Robert P. Daltry
                                          By___________________________________
                                            ROBERT P. DALTRY, Chairman and
                                            Chief Executive Officer

  SPECTRA COMPANIES:                      SPECTRA-PHYSICS AB

                                                    /s/ Lars Spongberg
                                          By___________________________________
                                            LARS SPONGBERG, President and CEO

                                                     /s/ Lennart Rappe
                                          By___________________________________
                                            LENNART RAPPE, Senior Vice
                                            President and Chief Operating
                                            Officer

                                          SPECTRA-PHYSICS HOLDINGS S.A.

                                                     /s/ Erik Aspinal
                                          By___________________________________
                                            ERIK ASPINAL, President and CEO

                                          SPECTRA-PHYSICS HOLDINGS GMBH

                                                     /s/ Lennart Rappe
                                          By___________________________________
                                            LENNART RAPPE, President and CEO

                                          SPECTRA-PHYSICS HOLDINGS PLC

                                                     /s/ Lennart Rappe
                                          By___________________________________
                                            LENNART RAPPE, President and CEO

                                          PHAROS HOLDINGS, INC.

                                                    /s/ John D. Carney
                                          By___________________________________
                                            JOHN D. CARNEY, President and CEO

                                                                     APPENDIX B

September 23, 1997

Board of Directors
FLIR Systems, Inc.
16505 SW 72nd Ave.
Portland, OR 97224

Gentlemen:

  We understand that FLIR Systems, Inc. ("FLIR" or the "Company") intends to enter into a Combination Agreement, substantially similar to the draft dated as of September 22, 1997, (the "Combination Agreement") which provides, among other things, for the acquisition from Spectra-Physics AB ("Spectra-Physics") of Agema Infrared Systems AB, Agema Infrared Systems LTD, Agema Infrared Systems Limited, and Agema Infrared Systems, Inc. (these companies are jointly referred to herein as "Agema" or the "Agema Companies".) Pursuant to the Combination Agreement FLIR will i) issue 4,162,000 shares of its common stock in exchange for all the outstanding stock of each of the Agema Companies; and
ii) assume, subject to a reduction of up to $1.0 million under specified conditions, the outstanding debt of the Agema Companies which stood at $8.3 million as of June 30, 1997 (together referred to herein as the "Transaction"). The terms of the Transaction are set forth more fully in the Combination Agreement. You have requested our opinion as to whether the consideration to be paid by FLIR pursuant to the Combination Agreement is fair, from a financial point of view, to the holders of FLIR common stock.

  In connection with rendering our opinion, Ragen MacKenzie Incorporated ("Ragen MacKenzie") i) reviewed the most current draft of the Combination Agreement; ii) reviewed certain other documents including the Draft Proxy Statement relating to the Special Meeting of Shareholders of FLIR to be held in connection with the Combination Agreement relating to the Combination; iii) reviewed the Annual Reports to Shareholders and the Annual Reports to Shareholders on Form 10-K for the years 1993 through 1996 and certain interim reports to shareholders and Quarterly Reports on Form 10-Q of FLIR; iv) reviewed with the Management of FLIR its operations, historical financial performance, financial condition and future prospects; v) reviewed certain financial results provided by Agema and the Management of Agema and FLIR and certain other relevant financial and operating data of Agema and FLIR made available from the internal records of Agema and FLIR; vi) reviewed certain financial analyses and forecasts for FLIR and Agema prepared by their respective managements; vii) Reviewed share price and trading volume for FLIR's shares from June 22, 1993 to September 12, 1997; viii) reviewed and discussed with FLIR and Agema management analyses and forecasts of certain operating efficiencies and financial synergies expected to be achieved as a result of the Combination; ix) compared certain publicly available financial data of companies whose securities are publicly traded, which Ragen MacKenzie deemed generally comparable to the business of Agema, to similar data for Agema; x) reviewed the financial terms, to the extent publicly available, of certain other business combinations that Ragen MacKenzie deemed generally relevant; and xi) performed and/or considered such other information, financial studies, analyses, inquiries, investigations, market and economic criteria as Ragen MacKenzie deemed appropriate.

  We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility of independent verification of such information. With respect to the financial projections supplied to us, we have assumed, with your permission, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of FLIR and Agema. We have not made, requested or received any independent valuation or appraisal of the assets (including properties and facilities) or liabilities (contingent or otherwise) of FLIR or Agema, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  Our opinion as expressed below does not imply any conclusion as to the likely trading range for FLIR Common Stock following the consummation of the transaction, which may vary depending upon, among other factors, changes in interest rates, exchange rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address FLIR's underlying business decision to effect the Transaction. Our opinion is directed only to the fairness, from a financial point of view, of consideration to be paid by FLIR to Spectra-Physics and does not constitute a recommendation concerning how holders of FLIR Common Stock should vote with respect to the Combination Agreement.

  Ragen MacKenzie, as part of its investment banking business is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations. Ragen MacKenzie makes a market in the securities of FLIR and provides research coverage on FLIR. In the ordinary course of business, we may actively trade the securities of FLIR for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have acted as a financial advisor to FLIR in the preparation of this opinion and will receive a fee for our services upon consummation of the Transaction. In addition, FLIR has agreed to indemnify us to certain liabilities arising out of the rendering of this opinion.

  This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of FLIR and may not be referred to, quoted or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with a Proxy Statement used in connection with the Transaction.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration being paid by FLIR to Spectra-Physics pursuant to the Combination Agreement is fair, from a financial point of view, to the holders of FLIR Common Stock.

Very truly yours,

/s/ Ragen MacKenzie Incorporated
__________________________________
Ragen MacKenzie Incorporated

                                 FLIR SYSTEMS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned shareholder of FLIR Systems, Inc., an Oregon corporation (the "Company"), hereby appoints Robert P. Daltry and J. Kenneth Stringer III, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Special Meeting of Shareholders (the "Special Meeting") to be held at 2:00 p.m. on Monday, December 1, 1997 at the Multnomah Athletic Club, 1849 S.W. Salmon Avenue, Portland, Oregon 97205 and any adjournment or postponements thereof upon the following matters.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned hereby acknowledges receipt of the Company's Proxy Statement and hereby revokes any proxy or proxies previously signed.

   PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE.
                          (continues and to be signed and dated on reverse side)

                                                              Please mark
                                                              your votes  [X]
                                                              as indicated

                                                FOR   AGAINST ABSTAIN
1. The issuance of a total of 4,162,000         [ ]     [ ]     [ ]
   shares of FLIR Common Stock in exchange
   for all of the outstanding shares of
   capital stock of AGEMA Infrared Systems AB, a corporation organized under the laws of Sweden, AGEMA Infrared Systems Limited, a corporation organized under the laws of the United Kingdom, AGEMA Infrared Systems
   Ltd., a corporation organized under the
   laws of Canada, and AGEMA Infrared Systems,
   Inc., a Delaware corporation.

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

                                               ---------------------------------
                                               Typed of Printed name(s)

                                               ---------------------------------
                                               Authorized Signature

                                               ---------------------------------
                                               Title or authority, if applicable

                                               ---------------------------------
                                               Date

                         Please sign exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such person should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators shouls sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

                   If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.